ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CROMPTON CORPORATION

AND

RP PRODUCTS, LLC

Dated as of March 17, 2005

SALE OF REFINED PRODUCTS BUSINESS

i

v

EXHIBITS

Exhibit A	Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Excluded Employees
Exhibit D	Patent Assignment
Exhibit E	Special Warranty Deed
Exhibit F	Trademark Assignment
Exhibit G	Form of Closing Statement
Exhibit H	Summary of Key Terms
Exhibit Netherlands	Dutch Employee Benefit Plans and Arrangements

SCHEDULES

Schedule 1.1A	Calculation Principles
Schedule 1.1B	Crompton Guarantees
Schedule 1.1C	Excluded Real Property
Schedule 1.1D	Permitted Liens
Schedule 1.1E	Purchaser's Knowledge
Schedule 1.1F	Seller's Knowledge
Schedule 1.1G	Shared Contracts
Schedule 1.1H	Transferred IT Assets
Schedule 1.1I	Transferred IT Contracts
Schedule 1.1J	Transferred Owned Real Property
Schedule 1.1K	Transferred Real Property Leases
Schedule 2.1(h)	Catalyst
Schedule 2.2(b)	Personal Property Leases
Schedule 2.2(e)	Other Contracts
Schedule 2.4(n)	Retained Production Assets
Schedule 2.4(o)	Retained Inventory
Schedule 2.5(i)	Petrolia Landfills
Schedule 2.6(d)	Retained Proceedings
Schedule 3.1	Prepay Tolling Amount
Schedule 4.3(a)(i)	Seller Governmental Consents
Schedule 4.3(a)(ii)	Contractual Consents
Schedule 4.4(a)	Financial Statements
Schedule 4.4(b)	No Undisclosed Liabilities
Schedule 4.5	No Adverse Effects or Changes
Schedule 4.6	Title to Assets
Schedule 4.7	Sufficiency of Assets
Schedule 4.8	Real Property
Schedule 4.9	Equipment; Leased Personal Property
Schedule 4.10	Customers and Suppliers
Schedule 4.11	Proceedings
Schedule 4.12(a)	Registered Intellectual Property
Schedule 4.12(b)	Intellectual Property
Schedule 4.12(c)	Licenses Out
Schedule 4.12(d)	Licenses In
Schedule 4.13(a)	Certain Material Contracts
Schedule 4.13(b)	Full Force and Effect of Material Contracts
Schedule 4.14	Permits
Schedule 4.15	Inventory
Schedule 4.16	Employee Benefit Plans
Schedule 4.17	Additional Business Employees
Schedule 4.17(a)	Employment and Labor Matters
Schedule 4.17(b)	Compliance with Employment and Labor Laws
Schedule 4.17(c)	No Material Unfair Labor Practices
Schedule 4.17(d)	No Material Charges or Complaints

Schedule 4.18	Taxes
Schedule 4.19	No Defaults or Violations
Schedule 4.20	Environmental Matters
Schedule 4.20(b)	Environmental Permits
Schedule 4.20(d)	Potential Pre -Closing Offsite Environmental Liabilities
Schedule 4.22	Operation of the Business
Schedule 5.3	Purchaser Consents; Authority
Schedule 6.2	Preservation of Business
Schedule 6.7	Insurance
Schedule 6.11	Competitors
Schedule 7.8	Required Consents

ASSET PURCHASE AND SALE AGREEMENT

     THIS ASSET PURCHASE AND SALE AGREEMENT is made as of the 17th day of March, 2005 by and between RP Products, LLC, a limited liability company organized under the laws of Delaware (the "Purchaser") and Crompton Corporation, a corporation incorporated under the laws of Delaware (the "Seller"). Certain capitalized terms used herein are defined in Article 1.

W I T N E S S E T H:

     WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, certain assets used in the conduct of the Business (as defined below) by the Seller and its Subsidiaries, and the Purchaser desires to assume from the Seller, and the Seller desires to assign to the Purchaser, certain obligations and liabilities relating to the Business, all upon the terms and subject to the conditions contained herein.

     WHEREAS, it is the intention of the Purchaser to form (i) a Dutch Subsidiary (the "Dutch Purchaser Designee") to acquire those Assets (the "Dutch Assets") and assume those Assumed Obligations (the "Dutch Assumed Obligations") related to the Business operated in the Netherlands (the "Dutch Business"), (ii) a U.S. Subsidiary ("U.S. Purchaser Designee") to acquire those Assets (the "U.S. Assets") and assume those Assumed Obligations (the "U.S. Assumed Obligations") related to the Business operated in the United States (the "U.S. Business') and (iii) form other Subsidiaries (the "Other Purchaser Designees" and together with the U.S. Purchaser Designee and the Dutch Purchaser Designee, the "Purchaser Designees") to acquire the Assets (the "Other Assets") and assume the Assumed Obligations related to the Business operated in jurisdictions other than the other United States and the Netherlands (the "Other Assumed Obligations").

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Purchaser and the Seller hereby agree as follows:

ARTICLE 1
DEFINITIONS

     1.1     Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

     "2000 Merger Code" shall mean the resolution of the Social and Economic Council of the Netherlands (Sociaal -Economische Raad, SER) of 17 March 2000 concerning the Merger Code 2000 for the protection of the interests of employees (SER -Besluit Fusiegedragsregels 2000 ter bescherming van de belangen van werknemers).

     "Accounting Firm" shall have the meaning set forth in Section 3.3(c).

     "Acquisition Proposal" shall mean a proposal or offer (other than pursuant to this Agreement) relating to the possible acquisition of all or any material portion of the Business or any of the Assets (other than sales of Inventory in the ordinary course of business), whether by merger, consolidation, or other business combination; provided, however, that such term shall not apply to any such possible acquisition to the extent that such possible acquisition is part of the possible acquisition of the capital stock or all or substantially all of the assets of the Seller (or a Person or Persons that, through any internal reorganization or similar transaction or series of transactions that occur subsequent to the date hereof, holds all of the outstanding equity interests of the Seller) or other change in control of the Seller.

     "Adjusted Purchase Price" shall have the meaning set forth in Section 3.3(f).

     "Adjustment Amount" shall mean the amount, which may be a positive or negative number, equal to (i) the sum of the Inventory Adjustment Amount, the Catalyst and Prepaid Expense Adjustment Amount, and the Deposits and Employee Receivables Adjustment Amount, minus (ii) the sum of the Sick Pay & Vacation Pay Adjustment Amount, the Working Capital Amount, the Petro -Canada Adjustment Amount and the Variance Amount.

     "Affiliate" shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term "control" as used in the preceding sentence shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

     "Agreement" shall mean this Asset Purchase and Sale Agreement, including all Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms, including pursuant to the agreements contemplated by Section 6.23.

     "Allocation Schedule" shall have the meaning set forth in Section 3.4.

     "Amsterdam Facility" shall mean the real property and improvements located at Mainhavenweg 6, Amsterdam, municipality Sloten, section K, numbers 1971, 1972 and 1973.

     "Amsterdam Sale" shall have the meaning set forth in Section 6.28.

     "Amsterdam Supply Agreement" shall mean a supply agreement between Crompton B.V.
and Crompton Europe B.V., on the one hand, and the Purchaser (or the applicable Purchaser Designee), on the other hand, with respect to the manufacture by the Purchaser (or the applicable Purchaser Designee) at the Amsterdam Facility of sodium sulfonates on behalf of Crompton B.V., to be negotiated in accordance with Section 6.3.

     "Assets" shall mean the Purchased Assets, the Transferable Permits and the Purchased Contracts, but excluding the Excluded Assets.

     "Assumed Obligations" shall have the meaning set forth in Section 2.5.

     "Assumption Agreement" shall mean the assumption agreements executed by the Purchaser or those assumption agreements executed by the Dutch Purchaser Designee in respect of the Dutch Assumed Obligations, the U.S. Purchaser Designee in respect of the U.S. Assumed

Obligations or the Other Purchaser Designees in respect of the Other Assumed Obligations in favor of the Seller Parties, substantially in the form set forth in Exhibit A (as any such agreement may be modified for each jurisdiction outside the U.S. to the extent necessary or desirable under the laws of any applicable non -U.S. jurisdiction to give effect to the assumption of liabilities contemplated hereby).

     "Average Inventory Amount" shall mean the average amount of Inventory, calculated using the amounts of Inventory (net of reserves as of the applicable dates) as of the last Business Day of each of the four (4) consecutive fiscal quarters of the Business ended immediately prior to the Closing Date, as determined in accordance with the Calculation Principles.

     "Base Purchase Price" has the meaning set forth in Section 3.1(a).

     "Bill of Sale" shall mean the bill of sale, executed by each of the Seller Parties in favor of the Purchaser (or the applicable Purchaser Designee) in respect of those Assets owned by such Seller Party, substantially in the form set forth in Exhibit B (together with any separate similar agreement to the extent necessary or desirable under the laws of any non -U.S. jurisdiction to give effect to the sale and transfer of assets contemplated hereby).

     "Business" shall mean the business of the Seller and its Subsidiaries of manufacturing, marketing and distributing naphthenic and paraffinic white oils, petrolatums (other than oxidized petrolatums), microcrystalline waxes, cheese waxes, petroleum -based cable filling and flooding compounds, petroleum -based compressor lubricants, petroleum -based refrigeration oils and petroleum -based ink oils, excluding the Excluded Assets and the Retained Obligations.

     "Business Day" shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business.

     "Business Employees" shall mean (i) all employees of the Seller or its Affiliates who are "Active Employees" and who, immediately prior to the Closing Date, work primarily in connection with (A) the Business, (B) the calcium sulfonate, sodium sulfonate or oxidized petrolatum businesses of the Seller and its Affiliates conducted at the Amsterdam Facility or (C) the sodium sulfonate or barium sulfonate businesses of the Seller and its Affiliates conducted at the Petrolia Facility (in each case, other than those employees set forth in Exhibit C), and (ii) such other employees of the Seller or its Affiliates whom the Seller and the Purchaser mutually agree to include on Schedule 4.17. Any Employee who is not a Business Employee solely because such Employee is not an Active Employee as of the Closing shall be referred to as an "Inactive Business Employee". For purposes of this definition, the term "Active Employee" shall mean any employee who is not on an approved leave of absence immediately prior to the Closing Date.

     "Business Material Adverse Effect" shall mean any (i) change in or effect on the financial condition, results of operations (considered on an annualized basis), business or assets and liabilities (taken together) of the Business, taken as a whole, that is material and adverse, but shall exclude any change or effect relating to, arising out of or involving (A) a prospective change arising out of any proposed or adopted legislation, or any other proposal or enactment by any Governmental Authority, (B) general conditions applicable to the economy, financial markets, currency markets or commodity markets, whether foreign, domestic or global, including trade embargoes and changes in interest rates, (C) conditions or effects resulting from the announcement of the existence or terms of this Agreement or the transaction contemplated hereby, (D) conditions affecting the industry of the Business generally, provided that such conditions do not affect the Business to a materially greater extent than other participants in the industry, or (E) the taking of any action permitted by this Agreement or consented to by the Purchaser; or (ii) change or effect that could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

     "Business Portion" shall have the meaning set forth in Section 2.3(b).

     "Calculation Principles" shall mean United States generally accepted accounting principles, except as otherwise set forth in the procedures, assumptions, adjustments and qualifications set forth in Schedule 1.1A.

     "Camphina" shall mean N.V. Handelmaatschappij Camphina.

     "Catalyst" shall mean the nickel -based catalyst used primarily in the Business, as more particularly described on Schedule 2.1(h).

     "Catalyst Amount" shall mean the aggregate amount of Catalyst as of the Closing Date, as determined in accordance with the Calculation Principles.

     "Catalyst and Prepaid Expense Adjustment Amount" shall mean the Prepaid Expense Amount plus the Catalyst Amount minus the average amount of Prepaid Expenses and Catalyst, calculated using the amounts of Prepaid Expenses and Catalyst as of the last Business Day of /each of the four (4) consecutive fiscal quarters of the Business ended immediately prior to the Closing Date, in each case as determined in accordance with the Calculation Principles.

     "Closing" shall mean the consummation of the transactions contemplated herein in accordance with Article 9.

     "Closing Adjustment" shall have the meaning set forth in Section 3.2(a).

     "Closing Date" shall mean the date on which the Closing occurs.

     "Closing Date Inventory Amount" shall mean the aggregate amount of the Inventory as of the Closing Date, net of reserves as of the Closing Date, in each case as determined in accordance with the Calculation Principles.

     "Closing Notice" shall have the meaning set forth in Section 3.2(b).

     "Closing Proration Amount" shall have the meaning set forth in Section 2.7.

     "Closing Statement" shall have the meaning set forth in Section 3.3(a).

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

     "Competing Business" shall have the meaning set forth in Section 6.11(a)(1)(A).

     "Confidential Information" shall have the meaning set forth in Section 6.8(b).

     "Confidentiality Agreement" shall mean the confidentiality agreement dated as of December 16, 2004 by Sun Capital Partners Group, Inc. in favor of the Seller and its respective Affiliates.

     "Consent" shall mean a consent, authorization or approval of a Person, or a filing or registration with a Person.

     "Contract" shall mean a contract, lease, license, sales order, purchase order, indenture, mortgage, note, bond, warrant, instrument or other agreement, arrangement, understanding or commitment, whether or not in written form, that is binding upon a Person or its property.

     "Contractors" shall have the meaning set forth in Section 12.9(a).

      "Contractual Consents" shall have the meaning set forth in Section 4.3(a).

     "Conveyance Documents" shall mean the Contracts to be entered into at the Closing to effect the sale, transfer and conveyance of the Purchased Assets to the Purchaser, including the Assumption Agreement, the Bill of Sale, the Patent Assignment, the Special Warranty Deeds and the Trademark Assignment. The Conveyance Documents executed by a specified person shall be referred to as "such Person's Conveyance Documents," "its Conveyance Documents" or other similar expression.

     "Cost Factor" shall mean the amount computed using the following formula:

((A / B) - 1) * 0.625

where

     A=     the ICIS -LOR Conoco 100 (Group II) GC index on the first Business Day of month during which the Closing occurs; and

     B=    an amount equal to the average of the ICIS -LOR Conoco 100 (Group II) GC index on the last Business Day of each of the four (4) consecutive fiscal quarters of the Business ended immediately prior to the Closing Date.

     "Coverage Period" shall have the meaning set forth in Section 11.4(d).

     "Covered Loss" shall have the meaning set forth in Section 6.7(b).

     "Crompton B.V." shall mean Crompton B.V., a corporation organized under the laws of the Netherlands with corporate seat in Haarlem.

     "Crompton Europe B.V." shall mean Crompton Europe B.V., a corporation organized under the laws of the Netherlands.

     "Crompton Guarantee" shall mean the guarantees, indemnities, performance bonds, letters of credit, deposits or other security or contingent obligations in the nature of financial obligations, including letters of comfort or support, entered into or granted by the Seller or any of its Affiliates that are set forth in Part 2 (Standby Letters of Credit of the Business as of December 31, 2004) of Schedule 1.1B, but, for the avoidance of doubt, shall not include letters of credit with respect to the closed landfills at the Petrolia Facility.

     "Crompton Names" shall mean the business names, brand names, trade names, trademarks, service marks, and domain names "Crompton," "Witco" and "Wit," any business name, brand name, trade name, trademark, service mark and domain name that includes any of the words "Crompton," "Witco," or "Wit," any portion thereof, any and all other derivatives thereof and the Crompton and Witco logos, excluding the trademarks containing the word "Witco" or "Wit" set forth on Schedule 4.12(a).

     "Crompton's Netherlands Obligation" shall have the meaning set forth in Section 2.6(f).

     "Crompton's Petrolia Obligation" shall have the meaning set forth in Section 2.6(e).

     "Decommissioning Costs" shall mean the lesser of (i) 50% of the aggregate costs and expenses incurred in connection with the decommissioning (which shall not include dismantling) of equipment pursuant to the terms of the Amsterdam Production Agreement and the Petrolia Supply Agreements and (ii) $200,000.

     "Deposits and Employee Receivables" shall mean all security deposits and receivables from Transferred Employees and Dutch Employees (as defined in Exhibit Netherlands).

     "Deposits and Employee Receivables Adjustment Amount" shall mean the Deposits and
Employee Receivables Amount minus the average amount of Deposit and Employee Receivables, calculated using the amounts of Deposits and Employee Receivables as of the last Business Day of each of the four (4) consecutive fiscal quarters of the Business ended immediately prior to the Closing Date, in each case as determined in accordance with the Calculation Principles.

     "Deposits and Employee Receivables Amount" shall mean the amount of Deposits and Employee Receivables as of the Closing Date, in each case as determined in accordance with the Calculation Principles.

     "Directing Party" shall have the meaning set forth in Section 12.9(e)(i).

     "Dollars" or numbers preceded by the symbol "$" shall mean amounts in United States dollars.

     "Downstream Product" shall have the meaning set forth in Section 6.11(b)(v).

     "Dutch Assets" shall have the meaning set forth in the recitals.

     "Dutch Assumed Obligations" shall have the meaning set forth in the recitals.

     "Dutch Benefit Plans" shall mean the benefit plans, programs, policies and arrangements relating to Foreign Employees set forth on Exhibit Netherlands.

     "Dutch Business" shall have the meaning set forth in the recitals.

     "Dutch Employee" has the meaning set forth in Exhibit Netherlands.

     "Dutch Employee Claim" has the meaning set forth in Section 12.2(e).

     "Dutch Guarantee Fee" shall have the meaning set forth in Section 6.9(c).

     "Dutch Guarantees" shall have the meaning set forth in Section 6.9(c).

     "Dutch Purchaser Designee" shall have the meaning set forth in the recitals.

     "Dutch Transferred Employee" has the meaning set forth in Section 12.2(e).

     "Employee" shall have the meaning set forth in Section 11.1.

     "Encumbrance" shall mean, with respect to the Transferred Owned Real Property, a Lien, lease, license, covenant, option, restriction, easement, security right, qualitative obligation, special charge, perpetual clause, retention right, personal right of enjoyment, beneficial ownership right, right of way or other encumbrance or title defect.

     "Enforceability Limitations" shall mean limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time in effect or general principles of equity.

     "Environmental Condition" shall mean the presence of any Hazardous Substance at, in, on, under or which is migrating or has migrated from the Transferred Owned Real Property.

     "Environmental Indemnification" shall have the meaning set forth in Section 12.9.

     "Environmental Law" shall mean any Law, as in effect on the date hereof, that imposes liability or standards of conduct concerning, or is designed to regulate the condition of or protect, ambient air, water, surface water, groundwater, land surface, soil, sediment or subsurface strata and natural resources, including Laws relating to the generation, treatment, storage, disposal, cleanup, transport or handling of any Hazardous Substance, and including the Dutch Environmental Management Act (Wet milieubeheer).

     "Environmental Permit" shall mean any Permit required by or pursuant to any applicable Environmental Law.

     "Environmental Tests" shall have the meaning set forth in Section 12.9(e)(iii).

     "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

     "Estimated Adjustment Amount" shall have the meaning set forth in Section 3.2(b).

     "Estimated Closing Statement" shall have the meaning set forth in Section 3.2(b).

     "Evaluation Material" shall have the meaning set forth in Section 13.18.

     "Excess Inventory Amount" shall have the meaning set forth in Section 12.4(c).

     "Excluded Assets" shall have the meaning set forth in Section 2.4.

     "Excluded Buildings" shall mean the buildings and other structures, including the improvements and fixtures located therein or related thereto, known as the Calcium Sulfonate Unit, the Heptane Sulfonic Acid Unit, the Sulfonate Drumming Unit and the Oxpet Unit, in each case located at the Amsterdam Facility.

     "Excluded Real Property" shall mean the real property described in Schedule 1.1C.

     "Excluded Seller Benefit Plan" shall mean any of the following Seller Benefit Plans: (i) Seller's Pension Plan; (ii) any other Seller Benefit Plan that is a "defined benefit plan" (as defined in section 3(35) of ERISA) that is subject to Parts I and IV of ERISA and that is sponsored or maintained by the Seller or any of its ERISA Affiliates; (iii) Seller's ESOP and any other Seller Benefit Plan that is intended to invest primarily in securities of the Seller or any of its ERISA Affiliates; (iv) any Seller Benefit Plan that provides equity -based compensation; and (v) any Seller Benefit Plan that provides post -retirement health, medical, life insurance or other welfare benefits to employees, except to the extent that such benefits are provided pursuant to section 4980B of the Code and sections 601 et seq. of ERISA or similar provisions of applicable state law.

     "Facilities" shall mean the Petrolia Facility and the Netherlands Facilities.

     "Financial Statements" shall have the meaning set forth in Section 4.4(a).

     "Financing Party" shall have the meaning set forth in Section 13.6.

     "Foreign Competition Laws" shall mean any laws, regulations or statutes relating to the regulation of monopolies or competition in any foreign jurisdiction.

     "Foreign Employee" shall mean any Business Employee who is employed by Crompton B.V. or any Affiliate of Crompton B.V. incorporated under the laws of the Netherlands or a predecessor of such an entity or any other Affiliate of the Seller.

     "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

     "Governmental Authority" shall mean any federal, state, provincial, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, provincial, local or foreign government.

     "Governmental Required Consents" shall have the meaning set forth in Section 4.3(a).

     "Group Contract" shall mean any Contract under which (i) the Business and (ii) at least one other business unit of the Seller or any of its Affiliates purchase or sell goods or services on a joint basis or otherwise have rights or obligations.

     "Hazardous Substance" shall mean any waste, material or substance, including any petroleum product or byproduct, or asbestos, that is defined as hazardous or toxic (or words of similar import), or otherwise regulated or controlled, under any applicable Environmental Law.

     "Historical Insurance Policies" shall have the meaning set forth in Section 6.7(a).

     "HSR Act" shall mean the Hart -Scott -Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article 12.

     "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article 12.

     "Information and Records" shall have the meaning set forth in Section 2.1(d).

     "Initial Allocation" shall have the meaning set forth in Section 3.1(a).

     "Intellectual Property" shall mean all intellectual property rights owned by the Seller and its Subsidiaries, whether protected, created or arising under the laws of the United States or any other jurisdiction anywhere in the world, that are primarily related to the Business, including:

     (a)     inventions, patents and patent applications (including all provisionals, reissues, divisions, continuations and continuations -in -part and improvements thereon);

     (b)     copyrights, including registrations and applications therefor, and website content;

     (c)     trademarks, service marks, trade names, trade dress and brand names (whether registered, unregistered or existing at common law), including all goodwill attaching thereto, and all registrations and applications therefor;

     (d)     design and database rights (whether registered, unregistered or existing at common law), including registrations and applications;

     (e)     trade secrets and other rights in know -how or confidential or proprietary information, including processes, formulae, software (object and source code), discoveries,

engineering and other data, specifications and other design, manufacturing, engineering and other technical information;

     (f)     the Seller's and its Subsidiaries' rights under all licenses, agreements or other documents, if any, relating primarily to the Business, under which intellectual property rights were granted to the Seller or its Subsidiaries by a third party or to a third party by the Seller or its Subsidiaries; and

     (g)      all rights the Seller and its Subsidiaries may have to sue for infringement of or interference with property and rights referred to in clauses (a) through (f) of this definition, including actions, damages and remedies relating thereto.

     For purposes of this definition, "primarily related to the Business" shall mean primarily used in, primarily arising from or primarily related to the Business.

     "Inventory" shall mean (i) all supplies, materials and other inventories of raw materials, works -in -progress and finished goods owned by the Seller or any of its Subsidiaries (wherever located) to the extent used in or held for use in the Business, including any inventories on consignment and any inventories located in warehouses or similar facilities, and (ii) the MRO/spare parts located at the Petrolia Facility or any of the Netherlands Facilities, including the PA MRO/Spare Parts.

     "Inventory Adjustment Amount" shall mean the Closing Date Inventory Amount minus the Target Inventory Amount.

     "Jonk B.V." shall mean Jonk B.V., a corporation incorporated under the laws of the Netherlands.

     "Law" shall mean any applicable statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority, including the federal or any state constitution.

     "Leased Real Property" shall have the meaning set forth in Section 4.8(a).

     "Liability" shall mean any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty, or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, known or unknown.

     "LIBOR Rate" shall have the meaning set forth in Section 3.3(f).

     "Lien" shall mean any lien, mortgage, pledge, security interest, adverse claim, attachment, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

     "Loss" or "Losses" shall mean any and all liabilities, damages, awards, judgments, losses, settlement payments, costs and expenses (including reasonable legal, accounting and similar expenses, court costs and other costs of administrative proceedings or litigation), fines or penalties, in each case whether known or unknown, suspected or unsuspected. Notwithstanding anything to the contrary in this Agreement, Losses under this Agreement and any Conveyance Document shall exclude special, incidental, punitive, exemplary or consequential damages and lost profits, except in each case to the extent that such Losses arise from a Third Party Claim.

     "Material Contract" shall have the meaning set forth in Section 4.13(b).

     "Netherlands Facilities" shall mean (i) the Amsterdam Facility and (ii) the real property and improvements located at (a) Wezelstraat 12, Koog aan de Zaan, municipality Koog aan de Zaan, section B, numbers 2316 and 2334 and (b) Spaarndamseweg 466, Haarlem, municipality Schoten, section B, numbers 8565, 8566, 13820, 13824, 13825 and 16735, as well as the quay opposite such property under a lease agreement with the municipality of Haarlem dated July 21, 1989.

     "Netherlands Response Actions" shall mean actions to be undertaken on or after the Closing Date to investigate and/or remediate the Netherlands Facilities required by a Governmental Authority pursuant to Environmental Law.

     "Netherlands Response Action Costs" shall mean costs and expenses incurred in connection with the Netherlands Response Actions, including: costs and expenses of environmental consultants; costs and expenses of treating and disposing of Hazardous Substances; costs and expenses of conducting sampling and monitoring; and reimbursements of costs and expenses incurred by any Governmental Authority relating to any of the foregoing. Netherlands Response Action Costs shall not include costs and expenses associated with (i) testing, cleaning, emptying, repairing, replacing or taking any similar action with respect to any fixed assets, fixtures, buildings, plants, or equipment located at the Netherlands Facilities, including any repair, encapsulation, maintenance or abatement of asbestos -containing materials; (ii) compliance with Environmental Laws relating to the ongoing operation of the Business; (iii) internal personnel costs for overseeing the Netherlands Response Actions; or (iv) costs associated with the temporary shutdown of portions of any Netherlands Facility for purposes of conducting the Netherlands Response Actions.

     "Non -Business Portion" shall have the meaning set forth in Section 2.3(b).

     "Notice of Acceptance" shall have the meaning set forth in Section 3.3(b)(i).

     "Notice of Disagreement" shall have the meaning set forth in Section 3.3(b)(ii).

     "Oral or Missing Contract" shall have the meaning set forth in Section 4.13(b).

     "Other Assets" shall have the meaning set forth in the recitals.

     "Other Assumed Obligations" shall have the meaning set forth in the recitals.

     "Other Claims" shall mean any non -governmental Proceeding of any nature (except any Proceeding brought by the Purchaser or any subsequent owner or operator) relating to the Business or Assets, arising from or relating to any alleged Release of any Hazardous Substance, and whether arising under tort, contract, equity, statute or otherwise, except to the extent the relief sought duplicates all or a portion of the Petrolia Response Actions or the Netherlands Response Actions.

     "Other Crompton Business" shall mean any business of the Seller or any of its Affiliates other than the Business.

     "Other Party" shall have the meaning set forth in Section 12.9(e)(i).

     "Other Purchaser Designees" shall have the meaning set forth in the recitals.

     "PADEP" has the meaning set forth in Section 2.5(i).

     "PA MRO/Spare Parts" shall mean the MRO/spare parts located at the Petrolia Facility or any of the Netherlands Facilities that are allocated to the Petroleum Additives Business of the Seller and its Affiliates.

     "Patent Assignment" shall mean the patent assignment by each of the applicable Seller Parties in favor of the Purchaser or the applicable Purchaser Designee substantially in the form of Exhibit D.

     "Pennsylvania Consent Order" shall mean the Consent Order and Agreement dated October 2, 2003 between the Pennsylvania Department of Environmental Protection and Crompton Corporation relating to the Bear Creek Area Chemical Site, as it may be amended from time to time in accordance with its terms, including any amendment entered into pursuant to Section 6.14.

     "Permit" shall mean any permit, license, approval or other authorization required or granted by any Governmental Authority.

     "Permitted Liens" shall mean: (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings for which adequate reserves have been established in accordance with the past practices of the Business; (b) workers', mechanics', materialmen's, repairmen's, suppliers', carriers' or similar Liens arising in the ordinary course of business with respect to obligations that are not yet due and payable or that are being contested in good faith by appropriate Proceedings for which adequate reserves have been established in accordance with GAAP; (c) Liens that, individually or in the aggregate, do not materially impair the value or marketability of the property subject to such Lien or materially interfere with the use and transferability of such property in the conduct of the Business and do not secure indebtedness for borrowed money; (d) Liens that secure obligations that are Assumed Obligations;(e) Liens arising under leases of personal property which leases are Assumed Obligations; and (f) those Liens set forth on Schedule 1.1D.

     "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Governmental Authority or other entity.

     "Petro -Canada Adjustment Amount" shall mean the Petro -Canada Amount minus the average amount of the Petro -Canada Payable, calculated using the amounts of the Petro -Canada Payable as of the last Business Day of each of the four (4) consecutive fiscal quarters of the

Business ended immediately prior to the Closing Date, in each case as determined in accordance with the Calculation Principles.

     "Petro -Canada Agreement" shall mean the Amended and Restated Agreement, dated as of October 22, 1998, by and among Petro -Canada, the Seller (as successor by merger to Witco Corporation) and Crompton Co./ Cie (as successor in interest to Witco Canada).

     "Petro -Canada Amount" shall mean the amount of the Petro -Canada Payable as of the Closing Date, as determined in accordance with the Calculation Principles.

     "Petro -Canada Fire" shall have the meaning set forth in Section 6.20.

     "Petro -Canada Payable" shall have the meaning set forth in Section 2.5(j).

     "Petro -Canada Refunds" shall have the meaning set forth in Section 6.20.

     "Petrolia Facility" shall mean the real property and improvements located at 100 Witco Lane, Petrolia, Pennsylvania 16050.

     "Petrolia Response Actions" shall mean the actions to be undertaken on or after the Closing Date to investigate and/or remediate the Petrolia Facility pursuant to the Pennsylvania Consent Order.

     "Petrolia Response Action Costs" shall mean costs and expenses incurred in connection with the Petrolia Response Actions, including: costs and expenses of environmental consultants; costs and expenses of treating and disposing of Hazardous Substances; costs and expenses of conducting sampling and monitoring; and reimbursements of costs and expenses incurred by any Governmental Authority relating to any of the foregoing. Petrolia Response Action Costs shall not include costs and expenses associated with (i) testing, cleaning, emptying, repairing, replacing or taking any similar action with respect to any fixed assets, fixtures, buildings, plants, or equipment located at the Petrolia Facility, including any repair, encapsulation, maintenance or abatement of asbestos -containing materials; (ii) compliance with Environmental Laws relating to the ongoing operation of the Business; (iii) internal personnel costs for overseeing the Petrolia Response Actions; or (iv) non -material costs associated with the temporary shutdown of portions of the Petrolia Facility for purposes of conducting the Petrolia Response Actions.

     "Petrolia Supply Agreements" shall mean supply agreements, together with any related know -how license, between the Seller and the Purchaser (or the applicable Purchaser Designee) with respect to the manufacture by the Purchaser (or the applicable Purchaser Designee) at the Petrolia Facility of sodium sulfonates and barium sulfonates on behalf of the Seller, to be negotiated in accordance with Section 6.3.

     "Port Authority Letter" shall mean the letter, dated March 8, 2004, from Wim Vlemmix, acting on behalf of the municipality of Amsterdam.

     "Possible Additional Consents" has the meaning set forth in Section 4.3(a).

     "Post -Closing Adjustment" shall have the meaning set forth in Section 3.3(f).

     "Pre -Closing Offsite Environmental Liability" shall mean any Loss arising out of Environmental Laws, to the extent resulting from the Release of Hazardous Substances from, at or to any property owned by a third party and transported by or on behalf of the Seller prior to the Closing Date to such third party property for the purpose of disposal, storage or treatment.

     "Prepaid Expense Amount" shall mean the aggregate amount of Prepaid Expenses as of the Closing Date, as determined in accordance with the Calculation Principles.

     "Prepaid Expenses" shall mean all prepaid expenses of the Business, including (i) prepaid maintenance and support fees, (ii) prepaid rent, (iii) prepaid license fees and (iv) utilities.

     "Proceeding" shall mean an action, suit or legal, administrative, arbitral or alternative dispute resolution proceeding.

     "Production Agreement" shall mean a production agreement between Crompton B.V. and Crompton Europe B.V., on the one hand, and the Purchaser (or the applicable Purchaser Designee), on the other hand, with respect to the production by the Purchaser (or the applicable Purchaser Designee) of calcium sulfonates and oxidized petrolatums for Crompton B.V., to be negotiated in accordance with Section 6.3.

     "Prohibited Products" shall have the meaning set forth in Section 6.11(a)(i)(A).

     "Proposed Adjustments" shall have the meaning set forth in Section 3.3(b)(ii).

     "Proposed Purchaser" shall have the meaning set forth in Section 12.9(e)(iv).

     "Purchase Price" shall have the meaning set forth in Section 3.1(a).

     "Purchased Assets" shall have the meaning set forth in Section 2.1.

     "Purchased Contracts" shall have the meaning set forth in Section 2.2.

     "Purchaser" shall have the meaning set forth in the Preamble.

     "Purchaser Benefit Plan" shall mean each benefit plan, program, policy, Contract or arrangement maintained or contributed to by the Purchaser or any of its ERISA Affiliates or with respect to which the Purchaser or any of its ERISA Affiliates has any liability, including, but not limited to, any "employee benefit plan" (as defined in section 3(3) of ERISA), any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, or vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to Contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan, and any employment agreement or consulting agreement.

     "Purchaser Designee" shall have the meaning set forth in the recitals.

     "Purchaser Indemnified Party" shall have the meaning set forth in Section 12.2.

     "Purchaser Indemnity Agreement" shall mean an agreement, in form and substance reasonably acceptable to the Seller, pursuant to which the Purchaser agrees to indemnify the Seller Indemnified Parties from and against any and all indemnifiable losses (as determined under the applicable Related Agreement) (other than any Conveyance Document, which the parties acknowledge and agree are the subject of Section 12.2(a) and 12.3(a)), to be negotiated in accordance with Section 6.3.

     "Purchaser's 401(k) Plan" shall have the meaning set forth in Section 11.4(b).

     "Purchaser's Cafeteria Plans" shall have the meaning set forth in Section 11.4(d).

     "Purchaser's knowledge," or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Purchaser, shall mean the actual, direct and personal knowledge of any of the Persons listed on Schedule 1.1E.

     "Purchaser Material Adverse Effect" shall mean any material adverse effect on the ability of the Purchaser and the Purchaser Designees to perform their obligations under this Agreement and the Related Agreements.

     "Purchaser's SAP System" shall have the meaning set forth in Section 7.14.

     "Qualifying Expenses" shall have the meaning set forth in Section 11.4(d).

     "Real Property Leases" shall have the meaning set forth in Section 4.8(a).

     "Rebate Costs" shall have the meaning set forth in Section 6.21.

     "Registered Intellectual Property" shall have the meaning set forth in Section 4.12(a).

     "Regulations" shall have the meaning set forth in Section 5.6.

     "Related Agreement" shall mean any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Purchaser Indemnity Agreement, the Conveyance Documents, the Right of Superficies, the Production Agreement, the Supply Agreements and the Transition Services Agreement. The Related Agreements executed by a specified Person shall be referred to as "such Person's Related Agreements," "its Related Agreements" or other similar expression.

     "Release" shall mean any release, spill, emission, overflow, leaking, pumping, pouring, dumping, emptying, discharge, disposing, deposit, injection, escaping, leaching, seepage, infiltration or migration, whether intentional or accidental, authorized or unauthorized, on or into the environment or into or out of any property.

     "Representatives" shall mean, as to any Person, such Person's Affiliates and its and their directors, officers, members, employees, agents, advisors (including financial advisors, counsel and accountants), shareholders, owners and controlling persons.

     "Required Claims" shall have the meaning set forth in Section 6.7(b).

     "Restricted Period" shall have the meaning set forth in Section 6.11(a).

     "Retained Inventory" shall mean the inventories relating to the Retained Production Assets more particularly described on Schedule 2.4(o).

     "Retained Obligations" shall have the meaning set forth in Section 2.6.

     "Retained Production Assets" shall have the meaning set forth in Section 2.4(n).

     "Right of Superficies" shall mean right of superficies executed by the Purchaser (and the applicable Purchaser Designee) granting to Crompton B.V. certain rights to the real property on which the Excluded Buildings are situated, to be negotiated in accordance with Section 6.3.

     "Seller" shall have the meaning set forth on the Preamble.

     "Seller Benefit Plans" shall have the meaning set forth in Section 4.16(a).

     "Seller Indemnified Party" shall have the meaning set forth in Section 12.3.

     "Seller Material Adverse Effect" shall mean any (i) material adverse effect on the ability of the Seller to perform (and to cause the other Seller Parties to perform) its obligations under this Agreement and the Related Agreements, as applicable, or (ii) change or effect that could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement and the Related Agreements.

     "Seller Party" shall mean, individually, the Seller, Crompton B.V., Crompton Europe B.V., Crompton Corporation S.A. de C.V., a corporation incorporated under the laws of Mexico, Crompton Co./Cie, a corporation incorporated under the laws of Canada, Crompton Ltda., a corporation incorporated under the laws of Brazil, Witco Warmtekracht B.V., a corporation incorporated under the laws of the Netherlands, and Jonk B.V., also in its capacity as contemplated owner of the parcel of land, known as Koog aan de Zaan B 2334, near Wezelstraat 2, Koog aan de Zaan, the Netherlands pursuant to the (re -opening of the) liquidation of Camphina, and the term "Seller Parties" shall mean such entities collectively.

     "Seller's Welfare Plans" shall have the meaning set forth in Section 11.4(c).

     "Seller's 401(k) Plan" shall mean the Crompton Corporation Employee Savings Plan.

     "Seller's Cafeteria Plan" shall have the meaning set forth in Section 11.4(d).

     "Seller's ESOP" shall mean the Crompton Corporation Employee Stock Ownership Plan.

     "Seller's Pension Plan" shall mean the Witco Corporation Retirement Plan.

     "Seller's knowledge," or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Seller or any of its Subsidiaries, shall mean the actual, direct and personal knowledge of any of the Persons listed on Schedule 1.1F; provided, however, that each of such Persons shall also be deemed to have knowledge of a particular fact or matter if a prudent individual would be expected to discover or otherwise become aware of that fact or matter in the course of performing his or her employment duties.

     "Shared Contracts" shall mean those Group Contracts set forth on Schedule 1.1G.

     "Sick Pay & Vacation Pay" shall mean all amounts due Transferred Employees attributable to accrued sick pay and accrued vacation pay.

     "Sick Pay & Vacation Pay Adjustment Amount" shall mean the Sick Pay & Vacation Pay Amount minus the average amount of Sick Pay & Vacation Pay, calculated using the amounts of Sick Pay & Vacation Pay as of the last Business Day of each of the four (4) consecutive fiscal quarters of the Business ended immediately prior to the Closing Date, in each case as determined in accordance with the Calculation Principles.

     "Sick Pay & Vacation Pay Amount" shall mean the amount of Sick Pay & Vacation Pay as of the Closing Date, in each case determined in accordance with the Calculation Principles.

     "Significant Customers" shall have the meaning set forth in Section 4.10.

     "Significant Suppliers" shall have the meaning set forth in Section 4.10.

     "Special Warranty Deeds" shall mean the special warranty deeds, limited warranty deeds, transfers/deeds of land and notarial deeds to be delivered to the Purchaser (or the applicable Purchaser Designee) at the Closing (i) by the Seller with respect to the Petrolia Facility substantially in the form set forth in Exhibit E and (ii) by the applicable Seller Parties for each other Transferred Owned Real Property owned by such Seller Parties, to be negotiated in accordance with Section 6.3.

     "Specified Obligation" means, with respect to any Purchaser Designee, any representation, warranty, covenant or obligation of such Purchaser Designee in this Agreement, any Conveyance Document or any certificate delivered with respect thereto or any representation, warranty, covenant or obligation of the Purchaser in this Agreement, any Conveyance Document or any certificate delivered with respect thereto to the extent it relates to such Purchaser Designee.

     "Specified Responsibility" means, with respect to (i) the Dutch Purchaser Designee, the Dutch Assumed Obligations, (ii) the U.S. Purchaser Designee, the U.S. Assumed Obligations and (iii) each Other Purchaser Designee, the applicable Other Assumed Obligations.

     "Subsequent Transfer Date" shall have the meaning set forth in Section 11.2.

     "Subsidiary" of a Person shall mean any Person controlled by such Person. The term "control" as used in the preceding sentence shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

     "Sulfonate Drumming Facility" shall mean the sulfonate drumming facility located at the Amsterdam Facility.

     "Sulfur Trioxide Costs" shall mean the costs and expenses incurred in connection with the lowest cost alternative capital project sufficient to replace sulfur trioxide delivered to the Amsterdam Facility theretofore delivered over local roads, in the event the transport of sulfur trioxide to the Amsterdam Facility over local roads becomes prohibited by Law within seven (7) years of the Closing, except for the portion of any such costs and expenses attributable to a post - losing increase in the use of sulfur trioxide at the Amsterdam Facility.

     "Summary of Key Terms" shall have the meaning set forth in Section 6.3(a).

     "Supply Agreements" shall mean the Amsterdam Supply Agreement, the Petrolia Supply Agreements and the White Mineral Oil Supply Agreement.

     "Tangible Assets" shall have the meaning set forth in Section 12.4(j).

     "Target Inventory Amount" shall mean the product of (a) the Average Inventory Amount and (b) 50% of the Cost Factor plus one.

     "Tax Return" shall mean any report, declaration, statement, return or other information required to be supplied to a Governmental Authority in connection with any Taxes, including any schedule or attachment thereto and including any amendment thereof.

     "Tax Statute of Limitations Date" shall mean thirty (30) days after the expiration of the applicable statute of limitations with respect to any Tax, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

     "Tax Warranties" shall mean the representations and warranties in Section 4.18.

     "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer (including real estate transfer), fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and Social Security taxes) which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto (or to the nonpayment thereof).

     "Third Party Claim" shall have the meaning set forth in Section 12.6.

     "Title and Authorization Warranty" shall mean a representation or warranty in Section 4.1, 4.2, 4.6, 4.8 (solely to the extent relating to title to the Transferred Owned Real Property), 4.12 (solely to the extent relating to title to the Intellectual Property), 5.1 or 5.2.

     "Trademark Assignment" shall mean the Trademark Assignment by the Seller or any other applicable Seller Party in favor of the Purchaser or the applicable Purchaser Designee substantially in the form of Exhibit F.

     "Transfer Taxes" shall have the meaning set forth in Section 6.10(c).

     "Transferable Permits" shall have the meaning set forth in Section 2.2.

     "Transferred Employee" shall have the meaning set forth in Section 11.2.

     "Transferred IT Assets" shall mean the information technology software and hardware assets of the Seller or its Subsidiaries used or held for use primarily in the Business, including the assets set forth on Schedule 1.1H but excluding all enterprise software of the Seller and its Subsidiaries.

     "Transferred IT Contracts" shall mean (i) all Contracts for the provision of software, systems, networks and services relating to the administration of payroll, employee benefits, financial accounting, tax and other administrative functions that are used primarily in the conduct of the Business and are set forth on Schedule 1.1I and (ii) those certain rights under each Shared Contract set forth on Schedule 1.1G under the heading "Shared IT Contracts," to the extent used primarily in the conduct of the Business.

     "Transferred Owned Real Property" shall mean the real properties described in Schedule 1.1J, together with any and all buildings, fixtures, structures and improvements located thereon.

     "Transferred Real Property" shall mean (i) the Transferred Owned Real Property and (ii) the real property that is subject to the Transferred Real Property Leases.

     "Transferred Real Property Leases" shall mean the real property leases set forth on Schedule 1.1K, and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto.

     "Transition Services Agreement" shall mean the transition services agreement between the Seller and the Purchaser (or the Purchaser Designees), to be negotiated in accordance with Section 6.3.

     "Union Contracts" shall mean each of (i) the Agreement, dated as of April 26, 2002, by and between the Seller and Local Lodge No. 2430 of the International Association of Machinists and Aerospace Workers, AFL -CIO and (ii) the Collectieve Arbeidsovereenkomst voor Witco B.V. (Haarlem) - June 1, 2001 to May 31, 2002, as each such agreement has been amended, supplemented or restated.

     "Unresolved Adjustments" shall have the meaning set forth in Section 3.3(c).

     "UPE" shall have the meaning set forth in Section 5.6.

     "U.S. Assets" shall have the meaning set forth in the recitals.

     "U.S. Assumed Obligations" shall have the meaning set forth in the recitals.

     "U.S. Business" shall have the meaning set forth in the recitals.

     "U.S. Purchaser Designee" shall have the meaning set forth in the recitals.

     "Variance Amount" shall mean $1.85 million.

     "VAT" shall mean shall have the meaning set forth in Section 3.5.

     "VUT" shall mean the Early Retirement Scheme (Vervroegde Uittredingsregeling).

     "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any state or local equivalent.

     "Warranty Cap" shall have the meaning set forth in Section 12.4(b).

     "Warranty Costs" shall have the meaning set forth in Section 6.17.

     "Warranty Obligations" shall have the meaning set forth in Section 6.17.

     "Wells" shall mean the two wells (and associated equipment and real property) owned or leased by the Seller and used to provide process and sanitary water for the Petrolia Facility, known as the "Diana" and "Binker" wells.

     "White Mineral Oil Supply Agreement" shall mean a supply agreement between the Seller and the Purchaser (or the applicable Purchaser Designee) with respect to the manufacture by the Purchaser (or the applicable Purchaser Designee) of Hydrobrite PVC oil, Carnation white mineral oil and Kaydol white mineral oil, in each case on behalf of the Seller, (i) which shall provide (A) that the price to the Seller for any product is equal to the intercompany transfer price of Seller and its Affiliates (adjusted annually by reference to a reasonable index), and (B) for three years of mutual exclusivity (the Seller and its Affiliates as to purchases of the subject oils and Purchaser and its Affiliates as to Hydrobrite PVC oil, Carnation white mineral oil and Kaydol white mineral oil) and (ii) which otherwise shall be negotiated in accordance with Section 6.3.

     "Withheld Contracts" has the meaning set forth in Section 4.13(b).

     "Working Capital Amount" shall mean, as of the Closing Date, (i) the average amount of trade and other receivables of the Business on the last Business Day of each of the four (4) consecutive fiscal quarters ended immediately prior to the Closing Date, in each case as determined in accordance with the Calculation Principles, minus (ii) the average amount of accounts payable and accrued expenses of the Business (excluding Sick & Vacation Pay, the Rebate Costs and the Petro -Canada Payable) of the Business on the last Business Day of each of four (4) consecutive fiscal quarters ended immediately prior the Closing Date, in each case as determined in accordance with the Calculation Principles.

     "Works Council" shall mean the Dutch works council of Crompton B.V.

     "Works Council Clearance" shall have been obtained if the Works Council shall have given: (i) unconditional positive advice with respect to the transactions contemplated by this Agreement; (ii) negative advice or an advice containing conditions with respect to such transactions, provided that the Works Council shall have released Crompton B.V., after having taken a decision that deviates from such advice, from the obligation to suspend the implementation of this Agreement in accordance with section 25.6 of the Act of Works Councils (Wet op de ondernemingsraden) as well as shall have waived its right to appeal; (iii) negative advice with respect to such transactions, provided that the thirty (30) day suspension period after having taken a decision that deviates from such advice shall have elapsed with no legal notification by the Works Council having been taken during such period; (iv) no advice with respect to such transactions, provided that the Works Council shall have released Crompton B.V., after having taken a decision that deviates from such advice, from the obligation to suspend the implementation of this Agreement in accordance with section 25.6 of the Act of Works Councils (Wet op de ondernemingsraden) as well as shall have waived its right to appeal; or (v) no advice with respect to such transactions, provided that the thirty (30) day suspension period after having taken a decision that deviates from such advice shall have elapsed with no legal notification by the Works Council having been taken during such period.

     "Works Councils Act" shall mean the Dutch Works Councils Act (Wet van 28 januari 1971, houdende nieuwe regelen omtrent de medezeggenschap van de werknemers in de onderneming door middel van ondernemingsraden), as amended.

     1.2     Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to this Agreement or any Related Agreement, document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to a "director," in relation to a Dutch entity, means a managing director (bestuurder) and reference to "board of directors" means its managing board (bestuur). Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE 2
SALE AND PURCHASE OF ASSETS;
ASSUMPTION OF ASSUMED OBLIGATIONS

     2.1     Purchase and Sale of Assets. Except as provided in Sections 2.3 and 2.4 and subject to the other terms and conditions of this Agreement, at the Closing, the Seller shall (and shall cause each of the other Seller Parties to) sell, assign, convey, transfer and deliver to the Purchaser or the applicable Purchaser Designee, and the Purchaser shall, and shall cause any such Purchaser Designee to, purchase and acquire from such Seller Party, and take assignment and delivery from such Seller Party of, all of such Seller Party's right, title and interest in and to all of the assets, properties and rights of every kind (real, personal and mixed, tangible and intangible, wherever situated) that are used or held for use primarily in the Business, as the same shall exist on the Closing Date, other than the Excluded Assets (collectively the "Purchased Assets"), free and clear of all Liens and Encumbrances (other than Permitted Liens), including:

             (a)     Transferred Owned Real Property. The Transferred Owned Real Property, together with all rights, privileges, licenses, hereditaments and other appurtenances relating thereto;

             (b)     Equipment. Except for the Retained Production Assets, all equipment, machinery, furniture, furnishings, tooling, dies, spare parts, vehicles, office equipment and supplies, computer hardware and other items of tangible personal property that are owned by the Seller or its Subsidiaries and (i) located at any of the Facilities or (ii) otherwise used or held for use primarily in the conduct of the Business;

             (c)     Inventory. The Inventory;

             (d)     Information and Records. All books, records, files, or papers, whether in hard copy or electronic format, to the extent used or held for use primarily in connection with the Business or arising primarily in respect of the Assets, including invoices, product specifications, advertising materials, cost and pricing information, customer lists, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, test results, training manuals, engineering data, safety and environmental reports and documents, maintenance schedules, operating and production records, order lists, and copies of Tax and financial records and credit records of customers, and, subject to Section 2.4(f) and to the extent permitted by Law, copies of all personnel, employee compensation, medical and benefits and labor relations records relating to Transferred Employees and Foreign Employees (collectively, the "Information and Records"); provided, however, that the Information and Records shall exclude any such records that, as of the Closing Date, are more than ten (10) years old and are not necessary for the ongoing operations of the Business; provided, further, that the Seller Parties shall be entitled to retain copies of any Information and Records subject to the restrictions on use and disclosure set forth in Section 6.8 and Section 6.11;

             (e)     Intellectual Property. The Intellectual Property;

             (f)     Goodwill. All of the customer relationships and related goodwill of the Business (it being understood, for the avoidance of doubt, that such goodwill shall not include any goodwill associated with the Crompton Names or any Other Crompton Business);

             (g)     Transferred IT Assets. The Transferred IT Assets;

             (h)     Catalyst. The Catalyst;

             (i)     Prepaid Expenses. The Prepaid Expenses; and

             (j)     Deposits and Employee Receivables. The Deposits and Employee Receivables.

     2.2     Assignment of Permits and Contracts. Except as provided in Sections 2.3 and 2.4 and subject to the other terms and conditions of this Agreement, at the Closing, the Seller shall (and shall cause each of the other Seller Parties to) assign and transfer to the Purchaser or the applicable Purchaser Designee, and the Purchaser or such applicable Purchaser Designee shall take assignment of, all of such Seller Party's right, title and interest in and to all Permits related primarily to the Business, to the extent such Permits are transferable (collectively, the "Transferable Permits"), and in and to the following Contracts or contractual rights of such Seller Party, to the extent relating to the period subsequent to the Closing (such Contracts and contractual rights, the "Purchased Contracts"), in each case free and clear of all Liens (other than Permitted Liens):

             (a)     Transferred Real Property Leases. The Transferred Real Property Leases;

             (b)     Personal Property Leases. The leases of personal property set forth on Schedule 2.2(b);

             (c)     Petro -Canada Agreement. The Petro -Canada Agreement;

             (d)     Transferred IT Contracts. The Transferred IT Contracts;

             (e)     Other Contracts. Other than Shared Contracts, the Contracts to which the Seller or any of its Subsidiaries is a party that relate primarily to the conduct of the Business, including the Contracts set forth on Schedule 2.2(e) (it being understood that, on the second Business Day prior to Closing, the Seller shall provide the Purchaser with an updated version of Schedule 2.2(e) reflecting the Contracts primarily relating to the Business that were entered into by the Seller or any of its Subsidiaries on or after the date of this Agreement not in violation of Section 6.2 of this Agreement);

             (f)     Shared Contracts. Those rights under the Shared Contracts that relate primarily to the conduct of the Business;

             (g)     Non -Disclosure Obligations. All non -disclosure, confidentiality and similar obligations owed to the Seller or its Subsidiaries to the extent related to the Business, including confidentiality agreements related to the sale of the Business (other than confidentiality agreements related to the sale of the Business the assignment or disclosure of which to the Purchaser would constitute a breach thereof);

             (h)     Claims. All warranty rights and indemnities against third parties, in each case to the extent arising primarily from the conduct of the Business by the Seller or its Subsidiaries or arising primarily in respect of the Assets and not arising under rights of subrogation under a Seller Benefit Plan;

             (i)     Employee Non -Compete and Confidentiality Obligations. All rights with respect to any obligation of any current or former employee owed to the Seller or any of its Subsidiaries to refrain from competing with the Business or to keep information regarding the Business confidential, to the extent such rights are transferable; and

             (j)     Insurance Rights. The insurance rights related to Dutch Employees, as set out in Exhibit Netherlands.

     2.3     Certain Provisions Regarding Assignments Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract to be assigned pursuant to Section 2.2 or any claim, right, benefit or obligation thereunder or resulting therefrom if (i) an assignment or transfer thereof, without the Consent of a third party thereto, would constitute a breach or violation thereof and (ii) such Consent is not obtained at or prior to the Closing.

             (a)     If the Seller and the Purchaser are not successful in obtaining a Consent with respect to any Contract at or prior to the Closing, then until such time as the Consent is obtained, (i) the Seller shall cooperate in any reasonable and lawful arrangements that do not violate the terms of such Contract and that are designed to provide the benefits of such Contract accruing on or after the Closing Date to the Purchaser (or any applicable Purchaser Designee) and that do not obligate any Seller Party to incur any material expense or otherwise take any material actions or measures (such as hiring additional employees) and (ii) to the extent the Purchaser (or any applicable Purchaser Designee) realizes the benefits of such Contract, the Purchaser (or the applicable Purchaser Designee) shall perform at its sole expense the obligations of the applicable Seller Party to be performed after the Closing under the Contract in question. The terms of this Section 2.3(a) shall not apply with respect to Shared Contracts, it being understood that the treatment of Shared Contracts is addressed in Section 2.3(b).

             (b)     Prior to the Closing, the Seller and the Purchaser shall use commercially reasonable efforts to work together (and, if necessary and desirable, to work with the third parties to the Shared Contracts) in an effort to (i) divide, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of the Shared Contracts and (ii) if possible, novate the respective rights and obligations under and in respect of the Shared Contracts, such that, effective as of the Closing, (y) the Purchaser (and any applicable Purchaser Designee) is the beneficiary of the rights and is responsible for the obligations related to that portion of the Shared Contract included in the Purchased Contracts (the "Business Portion") (so that, subsequent to the Closing, the applicable Seller Party shall have no rights or obligations with respect to the Business Portion of the Shared Contract) and (z) the applicable Seller Party is the beneficiary of the rights and is responsible for the obligations related to the Shared Contract other than the Business Portion (the "Non -Business Portion") (so that, subsequent to the Closing, the Purchaser and the Purchaser Designees shall have no rights or obligations with respect to the Non -Business Portion of the Shared Contract). If the applicable parties are not able to enter into an arrangement to formally divide, modify and/or replicate one or more Shared Contracts prior to the Closing as contemplated by the previous sentence, then (i) the Purchaser (and the applicable Purchaser Designee) shall be entitled to the benefits of the Business Portion of any such Shared Contract accruing on or after the Closing Date to the extent (and only to the extent) that the Seller may provide such benefits (y) without violating the terms of such Shared Contract and (z) without incurring any material expense or otherwise taking any material actions or measures (such as hiring additional employees) and (ii) the Purchaser (or the applicable Purchaser Designee) shall perform at its sole expense the obligations of the applicable Seller Party to be performed after the Closing under the Business Portion of such Shared Contract as in effect on the Closing Date and without giving effect to any amendment or extension thereof.

     2.4     Excluded Assets. Notwithstanding the provisions of Sections 2.1 and 2.2, the Seller shall not sell, assign, convey, transfer or deliver (or cause to be sold, assigned, conveyed, transferred or delivered) to the Purchaser or any Purchaser Designee, and the Purchaser and the Purchaser Designees shall not purchase, acquire or take assignment or delivery of, any of the following assets or Contracts, or any right, title or interest therein or thereto (collectively, the "Excluded Assets"):

             (a)     Cash. All cash, certificates of deposit, bank deposits, negotiable instruments, marketable securities and other cash equivalents, together with all accrued but unpaid interest thereon;

             (b)     Accounts Receivable. All accounts and notes receivable of any kind;

             (c)     Crompton Names. The Crompton Names and all goodwill associated therewith, except to the extent of the limited license provided in Section 6.4;

             (d)     Tax Refunds; Tax Returns. All claims for and rights to receive refunds, rebates, or similar payments of Taxes to the extent such Taxes were paid by or on behalf of the Seller or any Affiliates of the Seller, all Tax Returns, and all notes, worksheets, files or documents relating thereto;

             (e)     Corporate Records. All minute books and stock ledgers of the Seller or any of its Affiliates, whether in hard copy or electronic format;

             (f)     Employee Records. All personnel, employee compensation, medical and benefits and labor relations records relating to employees or past employees of the Seller or any of its Affiliates (other than Foreign Employees), whether in hard copy or electronic format; provided, however, that the Seller shall provide to the Purchaser copies of such records for employees who are Transferred Employees upon a showing of employee consent to such provision;

             (g)     Other Records. All books and records not transferred pursuant to Section 2.1(d), including financial records, in each case whether in hard copy or electronic format;

             (h)     Sale Documents. Except as otherwise provided in Section 2.2(g), all books and records prepared or received in connection with the proposed sale of the Business, including offers received from prospective purchasers, and the right, title and interest of the Seller under this Agreement;

             (i)     Group Contracts. All Group Contracts, other than the rights with respect to the respective Business Portions of the Shared Contracts contemplated by Sections 2.2(f) and 2.3(b);

             (j)     Disposed Assets. All assets sold or otherwise disposed of, and rights expiring or terminated, in the ordinary course of business and not in violation of this Agreement during the period from the date of this Agreement until the Closing Date;

             (k)     Insurance. Except as provided in Section 2.2(j) or Section 6.7, any insurance policies or insurance coverage relating to the Assets or the Business;

             (l)     Intercompany Agreements. All Contracts between any Seller Party (on the one hand) and any Affiliate of any Seller Party (on the other hand) other than such Contracts entered into in the ordinary course of business;

             (m)     Retained Intellectual Property. All right, title and interest in or to any intellectual property or other intangible property or right owned by, or leased or licensed to, the Seller or any Affiliate of the Seller that is not primarily related to the Business;

             (n)     Retained Production Assets. The Excluded Real Property, the Excluded Buildings and the equipment, machinery, furnishings, tooling, dies, vehicles, office equipment, technical drawings, designs, documents, plans or other records primarily used or held for use in the manufacture of oxidized petrolatums, sulfonic acid and calcium sulfonates and located at the Amsterdam Facility, or primarily used or held for use in the Sulfonate Drumming Facility, including those listed on Schedule 2.4(n), and all intellectual property primarily used or held for use in the manufacture of oxidized petrolatums, heptane sulfonic acid, calcium sulfonates, barium sulfonates or sodium sulfonates, wherever used (collectively, the "Retained Production Assets");

             (o)     Retained Inventory. The Retained Inventory;

             (p)     Non -Disclosure Obligations. All non -disclosure, confidentiality and similar rights or obligations to the extent related to any Other Crompton Business;

             (q)     Employee Non -Compete Obligations. All rights with respect to any obligation of any Employee to refrain from competing with any Other Crompton Business; and

             (r)     The Wells. The Wells, subject to Section 6.29.

None of the Excluded Assets shall be included in the term "Assets," "Purchased Contracts," "Transferable Permits" or any other term defined in Sections 2.1 or 2.2.

     2.5     Assumed Obligations. At the Closing, the Purchaser or each of the Purchaser Designees shall assume, and shall agree to pay, perform and discharge when due, the following Liabilities of the Seller and its Subsidiaries, and no others (the "Assumed Obligations") (it being understood that each Purchaser Designee's obligation to assume Liabilities under this Section 2.5 shall be limited to its Specified Responsibility).

             (a)     Purchased Contracts. All Liabilities under the Purchased Contracts, including the Business Portion of the Shared Contracts, relating to the period subsequent to the Closing, other than, except as provided in Section 2.5(c), any Liabilities arising out of any breach by the Seller or any of its Subsidiaries of any provision of any Purchased Contract, including Liability for breach or misfeasance or under any other theory relating to the Seller's or any of its Subsidiaries' conduct prior to the Closing;

             (b)     Customer Rebates. Subject to Section 6.21, all Liabilities for customer rebates payable to customers of the Business resulting from purchases of products from the Business;

             (c)     Product Claims. All Liabilities arising with respect to the products of the Business delivered by or on behalf of the Purchaser or the Purchaser Designees on or after the Closing Date (regardless of when such product was sold) whether arising under warranty, contract, equity, tort, strict liability, product liability, statute or otherwise;

             (d)     Employee and Benefit Obligations. All Liabilities to or with respect to the Business Employees and all Liabilities under or with respect to employee benefit plans, programs, policies and arrangements, in each case to the extent arising on or after the Closing Date and to the extent set forth in Article 11 or Exhibit Netherlands;

             (e)     Permits. All Liabilities under the Transferable Permits relating to the period subsequent to the Closing;

             (f)     Union Contracts. The Liabilities of the Seller and any of its Subsidiaries under the Union Contracts, relating to the period subsequent to the Closing, other than any Liabilities due to any breach by the Seller or any of its Subsidiaries prior to the Closing of any provision of any Union Contract;

             (g)     Netherlands Response Actions. Except for Crompton's Netherlands Obligation, the Liabilities regarding the Netherlands Response Actions;

             (h)     Petrolia Response Actions. Except for Crompton's Petrolia Obligation, the Liabilities regarding the Petrolia Response Actions, as stated under Sections 6.14 and 12.9;

             (i)     Petrolia Landfills. The Liabilities of the Seller relating to maintenance and monitoring and financial assurance with respect to the operating landfill at the Petrolia Facility, the interest costs associated with maintaining the Seller's letters of credit with respect to the closed landfills at the Petrolia Facility, as listed on Schedule 2.5(i), the mowing of the closed landfill caps at the Petrolia Facility and the maintenance of the closed landfills after monitoring obligations regarding those landfills is terminated by the Pennsylvania Department of Environmental Protection ("PADEP"); provided, however, that the Purchaser shall not assume, and the Seller shall remain the obligor with respect to, such letters of credit on the closed landfills as provided in Section 6.9(b); and

             (j)     Petro -Canada Payable. Any Liabilities with respect to accounts payable of the Business under the Petro -Canada Agreement as of the Closing other than for breach, late payment or other penalties thereunder (the "Petro -Canada Payable").

     2.6     Retained Obligations. Notwithstanding any other provision of this Agreement, other than the Assumed Obligations, the Purchaser and its Affiliates shall not assume or otherwise be liable or responsible for any Liabilities whatsoever (including Liabilities relating to the conduct of the Business or to the Assets (and the use thereof) at any time prior to the Closing Date), whether relating to or arising out of the Business or the Assets or otherwise (collectively, the "Retained Obligations"). In furtherance of the foregoing and not in limitation thereof, the Retained Obligations shall include the following:

             (a)     Taxes. Any Liabilities for Taxes imposed on or relating to the Business or the Assets for any taxable period or portion thereof ending on or before the Closing Date, and any Liabilities for Taxes imposed on or relating to the Seller or any of its Subsidiaries for any period, except that Taxes governed by Sections 6.10(b) and 6.10(c) shall be allocated between the Seller and the Purchaser as set forth therein;

             (b)     Accounts Payable. Any Liabilities with respect to accounts payable of the Business as of the Closing (other than the Petro -Canada Payable);

             (c)     Pre -Closing Offsite Environmental Liabilities. Any Pre -Closing Offsite Environmental Liability, except to the extent such matters relate to Liabilities that arise from an arrangement for transportation, treatment or disposal of materials containing Hazardous Substances on or after the Closing Date or to Liabilities addressed in the Pennsylvania Consent Order;

             (d)     Pre -Closing Operation of the Business. Other than Liabilities assumed by the Purchaser and any Purchaser Designees pursuant to Section 2.5 and Liabilities addressed in Section 12.9, all Liabilities arising out of the ownership or operation of the Business or the Assets or any Excluded Asset by the Seller prior to the Closing Date no matter when any such Liability arises, including the litigation matters set forth on Schedule 2.6(d) to the extent arising out of the ownership or operation of the Business or the Assets or any Excluded Asset by the Seller prior to the Closing Date;

             (e)     Petrolia Response Actions. The Seller's share of the Petrolia Response Action Costs pursuant to Section 12.9(a) ("Crompton's Petrolia Obligation");

             (f)     Netherlands Response Actions. The Seller's share of the Netherlands Response Action Costs pursuant to Section 12.9(b) ("Crompton's Netherlands Obligation");

             (g)     Employee Liabilities. All Liabilities to or with respect to all employees and former employees of the Business to the extent arising prior to the Closing and all Liabilities under or with respect to employee benefit plans, programs, policies and arrangements, except as provided in Section 2.5(d), Article 11 or Exhibit Netherlands;

             (h)     Excluded Assets. Any Liabilities to the extent arising out of or related to the Excluded Assets;

             (i)     Product Claims. All Liabilities arising with respect to the products of the Business delivered by or on behalf of the Seller or its Subsidiaries prior to the Closing Date, whether arising under warranty, contract, equity, tort, strict liability, product liability, statute or otherwise;

             (j)     Indebtedness. All Liabilities related to indebtedness for borrowed money of the Seller or its Subsidiaries; and

             (k)     Petrolia Landfills. All Liabilities related to the landfills at the Petrolia Facility, other than the Liabilities specifically assumed by the Purchaser pursuant to Section 2.5(i).

             (l)     Dutch Guarantees. The Dutch Guarantees.

     2.7     Prorations. The Seller and the Purchaser agree that all of the items listed below relating to the Business or the Assets will be prorated as of the Closing Date, with the Seller liable to the extent such items relate to any time period up to and including the Closing Date and the Purchaser or the applicable Purchaser Designee liable to the extent such items relate to periods subsequent to the Closing Date (it being understood that the proration of Taxes is addressed in Section 6.10 and the proration of rebates paid or payable to customers of the Business resulting from purchases of products from the Business is addressed in Section 6.21):

             (a)     the amount of any fees or charges which in any case are payable periodically by the Seller or any of its Subsidiaries with respect to any of the Transferable Permits;

             (b)     the amount of sewer rents and charges for water, electricity and other utilities and fuel; and

             (c)     water board charges (waterschapslasten) and similar costs.

For the avoidance of doubt, no amounts included within the Adjustment Amount shall be included in the prorations made pursuant to this Section 2.7. At least five (5) Business Days prior to Closing, the Seller shall deliver to the Purchaser a written statement setting forth the actual amounts (to the extent available at the Closing Date) in respect of the items described above that are to be prorated (the aggregate of such actual amounts being the "Closing Proration Amount"). On the Closing Date, the Seller or the Purchaser, as applicable, shall pay to the other party the Closing Proration Amount. To the extent that the actual amounts for any items to be prorated are not available at the Closing Date, the proration of such amounts shall be calculated and appropriate adjustments shall be paid by the Seller or the Purchaser, as applicable, as soon as reasonably practicable after the actual amounts become available. The Seller and the Purchaser shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustments and proration calculations made pursuant to this Section 2.7.

ARTICLE 3
PURCHASE PRICE; ADJUSTMENT; ALLOCATION

     3.1     Payment of Purchase Price.

             (a)     In addition to the assumption by the Purchaser or the applicable Purchaser Designees of the Assumed Obligations, the Purchaser shall pay at the Closing, in consideration for the Assets, a purchase price (the "Purchase Price") equal to $80,000,000 minus the Prepay Tolling Amount (as defined in Schedule 3.1) (such amount, the "Base Purchase Price") in cash, or such greater or lesser amount determined as a result of a Closing Adjustment, if any, pursuant to Section 3.2. The Purchase Price shall be initially allocated among the Seller Parties as follows (the "Initial Allocation"):

                     (i)     67.5% shall be paid to the Seller; and

                     (ii)    32.5% shall be paid to the Seller, as agent for Crompton B.V., Crompton Corporation S.A. de C.V., Crompton Co./Cie, Crompton Ltda., Witco Warmtekracht B.V. and Jonk B.V., also in its capacity as contemplated owner of the parcel of land, known as Koog aan de Zaan B 2334, near Wezelstraat 2, Koog aan de Zaan, the Netherlands pursuant to the (re -opening of the) liquidation of Camphina.

             (b)     All payments made hereunder shall be made in accordance with Section 13.4 and to such account or accounts as the receiving party shall designate in writing to the paying party not less than three Business Days prior to the Closing Date.

     3.2     Closing Adjustment.

             (a)     The "Closing Adjustment" shall be the amount specified in the Closing Notice and shall be equal to the Estimated Adjustment Amount set forth in the Estimated Closing Statement as finally determined pursuant to Section 3.2(b); provided, however, that if the estimated Inventory Adjustment Amount used to calculate the Estimated Adjustment Amount is positive, then the Inventory Adjustment Amount shall be the lesser of (x) the absolute value of the Inventory Adjustment Amount and (y) $4,000,000, and the Estimated Adjustment Amount shall be calculated using such number. If the Closing Adjustment is a positive amount, then the Purchase Price paid by the Purchaser at Closing shall be increased by the Closing Adjustment. If the Closing Adjustment is a negative amount, then the Purchase Price paid by the Purchaser at Closing shall be decreased by the absolute value of the Closing Adjustment.

             (b)     Not less than five (5) Business Days prior to the anticipated Closing Date, the Seller shall provide the Purchaser with a statement (the "Estimated Closing Statement") setting forth a preliminary estimated determination of the Adjustment Amount (the "Estimated Adjustment Amount") as of the Closing Date, which shall be accompanied by a notice (the "Closing Notice") that sets forth the Seller's determination of the Estimated Adjustment Amount and the cash portion of the Purchase Price payable at the Closing. The Purchaser shall have the right to object to the Seller's estimate of the Adjustment Amount as of the Closing Date set forth in the Estimated Closing Statement by delivering written notice to such effect to the Seller on or prior to the day prior to the Closing Date. If the Purchaser does not provide such notice of objection to the Seller, then the Estimated Adjustment Amount shall be as set forth in the Estimated Closing Statement and the Closing Adjustment shall be based thereon. If the Purchaser provides such notice of objection to the Seller, then the parties shall meet and discuss in good faith in order to agree on the Estimated Adjustment Amount. The Closing shall not occur unless and until the parties agree on the Estimated Closing Amount, provided, however, that the parties' agreement to the Estimated Closing Amount shall not affect the Purchaser's right to deliver a Notice of Disagreement pursuant to Section 3.3(b)(ii).

             (c)     The Estimated Closing Statement shall be prepared in accordance with the Calculation Principles.

     3.3     Purchase Price Adjustment.

             (a)     The Seller shall, as soon as practicable, and in any event no later than ninety (90) days after the Closing Date, (i) prepare the initial draft of a statement (the "Closing Statement") setting forth, as of 12:01 a.m. (central standard time) on the Closing Date, the Closing Date Inventory Amount, the Inventory Adjustment Amount, the Catalyst Amount, the Prepaid Expense Amount, the Catalyst and Prepaid Expense Adjustment Amount, the Deposit and Employee Receivables Amount, the Deposits and Employee Receivables Adjustment Amount, the Working Capital Amount, the Sick Pay & Vacation Pay Amount, the Sick Pay & Vacation Pay Adjustment Amount, the Petro -Canada Amount and the Adjustment Amount and (ii) deliver the same to the Purchaser. In connection with the preparation of the initial draft of the Closing Statement, on the Closing Date (or as soon as reasonably practicable thereafter), the Seller and the Purchaser and their respective independent accountants shall cooperate in taking a physical inventory of the Inventory (other than MRO inventory, with respect to which spot checks on higher value items shall be performed) as of the Closing Date. The form of the Closing Statement and an example of the calculation of the Adjustment Amount is attached hereto as Exhibit G.

             (b)     The Purchaser and its independent accountants shall review the initial draft of the Closing Statement during the sixty (60) day period commencing on the date that the Purchaser receives the initial draft of the Closing Statement. At or prior to the end of such sixty (60) day period, the Purchaser shall either:

                     (i)     deliver a notice to the Seller confirming that no adjustments are proposed by the Purchaser to the initial draft of the Closing Statement or the Seller's calculation of the Adjustment Amount (a "Notice of Acceptance"); or

                     (ii)    deliver a notice to the Seller to the effect that the Purchaser disagrees with the initial draft of the Closing Statement and/or the Seller's calculation of the Adjustment Amount (a "Notice of Disagreement"), specifying the nature of such disagreement and the adjustments that the Purchaser seeks to the initial draft of the Closing Statement and/or the calculation of the Adjustment Amount (collectively, the "Proposed Adjustments").

             (c)     To the extent that there are any Proposed Adjustments, the Seller will, no later than forty five (45) days after receipt of the Proposed Adjustments, notify the Purchaser which of the Proposed Adjustments it accepts and which of the Proposed Adjustments it rejects. The Seller and the Purchaser shall seek in good faith to resolve any differences that remain in relation to the Proposed Adjustments and to reach agreement in writing on any Proposed Adjustments not accepted by the Seller. If any of the Proposed Adjustments are not so resolved (the "Unresolved Adjustments") within thirty (30) days after the Purchaser's receipt of the Seller's notice relating to the Proposed Adjustments, the Unresolved Adjustments may be submitted at the request of either the Seller or the Purchaser to a mutually acceptable internationally recognized independent public accounting firm (the "Accounting Firm") for arbitration. The scope of the review by the Accounting Firm shall be limited to a determination of (i) whether the portions of the initial draft of the Closing Statement and the calculation of the Adjustment Amount related to the Unresolved Adjustments were prepared in accordance with Section 3.3(g) and (ii) based on its determinations of the matters described in clause (i), a final calculation of the Adjustment Amount. The Accounting Firm is not to make or be asked to make any determination other than as set forth in the previous sentence. The Seller and the Purchaser shall use commercially reasonable efforts to cause the Accounting Firm to render its written decision resolving the matters submitted to it as promptly as practicable after such submission of the Unresolved Adjustments. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.3(c) shall be borne equally by the Seller, on the one hand, and the Purchaser, on the other hand. The fees and disbursements of the Seller's independent accountants incurred in connection with the preparation of the initial draft of the Closing Statement and their review of any Proposed Adjustments or Unresolved Adjustments shall be borne by the Seller, and the fees and disbursements of the Purchaser's independent accountants incurred in connection with their review of the draft Closing Statement, the working papers of the Seller's independent accountants and any Proposed Adjustments or Unresolved Adjustments shall be borne by the Purchaser.

             (d)     The Closing Statement shall become final and binding on all parties, and shall have the legal effect of an arbitral award, upon the earliest of (i) the date that a Notice of Acceptance is delivered to the Purchaser pursuant to Section 3.3(b)(i) (in which case the final Adjustment Amount shall be as set forth in the Closing Statement delivered pursuant to Section 3.3(a)), (ii) the date that is one (1) day after the sixty (60) day review period specified in Section 3.3(b) has ended if no Notice of Disagreement has been delivered by the Seller to the Purchaser pursuant to Section 3.3(b)(ii) during such sixty (60) day period (in which case the final Adjustment Amount shall be as set forth in the Closing Statement delivered pursuant to Section 3.3(a)), (iii) the date of an agreement in writing by the Seller and the Purchaser that the Closing Statement, together with any modifications thereto agreed by the Seller and the Purchaser, are final and binding (in which case the final Adjustment Amount shall be as so agreed upon by the parties) and (iv) the date on which the Accounting Firm finally resolves in writing any disputed matters (in which case the final Adjustment Amount shall be as determined by the Accounting Firm pursuant to Section 3.3(c)).

             (e)     Each of the Seller and the Purchaser shall provide the other party (and such other party's independent accountants) with reasonable access to any books, records, working papers and employees as such party may reasonable request in connection with the preparation and review of the Closing Statement pursuant to this Section 3.3.

             (f)     The "Post -Closing Adjustment" shall be equal to the final Adjustment Amount less the Estimated Adjustment Amount; provided, however, that if the Inventory Adjustment Amount used to calculate the final Adjustment Amount is positive, then the Inventory Adjustment Amount shall be the lesser of (i) the absolute value of the Inventory Adjustment Amount and (ii) $4,000,000, and the final Adjustment Amount shall be calculated using such number. If the Post -Closing Adjustment is a positive amount, the Purchase Price shall be increased by the amount of the Post -Closing Adjustment. If the Post -Closing Adjustment is a negative amount, the Purchase Price shall be decreased by the absolute value of the Post -Closing Adjustment. The Purchase Price as so increased or decreased shall hereafter be referred to as the "Adjusted Purchase Price." If the Post -Closing Adjustment is a positive number, the Purchaser shall, within two (2) Business Days after the Closing Statement becomes final and binding on the parties (as provided in Section 3.3(d)), make payment by wire transfer in immediately available funds to one or more accounts designated by the Seller of an amount equal to the Post -Closing Adjustment, together with a sum equivalent to interest thereon at a rate equal to the LIBOR Rate, accrued from the Closing Date to and including the date of payment and calculated on the basis of the actual number of days elapsed divided by 360. If the Post -Closing Adjustment is a negative number, the Seller shall, within two (2) Business Days after the Closing Statement becomes final and binding on the parties (as provided in Section 3.3(d)), make payment by wire transfer in immediately available funds to an account designated by the Purchaser of the amount equal to the Post -Closing Adjustment, together with a sum equivalent to interest thereon at a rate equal to the LIBOR Rate, accrued from the Closing Date to and including the date of payment and calculated on the basis of the actual number of days elapsed divided by 360. "LIBOR Rate" shall mean the rate of interest announced publicly by the British Bankers Association as its three (3) month LIBOR rate for U.S. dollars on the Business Day immediately following the day the Closing Statement becomes final and binding on the parties (as provided in Section 3.3(d)). The parties agree that any amounts paid pursuant to this Section 3.3(f) shall be allocated in a manner that is consistent with the allocation of the Purchase Price as set forth on the Allocation Schedule.

             (g)     The Closing Statement shall be prepared in the same way and using the same accounting policies, principles, bases and methods and using the same level of prudence as used in the preparation of the Financial Statements, subject to the Calculation Principles. Notwithstanding the generality of the foregoing sentence, the Closing Statement shall be prepared in accordance with the Calculation Principles. For purposes of the preparation of the Closing Statement, in the event of any conflict or inconsistency between the accounting policies, principles, bases and methods referred to in the first sentence of this Section 3.3(g) and the Calculation Principles, the Calculation Principles shall control.

     3.4     Allocation of Consideration for Assets. Within sixty (60) days after the Closing Date, the Purchaser shall deliver to the Seller a schedule consistent with the Initial Allocation pursuant to Section 3.1 allocating the Purchase Price (including Assumed Obligations) among the Assets in accordance with section 1060 of the Code and the regulations thereunder (the "Allocation Schedule"); provided, however, that (a) the Seller and the Purchaser agree to use commercially reasonable efforts to agree, prior to Closing, upon the portion of the Purchase Price to be allocated to the Petrolia Facility and the Netherlands Facilities (other than the Amsterdam Facility, if the Amsterdam Sale is consummated), (b) the Seller and the Purchaser agree that, if the Amsterdam Sale is consummated, the portion of the Purchase Price allocated to the Amsterdam Facility shall equal the amount actually paid to the Purchaser or the Dutch Purchaser Designee by the municipality of Amsterdam therefor and (c) that such allocations made in accordance with clauses (a) and (b) shall not be modified after the Closing without the prior written agreement of each of the Seller and the Purchaser. If within thirty (30) days of receipt of the Allocation Schedule, the Seller notifies the Purchaser in writing that the Seller objects to one or more items reflected on the Allocation Schedule, other than the Initial Allocation pursuant to Section 3.1, the Seller and the Purchaser shall negotiate in good faith to resolve such dispute. If the Seller and the Purchaser fail to resolve any such dispute within 30 days of the Purchaser's receipt of the Seller's notice, the Seller and the Purchaser shall submit the dispute for resolution to an Accounting Firm for resolution of the dispute, which resolution shall be final and binding on both parties. Notwithstanding anything to the contrary contained in this Section 3.4, the

Allocation Schedule shall not become final and binding until after the Closing Statement becomes final and binding in accordance with Section 3.3. Each of the Purchaser and the Seller shall (and shall cause their respective Affiliates to) file all necessary Tax Returns and other forms (including Internal Revenue Service Form 8594) to report the transactions contemplated herein for U.S. federal, state, local and non -United States Tax purposes in accordance with such allocation, and shall not take any position inconsistent with such allocation. Any adjustment to the Purchase Price for the Assets shall be allocated as provided in Treasury Regulation section 1.1060 -1, and, in the event of such adjustment, the Purchaser and the Seller agree to revise and amend the Allocation Schedule and Form 8594 within thirty (30) days of such adjustment.

     3.5     Dutch Value Added Tax. The Purchaser and the Seller will jointly make an appeal to Article 31 of the Dutch VAT act (Wet op de omzetbelasting 1968) and assume that no Dutch value added tax ("VAT") will be due on the Purchase Price. If and insofar as the Dutch tax authorities would argue that the present transfer of assets is subject to VAT, upon receipt of a valid VAT invoice, the Purchaser shall pay to Crompton B.V. an amount in euros equal to the VAT payable within ten (10) Business Days. With respect to the transfer of the Transferred Owned Real Property, at Crompton B.V.'s request, the Purchaser shall cooperate with Crompton B.V. in applying for a transfer with VAT charged for the case that Article 31 of the Dutch VAT act should not be applicable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

     4.1     Due Organization. Each of the Seller and the other Seller Parties (a) is a corporation duly organized, validly existing and, solely to the extent that its jurisdiction of organization recognizes the concept of good standing, in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority to own, operate and lease its properties and to conduct its business as presently conducted, and (c) other than such jurisdictions in which the failure to be qualified or in good standing would not reasonably be expected to have a Business Material Adverse Effect, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction that recognizes the concept of good standing and in which its ownership of Assets and its historic conduct of the Business makes such qualification necessary. All of the outstanding shares of capital stock of each of the other Seller Parties are owned, directly or indirectly through one or more wholly -owned Subsidiaries, by the Seller.

     4.2     Due Authorization. The Seller has full corporate power and authority to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. Each of the other Seller Parties has full corporate power and authority to execute, deliver and perform its Related Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Seller of this Agreement and by each of the Seller Parties of its respective Related Agreements and the consummation by the Seller and the other Seller Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, including the approval of the board of directors of the Seller and, if applicable, the approval of the board of supervisory directors or the approval of the shareholders of the other Seller Parties. The Seller Parties have complied with the 2000 Merger Code and the Union Contracts and, at or prior to the Closing, will have complied with the Works Councils Act. The Seller has duly and validly executed and delivered this Agreement and, at or prior to the Closing, each of the Seller Parties will have duly and validly executed and delivered each of its Related Agreements. Assuming the due authorization, execution and delivery of this Agreement and its Related Agreements by the Purchaser and each Purchaser Designee (as applicable), this Agreement constitutes, and each Related Agreement will on the Closing Date constitute, legal, valid and binding obligations of each Seller Party (to the extent a party thereto), as the case may be, enforceable against it in accordance with their respective terms, subject to the Enforceability Limitations.

     4.3     Consents and Approvals; Authority Relative to this Agreement.

             (a)     Assuming the accuracy of the Purchaser's representation in Section 5.6, except (i) for the Consents of Governmental Authorities set forth on Schedule 4.3(a)(i) (the "Governmental Required Consents"), (ii) the Consents set forth on Schedule 4.3(a)(ii) (the "Contractual Consents"), (iii) for Consents relating to Environmental Permits (as the sole and exclusive representations and warranties regarding Environmental Permits are set forth in Section 4.20) and (iv) for Consents related to terms of any Related Agreement (to the extent such terms are not reasonably ascertainable as of the date hereof) and which are identified as a required Consent in such Related Agreement as executed and delivered (the "Possible Additional Consents"), (A) no material Consent of or with any Governmental Authority and (B) no Consent under any Material Contract is or will be necessary or required in connection with (y) the execution, delivery or performance of this Agreement by the Seller or any of the applicable Related Agreements by any Seller Party or (z) the consummation of any of the transactions contemplated hereby or thereby by the Seller or any other Seller Party.

             (b)     Other than, in the case of clauses (A), (B) and (C) below, any such items that would not reasonably be expected to have a Business Material Adverse Effect or Seller Material Adverse Effect, and except for (i) the Governmental Required Consents, (ii) the Contractual Consents, (iii) Consents relating to Environmental Permits (as the sole and exclusive representations and warranties regarding Environmental Permits are set forth in Section 4.20) and (iv) the Possible Additional Consents, the execution, delivery and performance of this Agreement by the Seller and of the applicable Related Agreements by any Seller Party, and the consummation of the transactions contemplated hereby and thereby by any Seller Party, do not and will not: (A) violate any Law applicable to or binding on any Seller Party or any Assets, (B) constitute a breach or default of, or permit cancellation of, or result in or constitute a circumstance which (with or without notice or lapse of time or both) would constitute any of the foregoing under, any Contract to which any Seller Party is a party or by which any Seller Party or any of its respective assets is bound, (C) permit the acceleration of the maturity of any indebtedness of any Seller Party or any of its respective Affiliates or indebtedness secured by any of its respective assets, (D) violate or conflict with any provision of the certificate of incorporation or by -laws (or similar organizational documents) of any Seller Party or (E) result in the creation of any Lien (other than any Permitted Lien) upon any of the assets of any Seller Party.

     4.4     Financial Statements.

             (a)     Schedule 4.4(a) sets forth (i) the unaudited statement of net assets of the Business as of December 31, 2003 and the related unaudited statements of revenues and expenses and capital expenditures of the Business for the twelve -month period then ended and (ii) the unaudited statement of net assets of the Business as of September 30, 2004 and the related unaudited statements of revenues and expenses and capital expenditures of the Business for the nine -month period then ended, in each case together with any footnotes and schedules thereto (referred to collectively as the "Financial Statements"). The Financial Statements were prepared from the books and records of the Seller and the Business and in accordance with the accounting principles set forth in the footnotes thereto, which accounting principles are consistent with the historical practices of the Business and which may not be the same as those used to prepare the financial statements of the Seller and its consolidated subsidiaries in each case, except as set forth in the footnotes thereto and except that the Financial Statements as of and for the nine months ended September 30, 2004 are subject to year -end adjustments generally consistent with prior years. The Financial Statements present fairly in all material respects the net assets, revenues, expenses and capital expenditures of the Business as of the respective dates and for the respective periods indicated, except as otherwise set forth in such Financial Statements.

             (b)     Except as reflected or reserved against in the statements of net assets included in the Financial Statements or as set forth on Schedule 4.4(b), to the Seller's knowledge, as of the date of this Agreement there are no liabilities or obligations of the Business, other than liabilities or obligations (i) for performance (but not breaches) of Purchased Contracts and Transferred Permits that are not required to be specifically identified in financial statements prepared in accordance with GAAP or (ii) incurred after September 30, 2004 in the ordinary course of business consistent with past practice that are not material in the aggregate.

     4.5     No Adverse Effects or Changes. Except (a) with respect to the Excluded Assets and the Retained Obligations, (b) as set forth on Schedule 4.5 or (c) as otherwise contemplated by this Agreement, since September 30, 2004:

             (a)     the Business has not suffered any event which has had or would reasonably be expected to have a Business Material Adverse Effect;

             (b)     the Business has been conducted in the ordinary course and in substantially the same manner as previously conducted;

             (c)     neither the Seller nor any of its Subsidiaries has increased the compensation payable or to become payable to any Business Employee, except for (i) increases required under the terms of any Contract as in effect prior to the date hereof, which Contracts have been delivered or made available in the Seller's data room with respect to the transactions contemplated hereby to the Purchaser, (ii) increases required by Law or the terms of a Union Contract or any other collective bargaining agreement and (iii) increases for non -officer employees made in the ordinary course of business consistent with past practice, or made any other change in any employment Contract for any Business Employee;

             (d)     neither the Seller nor any of its Subsidiaries has entered into any employment retention, severance, change in control, or similar Contract with any Business Employee;

             (e)     neither the Seller nor any of its Subsidiaries has established or amended any Seller Benefit Plan with respect to benefits provided to Business Employees (other than an Excluded Seller Benefit Plan), except for changes required by Law or the provisions of a Union Contract or any other collective bargaining agreement;

             (f)     neither the Seller nor any of its Subsidiaries has sold, assigned or transferred any material Assets other than in the ordinary course of business consistent with past practice;

             (g)     neither the Seller nor any of its Subsidiaries has mortgaged, pledged or subjected to any Lien or Encumbrance (other than Permitted Liens) any material Asset;

             (h)     neither the Seller nor any of its Subsidiaries has, with respect to the Business, waived or released any material claim outside the ordinary course of business;

             (i)     neither the Seller nor any of its Subsidiaries has waived or abandoned any material rights in or to the Intellectual Property or any Permit related primarily to the Business;

             (j)     neither the Seller nor any of its Subsidiaries has, with respect to the Business, entered into or terminated any Contract outside the ordinary course of business or inconsistent with past practices;

             (k)     there has not been any physical damage, destruction or casualty loss affecting the Assets, which is not covered by insurance and which has had or could reasonably be expected to have a Business Material Adverse Effect;

             (l)     neither the Seller nor any of its Subsidiaries has made any change in any material tax practices or procedures relating to the Assets or the Business; and

             (m)     neither the Seller nor any of its Subsidiaries has committed to do any of the foregoing.

     4.6     Title to Assets. Except as set forth on Schedule 4.6, (a) one or more of the Seller Parties has or will at the Closing have good title to, or valid leasehold interests in, each of the Assets free and clear of any Lien other than Permitted Liens, (b) subject to obtaining and making all Governmental Required Consents, Contractual Consents and Possible Additional Consents, the Seller (and the other Seller Parties) has or will at the Closing have the right to sell, convey, transfer, assign and deliver the Assets owned or leased by it to the Purchaser (or the applicable Purchaser Designee) and (c) except as provided in Section 2.3, at the Closing the Seller shall, and shall cause the other Seller Parties to, convey to the Purchaser (or the applicable Purchaser Designee) good title to, or valid leasehold interests in, such Assets, free and clear of any Lien (other than Permitted Liens). This Section 4.6 does not apply to (i) Transferred Owned Real Property, it being agreed that the sole and exclusive representations and warranties regarding Transferred Owned Real Property are set forth in Section 4.8 and (ii) Intellectual Property, it being agreed that the sole and exclusive representations and warranties regarding Intellectual Property are set forth in Section 4.12.

     4.7     Assets. Except as set forth on Schedule 4.7, the Assets, together with the Wells and the rights and services to be provided by the Seller and its Subsidiaries to the Purchaser (or any applicable Purchaser Designee) under the Transition Services Agreement, the Supply Agreements and the Shared Contracts, constitute all the properties, assets and rights necessary to operate the Business in all material respects as currently conducted by the Seller and its Subsidiaries. Except as set forth on Schedule 4.7, the Assets that are tangible assets and used in the operation of the Business as it is currently operated by the Seller and its Subsidiaries are in good working order in all material respects, free of material defects, and suitable for the operation of the Business as it is currently operated by the Seller and its Subsidiaries, normal wear and tear excepted. Notwithstanding anything to the contrary contained herein, the representations contained in the immediately preceding sentence shall be deemed satisfied if the Assets, taken as a whole, are adequate for the operation of the Business at the capacity achieved by the Business during the 12 months immediately preceding the date of this Agreement, as reflected in the statement of revenues and expenses of the Business for the 12 -month period ended on January 31, 2005 delivered to the Purchaser and its Representatives on March 16, 2005 during their due diligence review of the Business.

     4.8     Owned Real Property and Leased Real Property.

             (a)     Schedule 4.8 includes a list of the real property, including legal descriptions thereof, owned by the Seller or any of its Subsidiaries (other than the Excluded Buildings and the Wells) (under the heading "Owned Real Property") and, other than the Wells, the real property leased by the Seller or any of its Subsidiaries (under the heading "Leased Real Property"), including all leases, subleases, licenses, rail -related transportation agreements, and other occupancy agreements (and all modifications, extensions or amendments thereof) related to the Transferred Owned Real Property or Leased Real Property (the "Real Property Leases"), and in each case, used solely or primarily in connection with the operation of the Business. Except as set forth on Schedule 4.8 and except for the Wells, the Transferred Owned Real Property and the Leased Real Property is the only real property currently used by the Seller and its Subsidiaries in connection with the Business.

             (b)     Each of the Real Property Leases is in full force and effect and neither the Seller nor any of its Subsidiaries has assigned, subleased or otherwise encumbered its rights in any Real Property Lease.

             (c)     Subject to the Permitted Liens, the Seller (or another Seller Party) has the right to sell, convey, transfer, assign and deliver the Transferred Owned Real Property owned by it to the Purchaser (or the applicable Purchaser Designee), and at the Closing the Seller shall, or shall cause another Seller Party to, convey to the Purchaser (or the applicable Purchaser Designee) good and marketable fee simple title (or the equivalent under Dutch law) to the Transferred Owned Real Property, free and clear of all Liens and Encumbrances (other than Permitted Liens). Other than the Permitted Liens, the Seller Parties have good and marketable fee simple to all Transferred Owned Real Property, free and clear of Encumbrances.

             (d)     There is no material construction ongoing at any parcel of the Transferred Owned Real Property or, as of the date of this Agreement, at the Leased Real Property. Neither the Seller nor any of its Subsidiaries are in default of the payment of any monies to any contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with any parcel of the Transferred Owned Real Property or the Leased Real Property for which such person could claim a Lien.

             (e)     In relation to the Transferred Owned Real Property located in the Netherlands, (i) neither the Seller nor any of its Subsidiaries has received written notice with respect to such Transferred Owned Real Property pursuant to the Municipalities Pre -emptive Rights Act (Wet voorkeursrecht gemeenten), (ii) neither the Seller nor any of its Subsidiaries has received written notice that such Transferred Owned Real Property has been included in a designation as referred to in Section 2 or 8 of that Act or in a proposal as referred to in Section 6 or 8a of that Act and, (iii) except as contemplated by Section 6.28, to the Seller's knowledge, there is no intention by any Governmental Authority to expropriate or repurchase the Transferred Owned Real Property.

     4.9     Equipment; Leased Personal Property. Other than the equipment used in connection with the Wells, Schedule 4.9 includes a list as of December 31, 2004 of all of the material equipment owned by the Seller or any of its Subsidiaries that will be transferred to the Purchaser pursuant to this Agreement. Schedule 4.9 also sets forth a list of each lease to which the Seller or any of its Subsidiaries is a party with respect to personal property used primarily in the conduct of the Business having aggregate remaining minimum lease payments in excess of $75,000. The Seller has delivered or made available in the Seller's data room with respect to the transactions contemplated hereby to the Purchaser true and complete copies of all the personal property leases set forth on Schedule 4.9. Other than leased personal property, no Person other than the Seller Parties owns any vehicles, equipment, or other tangible assets located on the Transferred Real Property that are used primarily in the Business or that are necessary for the operation of the Business as it is currently conducted.

     4.10     Customers and Suppliers. Except as set forth on Schedule 4.10, to the Seller's knowledge, as of the date of this Agreement, (i) there is no material dispute that relates to the Business between the Seller or any of its Subsidiaries (on the one hand) and any Significant Customer or Significant Supplier (on the other hand) and, (ii) to the Seller's knowledge, no such customer or supplier presently intends to terminate or cancel any Contract or relationship with the Seller or any of its Subsidiaries with respect to the Business or to materially reduce the amount of business presently done with the Seller or any of its Subsidiaries with respect to the Business. Schedule 4.10 sets forth a complete and accurate list of all Significant Customers and Significant Suppliers. "Significant Customers" shall mean the ten (10) largest customers of the Business (as measured by Dollar amounts of purchases of products or services from the Business) during each of the years ended December 31, 2003 and 2004. "Significant Suppliers" shall mean the ten (10) largest suppliers of the Business (as measured by Dollar amounts paid by the Business for products or services) during each of the years ended December 31, 2003 and 2004. Since September 30, 2004 through the date of this Agreement, no Significant Customer or Significant Supplier has materially reduced the level of business conducted with the Seller or any of its Subsidiaries with respect to the Business.

     4.11     Proceedings. Except as set forth on Schedule 4.11, as of the date of this Agreement, there are no Proceedings pending, or, to the Seller's knowledge, threatened against the Seller or any of its Subsidiaries that relate to the Business or any Asset before any court or any other Governmental Authority or arbitral body. Except as set forth on Schedule 4.11, the operation of the Business by the Seller and its Subsidiaries is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority, other than any such orders having application to industry -wide matters. Except as set forth on Schedule 4.11, neither Seller nor any of its Subsidiaries (in relation to its conduct of the Business) has entered into any agreement to settle or compromise any Proceeding pending or threatened against it which has involved any obligation other than the payment of money and for which it has any continuing obligation. As of the date hereof, there is no material pending Proceeding that was instituted by the Seller or any of its Subsidiaries to recover monies due it or for damages sustained by it with respect to the Business by the Seller or any of its Subsidiaries.

     4.12     Intellectual Property.

             (a)     Schedule 4.12(a) sets forth a list of all of the following Intellectual Property: (i) all patents and pending patent applications, trademark registrations and applications for registration, registered copyrights and copyright applications, and domain names owned by any Seller Party, including, as applicable, the registration number or application number and country of registration for each item ("Registered Intellectual Property") and (ii) all material unregistered trademarks, service marks and trade names. Except as set forth on Schedule 4.12(a), all necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the Registered Intellectual Property.

             (b)     Except as set forth on Schedule 4.12(b):

                     (i)     the Seller Parties are the sole and exclusive owners of the Intellectual Property free and clear of all Liens other than Permitted Liens;

                     (ii)    no Proceedings have been instituted, are pending or, to the Seller's knowledge, threatened, which challenge the rights of the Seller or any of its Subsidiaries in or the validity or enforceability of the Intellectual Property and there is no claim pending or, to the Seller's knowledge, threatened by any third party that the Intellectual Property infringes any intellectual property or other proprietary right of such third party;

                     (iii)   to the Seller's knowledge, neither the use of the Intellectual Property as currently used by the Seller and its Subsidiaries in the conduct of the Business, nor the conduct of the Business as presently conducted by the Seller and its Subsidiaries, infringes, dilutes, misappropriates or otherwise violates any intellectual property rights of any third party;

                     (iv)    neither the Seller nor any of its Subsidiaries has made any claim or threat of a violation, infringement, misuse or misappropriation by any third party of their rights to, or in connection with, any Intellectual Property and, to the Seller's knowledge, none of the Intellectual Property is being infringed by any third party;

                     (v)     all inventor employees of the Seller and its Subsidiaries for the issued patents set forth on Schedule 4.12(a) have entered into written assignment agreements with the Seller or one of its Subsidiaries granting title to the Seller or one of its Subsidiaries of all rights in those issued patents;

                     (vi)    the Intellectual Property constitutes all of the material Intellectual Property necessary for the continued operation of the Business as it is presently conducted and will be available for use by the Purchaser immediately following the Closing on the same terms under which it was used by the Seller or any of its Subsidiaries immediately prior to Closing;

                     (vii)   the Seller and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all confidential and proprietary material included in the Purchased Assets; and

                     (viii)  all software used internally by the Business is owned by the Seller Parties or used pursuant to a valid license or other enforceable right and is not a "bootleg" version or copy. To the Seller's knowledge, the software and other information technology used to operate the Business (A) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (B) have appropriate security, back -ups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring to the Business; (C) are configured and maintained to minimize the effects of viruses and do not contain trojan horses and other malicious code; and (D) have not suffered any material error, breakdown, failure or security breach in the last twelve (12) months which has caused disruption or damage to the Business.

             (c)     Except as set forth in Schedule 4.12(c), neither the Seller nor any of its Subsidiaries has permitted or licensed a third party to use any Intellectual Property that is material to the operation of the Business.

             (d)     Schedule 4.12(d) sets forth a complete and accurate list of all licenses, other than "off the shelf" commercially available software programs purchased or licensed for less than $250,000 in the aggregate, pursuant to which the Seller or any of its Subsidiaries licenses from a third party intellectual property that is material to and used in the conduct of the Business.

     4.13     Contracts.(a) Schedule 4.13(a) is an accurate and complete list, as of the date of this Agreement, of all the Contracts of the following types to which (a) the Seller or any of its Subsidiaries is a party (but only if such Contract relates to the Business) or (b) any of the Assets is subject:

                     (i)     any collective bargaining agreement;

                     (ii)    any Contract pursuant to which the Seller or any of its Subsidiaries has made or will make loans or advances, or has incurred, or is obligated to incur, indebtedness for borrowed money or has become a guarantor or surety or pledged its credit for or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

                     (iii)   any Contract with (A) any Affiliate of the Seller (excluding any contract with or relating to any Seller Benefit Plan or any Dutch Benefit Plan) or (B) any officer or director of the Seller (other than employment agreements or similar arrangements relating to their employment);

                     (iv)    any Contract (including a purchase order) with any customer or supplier with whom the Seller or its Subsidiaries have entered into Contracts (including purchase orders) which, in the aggregate, have a commitment of more than $250,000 on an annual basis;

                     (v)     any Group Contract;

                     (vi)    any Contract involving a partnership, joint venture or other cooperative undertaking;

                     (vii)   any Contract involving any non -competition or similar restrictions binding on the Seller or any of its Subsidiaries, including with respect to the geographical area of operations or scope or type of business of the Seller or any of its Subsidiaries;

                     (viii)  any Contract containing commitments of suretyship, guaranty or indemnification by the Business (except for guarantees, warranties and indemnities in connection with the sale of goods in the ordinary course of business);

                     (ix)    any Contract relating to any license, franchise, distributorship or sales agency arrangements;

                     (x)     any Contract for any material capital expenditures or material leasehold improvements;

                     (xi)    any Contract that, if terminated prior to its expiration in accordance with its terms, would reasonably be expected to have a Business Material Adverse Effect; and

                     (xii)   any other Contract that is material to the Business.

             (b)     The Seller has delivered or made available in the Seller's data room with respect to the transactions contemplated hereby to the Purchaser a true and complete copy of each Contract that is listed on Schedule 4.13(a), excluding (i) Contracts that the Seller has withheld or delivered or made available in the Seller's data room in redacted form, in each case due to confidentiality restrictions in such Contracts (the "Withheld Contracts"), a list of which is set forth in Schedule 4.13(a) and which are otherwise the subject of Sections 6.27 and 7.17 hereof, and (ii) any such Contract that is oral or that is written but the Seller has not delivered or made such Contract available to the Purchaser because the Seller cannot locate a copy thereof (each an "Oral or Missing Contract"). To the Seller's knowledge, Schedule 4.13(a) sets forth an accurate description of all material terms of each Oral or Missing Contract. Subject to Section 7.18 and notwithstanding the foregoing, the Seller shall be permitted to update Schedule 4.13(a) from time to time following the date hereof to revise or supplement the descriptions of those Oral or Missing Contracts described on Schedule 4.13(a) as of the date hereof; provided, however, that no such updates shall be permitted to be made later than two (2) weeks prior to the Closing

Date. As of the Closing, the descriptions of the Oral and Missing Contracts set forth on Schedule 4.13(a) shall be accurate and shall not omit (i) any term that is not customary (determined by reference to similar Contracts in the industry in which the Business participates), (ii) any term that is in the nature of an exclusivity, non -compete or similar restriction on the Purchaser (or the applicable Purchaser Designee), (iii) any term that grants any Person rights in any of the Assets (including by way of right of first refusal to acquire such Assets or the right to lease any such Assets), (iv) the expiration date and any renewal terms of such agreement or (v) any term that is otherwise material to the Business. Except as set forth on Schedule 4.13(b), each Purchased Contract is in full force and effect. The Contracts disclosed or described or required pursuant to this Section 4.13 to be disclosed or described on Schedule 4.13(a), together with the Withheld Contracts, are referred to herein as "Material Contracts". If the Seller updates the description of any Oral or Missing Contract set forth in Schedule 4.13(a) following the date hereof but no later than two (2) weeks prior to the Closing Date, the Purchaser shall, within five (5) Business Days after its receipt of such update, notify the Seller if it is not satisfied with the terms and conditions of such Oral or Missing Contract following such update, in which case the Purchaser shall have the right to terminate this Agreement pursuant to Section 10.1(f); provided, however, that the Seller shall, during such five (5) Business Day period, make available to the Purchaser, on a reasonable basis, appropriate employees and members of management (including management of the Business) for assistance in the Purchaser's review and evaluation of the terms and conditions of such Oral or Missing Contract. If the Purchaser fails to so notify the Seller in writing within such five (5) Business Day period, the Purchaser's satisfaction with the terms and conditions of such Oral or Missing Contract shall not be a condition to Closing under Section 7.18.

             (c)     Each Purchased Contract between the Seller, on the one hand, and any Affiliate, officer or director of the Seller, on the other hand, is on commercially reasonable terms no more favorable to such Affiliate than what any third party negotiating on an arms length basis would expect to receive in a similar situation and was entered into in the ordinary course of business.

     4.14    Permits. Except as set forth on Schedule 4.14, the Seller Parties possess or have applied for all Permits required by applicable Law for the Seller and its Subsidiaries to conduct the Business as currently conducted, other than such Permits the absence of which would not reasonably be expected to have a Business Material Adverse Effect, and, to the Seller's knowledge, all such Permits are valid, binding and in full force and effect and, to the Seller's knowledge, no Seller Party is in default under any such Permit. Schedule 4.14 is an accurate and complete list of all Permits (other than Environmental Permits) held by the Seller Parties in connection with the Business and material to the operation of the Business. This Section 4.14 does not relate to matters specifically covered by other representations and warranties specified in this Article 4, including any representations and warranties with respect to compliance with Laws or compliance with Environmental Laws or possession of Environmental Permits, each of which matters are addressed solely and exclusively in Section 4.20.

     4.15    Inventory. The Inventory reflected in the Financial Statements is fairly valued in accordance with the Calculation Principles. The Inventory, taken as a whole, is in quantities reasonably sufficient for the operation of the Business in the ordinary course of business consistent with past practice. The inventory obsolescence policies of the Seller and its

Subsidiaries with respect to the Business are appropriate for the nature of the products sold. Schedule 4.15 sets forth a list of places where material inventories of the Seller or its Subsidiaries with respect to the Business were located as of December 31, 2004 and identifies, with respect to each such location, the Contract pursuant to which the Seller or its Subsidiary stores inventory of the Business at such location.

     4.16    Benefit Plans.

             (a)     Schedule 4.16 sets forth each benefit plan, program, policy, contract or arrangement maintained or contributed to by the Seller or any of its Affiliates or with respect to which the Seller or any of its Affiliates has any liability, including, but not limited to, any "employee benefit plan" (as defined in section 3(3) of ERISA), any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, or vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance, hospitalization program or any fringe benefit arrangements and any employment or consulting arrangements, other than the Dutch Benefit Plans that are described in Exhibit Netherlands and other than any "multiemployer plan" (as defined in section 3(37) of ERISA), for the benefit of Business Employees (collectively, the "Seller Benefit Plans"). Exhibit Netherlands lists all obligations of the Seller or its Affiliates with respect to the Dutch Employees, including with respect to pensions, including early retirement (VUT and other early retirement schemes).

             (b)     Plan Documents and Reports. The Seller has delivered or made available in the Seller's data room with respect to the transactions contemplated hereby to the Purchaser with respect to each Seller Benefit Plan the following:

                     (i)  the current plan documents comprising each plan or arrangement (or, with respect to any Seller Benefit Plan that is unwritten, a written description of administration, eligibility, participation, benefits, funding arrangements, vesting, assets, and any other matters that relate to the material obligations of the Seller or any of its Affiliates under such Seller Benefit Plan);

                     (ii)  all current trust agreements, insurance contracts, or any other funding instruments related directly to the plans or arrangements; and

                     (iii)  all current summary plan descriptions and summaries of material modifications.

             (c)     Compliance With Law. All Seller Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of Law and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

             (d)     Multiemployer Plans. The Seller represents and warrants that, except as provided in the Union Contracts, neither the Seller nor any ERISA Affiliate of the Seller has any obligation to make contributions to a multiemployer plan on behalf of Business Employees or any other liability, contingent or otherwise, to a multiemployer plan with respect to Business Employees.

     4.17    Employment and Labor Matters

             (a)     The Seller has delivered (or will deliver within a reasonable period of time prior to the Closing) to the Purchaser an accurate and complete list of Business Employees as of March 1, 2005 containing, for each Business Employee and Inactive Business Employee, the name, job title or position, date of commencement of employment or engagement, current compensation including bonus eligibility percentage and sick and paid -time -off and vacation leave that is accrued or credited but unused or unpaid as of the date on which the list described herein was completed; provided, however, that all such data with respect to any Foreign Employee has been provided on an anonymous basis. Except as set forth on Schedule 4.17(a), there is, and since January 1, 2003 there has been, no labor strike, material labor dispute, material labor slow -down, work stoppage pending or, to the Seller's knowledge, threatened, against the Seller or any of its Subsidiaries and primarily relating to the Business. Except as set forth on Schedule 4.17(a), none of the employees of the Seller or any of its Subsidiaries involved primarily in the Business is covered by any collective bargaining agreement, and, to the Seller's knowledge, no representation petition has been filed by any employee or is pending before the National Labor Relations Board, or since January 1, 2003, no union organizing campaign has been in progress or has been threatened.

             (b)     Except as set forth on Schedule 4.17(b), with regard to the Business Employees and Inactive Business Employees, the Seller and its Subsidiaries are in compliance, in all material respects, with all applicable Laws, including all health and safety laws, relating to employment and employment practices, terms and conditions of employment, and wages and hours, and, to the Seller's knowledge, are not engaged in any unfair labor practice or unlawful employment practice. In addition, there are no material pending or unremedied grievances, or pending or unremedied unfair labor practice charges, or material pending or unremedied arbitration proceedings against the Seller or its Subsidiaries with respect to the Business.

             (c)     Except as set forth on Schedule 4.17(c), with regard to the Business Employees and Inactive Business Employees, neither the Seller nor any of its Subsidiaries has received notice of any unfair labor practice complaint since January 1, 2003 before the National Labor Relations Board relating to the Seller or any of its Subsidiaries and neither the Seller nor any of its Subsidiaries has, to the Seller's knowledge, received notice of any threatened unfair labor practice complaint before the National Labor Relations Board relating to the Seller or any of its Subsidiaries during the same time period.

             (d)     Except as set forth on Schedule 4.17(d), with regard to the Business Employees and Inactive Business Employees, neither the Seller nor any of its Subsidiaries has received notice of any charge or complaint since January 1, 2003 before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction relating to the Seller or its Subsidiaries, and neither the Seller nor any of its Subsidiaries has, to the Seller's knowledge, received any notice of any material threatened charge or complaint against the Seller or any of its Subsidiaries before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction relating to the Seller or any of its Subsidiaries.

     4.18    Taxes. Except as set forth on Schedule 4.18:

             (a)     (i)All material Tax Returns required to be filed by the Seller or any of its Subsidiaries relating to the Assets or the Business have been (or will have been by the Closing Date) filed in a timely manner (taking into account all extensions of due dates), (ii) such Tax Returns were or shall be accurate and complete in all material respects as of the time of filing, and (iii) all Taxes due and owing by the Seller or any of its Subsidiaries relating to the Assets or the Business (whether or not shown on such Tax Returns) have been (or will have been by the Closing Date) paid when due.

             (b)     All Taxes relating to the Business or the Assets that are required to have been withheld and paid by the Seller or any of its Subsidiaries prior to the Closing Date in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party have been withheld and timely paid.

             (c)     Neither the Seller nor any of its Subsidiaries has received written notice of any dispute or claim concerning any Tax liabilities of the Seller or any of its Subsidiaries relating to the Assets or the Business in respect of any taxable period for which the statute of limitations has not expired. There are no Liens for Taxes (other than Permitted Liens) upon, pending against, or to the Seller's knowledge, threatened against the Business or any of its Assets.

             (d)     None of the Assumed Obligations is an obligation to make a payment that will not be deductible under section 280G of the Code. None of the Assets secures any debt the interest on which is tax exempt under Section 103 of the Code.

             (e)     No written claim has been received by the Seller or any of its Subsidiaries from an authority in a jurisdiction where the Seller or any of its Subsidiaries does not file Tax Returns that the Seller or any of its Subsidiaries is or may be subject to taxation by that jurisdiction in connection with the activities of the Business or the presence of the Assets in respect of any taxable period for which the statute of limitations has not expired. Neither the Seller nor any of its Subsidiaries has received or is subject to any written ruling of a taxing authority relating to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes, in either case that remains in full force and effect.

     4.19    No Defaults or Violations. Except as set forth on Schedule 4.19:

             (a)     since January 1, 2004, (i) neither the Seller nor any of its Subsidiaries has breached the provisions of, or is in default under the terms of, any Purchased Contract and, to the Seller's knowledge, no other party to any such Purchased Contract has, since January 1, 2004, breached the provisions thereof, or is in default thereunder, except, in each case, where such breach or default has been remedied or would not reasonably be expected to have a Business Material Adverse Effect, (ii) to the Seller's knowledge, no condition exists which, with notice or lapse of time or both, would constitute a default by the Seller or any of its Subsidiaries under any Purchased Contract;

             (b)     excluding (i) matters relating to Taxes (as the sole and exclusive representations and warranties regarding Taxes are set forth in Section 4.18), (ii) environmental matters (as the sole and exclusive representations and warranties regarding environmental matters are set forth in Section 4.20), (iii) Intellectual Property (as the sole and exclusive representations and warranties regarding Intellectual Property are set forth in Section 4.12), (iv) matters relating to Permits (as the sole and exclusive representations and warranties regarding Permits are set forth in Section 4.14), (v) employee benefits (as the sole and exclusive representations and warranties regarding employee benefits are set forth in Section 4.16 and Exhibit Netherlands) and (vi) labor and employment matters (as the sole and exclusive representations and warranties regarding labor and employment matters are set forth in Section 4.17 and Exhibit Netherlands), the Seller and its Subsidiaries (in relation to the Business) are in compliance with all Laws applicable to or binding on them or any of the Assets, except where the failure to so comply would not reasonably be expected to have a Business Material Adverse Effect; and

             (c)     since January 1, 2004, neither the Seller nor any of its Subsidiaries (in relation to the Business) has (i) violated in any material respect any Law applicable to any of the Assets or to the operation of the Business or (ii) received any written notice from a Governmental Authority that alleges that the Seller or any of its Subsidiaries is not in compliance with any Law applicable to the Assets or the conduct of the Business.

     4.20     Environmental Matters. Except as set forth on Schedule 4.20 and with respect to the Wells:

             (a)     the Seller and its Subsidiaries (in relation to the Transferred Real Property) are in compliance with all applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Business Material Adverse Effect;

             (b)     the Seller Parties are in possession of or have applied for all Environmental Permits, if any, required for their operation of the Business as currently conducted on the Transferred Real Property, and are in compliance with all of the requirements and limitations included in such Environmental Permits, except where the failure to possess such Environmental Permits or to so comply would not reasonably be expected to have a Business Material Adverse Effect, and a true, accurate and complete list of such Environmental Permits is set forth on Schedule 4.20(b);

             (c)     since January 1, 2002, no written notice from any Governmental Authority has been received by the Seller or any of its Subsidiaries claiming that (i) the operation of the Business on any of the Transferred Real Property by the Seller or any of its Subsidiaries is in violation of any Environmental Law or Environmental Permit, or (ii) the Seller or any of its Subsidiaries (solely in relation to the Business) is responsible (or potentially responsible) for the cleanup of any Hazardous Substances at any Transferred Real Property, except, in each case, for such violations or cleanups that would not reasonably be expected to have a Business Material Adverse Effect;

             (d)     except as set forth on Schedule 4.20(d), neither the Seller nor any of its Subsidiaries is (solely in relation to the Transferred Real Property, former property owned or occupied by the Business or off -site waste treatment, handling, storage or disposal facilities or tolling facilities used by or associated with the Business) the subject of any pending, or, to the Seller's knowledge, threatened Proceeding before any court or other Governmental Authority, involving a demand for damages, injunctive relief, penalties or other potential liability with respect to violations of, or liability under, any Environmental Law, except for such violations or liability that would not reasonably be expected to have a Business Material Adverse Effect;

             (e)     the Seller has provided the Purchaser with copies of all manifests for the off -site disposal of Hazardous Substances by the Petrolia Facility since January 1, 2002 through January 1, 2005;

             (f)     the Seller and its Subsidiaries (solely in relation to the Transferred Real Property) have timely filed all reports and notifications required to be filed by them with respect to their properties and facilities and have generated and maintained all required records and data under all applicable Environmental Laws, except where the failure to so file, generate or maintain would not be reasonably expected to have a Business Material Adverse Effect; and

             (g)     as of the date of this Agreement, there are no administrative orders relating to the Business that require notification or consent in connection with the transfer of the Transferred Owned Real Property.

Notwithstanding any other provision of this Agreement, the representations and warranties set forth in this Section 4.20 are the only representations and warranties relating to Environmental Laws or Environmental Permits made by the Seller under this Agreement.

     4.21    Solvency. No Seller Party is now insolvent, has been insolvent during the past 24 months, or will be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 4.21, "insolvent" means that the sum of the debts and other probable Liabilities of the Seller Party exceeds the present fair saleable value of the Seller Party's assets.

     4.22    Operation of the Business. Except as set forth on Schedule 4.22, (a) the Business is conducted only through the Seller Parties and not through any other Person, division, or any direct or indirect subsidiary or Affiliate of the Seller, (b) no part of the Business is operated by any Person other than the Seller Parties, (c) no Person other than the Seller Parties owns or possesses any assets or properties that are used or held for use primarily in the Business (other than Excluded Assets), except for Persons who have granted to the Seller Parties leasehold interests in or valid licenses to use other assets or properties used in the Business and (d) neither the Seller Parties nor any Affiliate of the Seller Parties engages, directly or indirectly, in any business activities that are competitive with the Business.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Seller as follows:

     5.1     Due Organization. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, operate and lease its assets and to conduct its business as presently conducted. At the Closing, each Purchaser Designee will be duly formed, validly existing and, as applicable, in good standing under the laws of its jurisdiction of organization, and will have all requisite power and authority (corporate or otherwise) to own, operate and lease its assets and to conduct its business.

     5.2     Due Authorization. The Purchaser has, and at Closing each Purchaser Designee will have, full power and authority (corporate or otherwise) to execute, deliver and perform this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Purchaser and the Purchaser Designees of this Agreement and the Related Agreements to which it is a party and the consummation by each of the Purchaser and the Purchaser Designees of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action by the Purchaser, including the approval of the board of members of the Purchaser, and at Closing will have been duly authorized by all necessary action (corporate or otherwise) by each Purchaser Designee. The Purchaser has duly and validly executed and delivered this Agreement and, at or prior to the Closing, each of the Purchaser and the Purchaser Designees will have duly and validly executed and delivered each of the Related Agreements to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by each Seller Party (as applicable), (i) this Agreement constitutes, and each of the Related Agreements to which the Purchaser is a party will after the Closing constitute, the Purchaser's legal, valid and binding obligation, and (ii) this Agreement and each of the Related Agreements will after the Closing constitute each Purchaser Designee's legal, valid and binding obligation (to the extent a party thereto), in each case enforceable against it in accordance with their respective terms, subject to Enforceability Limitations.

     5.3     Consents and Approvals; Authority Relative to this Agreement.

             (a)     Except for the Governmental Required Consents, Possible Additional Consents or as set forth on Schedule 5.3, no Consent of or with any Governmental Authority is necessary in connection with the execution, delivery or performance by the Purchaser or any of the Purchaser Designees of this Agreement or any of its Related Agreements or the consummation by the Purchaser or any of the Purchaser Designees of the transactions contemplated hereby or thereby.

             (b)     Except for the Governmental Required Consents, the Possible Additional Consents or as set forth on Schedule 5.3, the execution, delivery and performance by the Purchaser and each Purchaser Designee of this Agreement and its Related Agreements, and the consummation by the Purchaser and each Purchaser Designee of the transactions contemplated hereby and thereby, do not and will not: (i) violate any Law applicable to or binding on the Purchaser, any Purchaser Designee or any of its respective assets; (ii) constitute a breach or default of, or permit cancellation of, or result in the creation of any Lien upon any of the assets of the Purchaser or any Purchaser Designee under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates or any of their respective assets is bound; (iii) permit the acceleration of the maturity of any indebtedness of the Purchaser or any of its Affiliates or indebtedness secured by any of their respective assets; or (iv) violate or conflict with any provision of the Purchaser's or any Purchaser Designee's certification of incorporation, by -laws or similar organizational documents.

     5.4     Proceedings. There are no Proceedings pending, or, to the Purchaser's knowledge, threatened, by or against the Purchaser or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby.

     5.5     Financing. The Purchaser has, and at Closing each Purchaser Designee will have, internal resources available or financing commitments from responsible financial institutions in connection with the acquisition of the Assets which are in an aggregate amount sufficient to consummate the transactions contemplated hereby.

     5.6     HSR. Pursuant to the HSR Act, and the regulations promulgated by the Federal Trade Commission thereunder at 16 C.F.R. Parts 801 -803 ("Regulations"), the Ultimate Parent Entity ("UPE") of Purchaser has complied with its obligations under 16 C.F.R. § 801.10 and determined that the Fair Market Value of the assets to be acquired (that are subject to the HSR Act reporting requirements) has been determined in good faith by the appropriate officials of the UPE, or by a person or entity delegated that function by such officials, to be $53.1 million or less. Capitalized terms used in this paragraph but not defined in this Agreement shall have the meaning assigned to them under the HSR Act and Regulations.

ARTICLE 6
COVENANTS

     6.1     Access to Information. From and after the date of this Agreement until the Closing Date, the Seller shall (and shall cause its Subsidiaries to) afford to the Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to all of its personnel, properties, books, contracts, commitments, Tax Returns and records of the Business (but not including Tax Returns in respect of income generated by the Assets) and during such period shall furnish to the Purchaser any information of the Business relating to (and then only to the extent relating to) the Assets which is reasonably available to it as the Purchaser may reasonably request; provided that nothing herein will obligate the Seller to (a) take any actions that would unreasonably interrupt the normal course of business of the Business or (b) violate any Law or the terms of any Contract to which the Seller or any of its Subsidiaries is a party or to which any assets of the Seller or any of its Subsidiaries are subject, and provided, further, that if any particular document or other item containing information to which the Purchaser has the right of access pursuant to this Section 6.1 contains both (y) information related to the Business and (z) other information, then the Seller may, at its option, either (i) provide a copy of such document or item to the Purchaser subject to the Purchaser's obligations contained herein to keep such other information confidential or (ii) create a new form of such document or item and provide the Purchaser with access to such new form of document or item (which new form of document or item shall incorporate all information that the Purchaser has the right to access pursuant to this Section 6.1).

     6.2     Preservation of Business. From the date of this Agreement until the Closing Date, except as set forth on Schedule 6.2 or as contemplated by this Agreement, the Seller shall (and shall cause its Subsidiaries to) operate the Business in the ordinary course of business and shall use commercially reasonable efforts to maintain the tangible assets included in the Assets and to preserve intact the Business and the goodwill of and relationships with Governmental

Authorities, customers, suppliers, lessors, licensors, licensees, contractors, distributors, officers and employees and others having business dealings with the Business. Without limiting the generality of the foregoing, except as set forth on Schedule 6.2 or as contemplated by this Agreement, prior to the Closing the Seller shall not, and shall cause its Subsidiaries not to (in each case in relation to the Business), without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed:

             (a)     sell, transfer, convey, lease, license or otherwise dispose of any of the Assets having an individual book value in excess of $250,000 except in the ordinary course of business and consistent with past practice;

             (b)     acquire or lease any material assets having an individual book value in excess of $500,000, except in the ordinary course of business and consistent with past practice;

             (c)     make any material changes in the accounting principles or practices of the Business, except by reason of a concurrent change in GAAP or as required by law;

             (d)     other than supply arrangements in the ordinary course of business, enter into any material transaction with any Affiliate of a Seller Party (including another Seller Party);

             (e)     enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan or fund for the benefit or welfare of any Business Employee, or increase the compensation or benefits of any Business Employee, or enter into any Contract to do any of the foregoing, in each case except (i) in the ordinary course of business consistent with past practice, (ii) as required by Law or (iii) as required by the terms of any Union Contract or other collective bargaining agreement;

             (f)     make any loans, advances or capital contributions to, or investments in, any other Person;

             (g)     enter into any Contract (including any hedging arrangement or other derivative transaction) that (i) obligates the Seller or any of its Subsidiaries to make aggregate payments in excess of $500,000 or (ii) has a term of, or requires the performance of any obligation by the Seller or any of its Subsidiaries over a period in excess of, one year;

             (h)     make any change in any material tax practice or procedure relating to the Assets or the Business;

             (i)     abandon any material rights under any of the Purchased Contracts, amend any Purchased Contract in a manner that would adversely affect the use and enjoyment thereof by the Purchaser in any material respect, terminate any Purchased Contract (except with respect to purchase orders in the ordinary course of business consistent with past practice) or materially default in the performance of any obligation under a Purchased Contract;

             (j)     waive or abandon or otherwise dispose of any rights in or to any material Intellectual Property; or

             (k)     fail to make capital expenditures in the ordinary course of business consistent with past practice.

     6.3     Consents and Approvals.

             (a)     On the terms and subject to the conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Each of the Seller and the Purchaser shall not, and shall not permit any of their respective Subsidiaries to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article 7 or Article 8, as applicable, not being satisfied. Furthermore, the Seller and the Purchaser will use reasonable efforts to negotiate in good faith and mutually agree upon the terms of the Related Agreements prior to the Closing Date on terms that are (i) in the case of the Amsterdam Supply Agreement, Petrolia Supply Agreements and Production Agreement, substantially the terms set forth on Exhibit H (the "Summary of Key Terms") and such other terms as the parties shall agree, (ii) in the case of the White Mineral Oil Supply Agreement, in accordance with this Agreement and otherwise on such terms as the parties shall agree and (iii) in the case of the other Related Agreements, in accordance with this Agreement and otherwise on commercially reasonable terms. Notwithstanding the foregoing (but subject to each party's agreement to use reasonable efforts to negotiate and mutually agree as provided in the preceding sentence), the Seller and the Purchaser acknowledge that the Summary of Key Terms and definition of White Mineral Oil Supply Agreement are not comprehensive terms intended to govern the Amsterdam Supply Agreement, the Petrolia Supply Agreements, the Production Agreement and the joint venture contemplated therein or the White Mineral Oil Supply Agreement, respectively, and, to the extent the Seller and the Purchaser fail to agree on all other terms in respect thereof, the parties shall have no obligation to enter into such Related Agreements or to consummate the transactions contemplated thereby.

             (b)     Without limiting the terms of this Section 6.3, the Seller and the Purchaser shall (i) within five (5) Business Days after the date of this Agreement make any filings required by any Governmental Authority pursuant to Foreign Competition Laws in connection with the transactions contemplated hereunder, (ii) respond promptly to inquiries from the applicable Governmental Authorities in connection with such filings, including providing any supplemental information that may be requested by such Governmental Authorities, and (iii) provide to the other party copies of any filings made under Foreign Competition Laws at the time they are filed with the applicable Governmental Authorities, excluding any information included in any such filings that the party has a need to keep confidential. Each of the Seller and the Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under Foreign Competition Laws. The Seller and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or request for additional information from, Governmental Authorities pursuant to Foreign Competition Laws. Each party shall use its reasonable best efforts to obtain any clearance required under Foreign Competition Laws for the consummation of the transactions contemplated by this Agreement. For purposes of this Section 6.3, the "reasonable best efforts" of the Purchaser shall include promptly (i) opposing any motion or action for a temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement and (ii) entering into a consent decree containing the Purchaser's agreement to hold separate and divest the products and assets of the Business or of the Purchaser and its Affiliates, as the case may be, as required by any Governmental Authority; provided, however, that, notwithstanding the foregoing or anything to the contrary in this Agreement, the Purchaser shall not be required to accept, as a condition to obtaining any approval or resolving any objection of any Governmental Authority, that the Business or the Purchaser, or any of its Affiliates, make or enter into divestitures, licenses, hold separate or trust agreements, the imposition of any condition or restriction with respect to the assets or operations, or similar arrangements or matters that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations, prospects or assets and liabilities (taken together) of the Business and the Purchaser, taken as a whole.

             (c)     In furtherance and not limitation of the provisions of Section 6.3(a), the Seller and the Purchaser shall cooperate with the other parties with respect to obtaining and making the Consents of Governmental Authorities and act as if all notifications, filings, submissions and other evidence, and all assurances, commitments or undertakings to be provided, or consent decrees to be entered into, in such connection are required to be prepared and filed jointly by all parties even if under particular circumstances they are formally made by only one party. In particular, the Seller and the Purchaser shall promptly provide drafts to the other parties, allow reasonably adequate time for comment by the other parties and consult promptly with the other parties with respect to the contents of all notifications, filings, submissions, further documentation and evidence to be submitted to all relevant Governmental Authorities. The Seller and the Purchaser shall, in each case where permitted by the relevant Governmental Authority, allow Persons nominated by the other parties to attend all meetings with Governmental Authorities and, where appropriate, to make oral submissions at such meetings. The Purchaser and the Seller shall (i) furnish to the other such necessary information and reasonable assistance as the other may require in connection with its preparation of any notification, filing, submission or further documentation or evidence that is necessary in obtaining and making Consents of Governmental Authorities and (ii) promptly disclose to the other all correspondence received from or sent to any relevant Governmental Authority, other than correspondence containing information that the applicable party has a need to keep confidential, in connection herewith and shall keep the other fully informed of any other related communication in whatever form with any of the relevant Governmental Authorities. The Purchaser and the Seller shall comply promptly with any inquiry or request for additional information from any relevant Governmental Authority in connection herewith and shall promptly provide any supplemental information requested in connection with the notifications, filings and/or submissions made hereunder for the purposes of obtaining and making the Consents of Governmental Authorities.

             (d)     Each party shall, and shall cause its Affiliates to, use commercially reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all Consents from third parties in respect of Purchased Contracts to the extent such Purchased Contracts require such Consents as a result of the transactions contemplated hereby; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than nominal filing or application fees). Neither the Seller nor any of its Affiliates shall have any liability whatsoever to the Purchaser (or any Purchaser Designee) arising out of or relating to the failure to obtain any Consents from third parties in respect of Purchased Contracts that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Purchased Contract as a result thereof, other than any such failure or termination arising from a breach by the Seller of Section 2.3(b) or this Section 6.3(d) (for which the Seller shall be liable).

             (e)     Each party shall, and shall cause its Affiliates to, reasonably cooperate to transfer any Permits or Environmental Permits from the Seller Parties to the Purchaser (or any applicable Purchaser Designee) and obtain any related Consents from any Governmental Authorities.

     6.4     Crompton Names.

             (a)     The Purchaser acknowledges that the Crompton Names are and shall remain the property of the Seller or its Affiliates and that nothing in this Agreement shall transfer or shall operate as an agreement to transfer any right, title or interest in the Crompton Names to the Purchaser or any Affiliate of the Purchaser.

             (b)     Subject to Sections 6.4(c) and 6.4(d), the Seller is not granting the Purchaser a license to use, and neither the Purchaser nor any of its Affiliates shall have any title, right or interest in or to, the Crompton Names after the Closing.

             (c)     The Seller grants to the Purchaser a limited transition worldwide royalty -free trademark license solely for the purpose of transitioning the Crompton Names after the Closing. Such trademark license shall extend for six (6) months following the Closing Date; provided, however, with regard to the Crompton Names that incorporate the terms "Witco" or "Wit", such license shall extend for twenty four (24) months in Africa. The Purchaser agrees that it shall acquire no rights whatsoever in the Crompton Names by virtue of its use during the foregoing transition period and that all use of the Crompton Names during this period shall inure to the benefit of the Seller. At the expiration of the transition period (and for the avoidance of doubt, the transition period with regard to Africa shall be for the Crompton Names incorporating the terms "Witco" or "Wit" for twenty four (24) months following the Closing Date), the Purchaser agrees that:

                     (i)     no stationery, purchase order, invoice, receipt or other similar document containing any reference to any Crompton Name shall be printed, ordered, produced or used by or on behalf of the Purchaser or any of its Affiliates and that the Purchaser shall, and shall cause all of its applicable Affiliates to, (A) cease to use any stationery, purchase order, invoice, receipt or other similar document containing any reference to any Crompton Name or (B) only use such stationery, purchase order, invoice, receipt or other similar document after having deleted, pasted over or placed a sticker over such references;

                     (ii)     it will have removed the Crompton Names from all premises, signs and vehicles which are included in the Assets or made available to the Purchaser in connection herewith;

                     (iii)     no brochures, leaflets or similar documents and no packaging containing any reference to the Crompton Names shall be printed, ordered, produced or used by or on behalf of the Purchaser or any of its Subsidiaries and, with respect to existing brochures, leaflets or similar documents and packaging containing a reference to any Crompton Name, that the Purchaser shall use commercially reasonable efforts to ensure that such references are deleted, pasted over or a sticker is put over such references; and

                     (iv)     it shall use commercially reasonable efforts to ensure that no stocks, goods, products, services or software are manufactured, produced or used by or on behalf of the Purchaser or any of its Subsidiaries showing, having marked thereon or using any Crompton Name.

             (d)     The Purchaser shall have the right to continue to use "cromptoncorp.com" as an e -mail address for Transferred Employees for a period of six (6) months following the Closing. Thereafter, although Purchaser shall assign new email addresses to Transferred Employees, the former "cromptoncorp.com" email addresses will continue to forward emails to Purchaser for an additional six (6) months. Thereafter, the "cromptoncorp.com" email addresses of Transferred Employees shall be retired.

     6.5     Brokers. Regardless of whether the Closing shall occur, (a) the Seller shall indemnify the Purchaser and its Affiliates against, and hold the Purchaser and its Affiliates harmless from, any and all liability for any brokers' or finders' fees or other commissions arising with respect to brokers or finders retained or engaged by the Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement, and (b) the Purchaser shall indemnify the Seller and its Affiliates against, and hold the Seller and its Affiliates harmless from, any and all liability for any brokers' or finders' fees or other commissions arising with respect to brokers or finders retained or engaged by the Purchaser or any of its Affiliates in respect of the transactions contemplated by this Agreement.

     6.6     Preservation of Books and Records; Access and Assistance.

             (a)     For a period of ten (10) years after the Closing Date, the Seller, the Purchaser and each of the Purchaser Designees (to the extent of its Specified Responsibilities with respect thereto) shall preserve and retain all Information and Records and other accounting, legal, auditing and other books and records (including any documents relating to any governmental or non -governmental claims, Proceedings or investigations with respect to the Seller or any of its Subsidiaries) over which it has control to the extent relating to (i) the conduct of the Business or (ii) the ownership of the Assets, in each case, prior to the Closing Date. Notwithstanding the foregoing, during such ten -year period, any such party may dispose of any such books and records which are offered to, but not accepted by, the other parties hereto. If at any time after such ten -year period any such party intends to dispose of any such books and records, such party shall not do so without first offering such books and records to the other parties hereto.

             (b)     From and after the Closing Date, the Seller, the Purchaser and the Purchaser Designees shall permit the other parties and their authorized representatives to have, during normal business hours, for any reasonable purpose reasonable access to, and to inspect and copy, at such other party's expense, all Information and Records and other books and records referred to in Section 6.6(a) and to meet with officers and employees of such party on a mutually convenient basis in order to obtain explanations with respect to such Information and Records and books and records and to obtain additional information.

     6.7     Insurance.

             (a)     Except as otherwise expressly provided herein, the Purchaser acknowledges (for itself and any Purchaser Designees) that (i) with effect from and after the Closing Date, the Business and Assets shall be removed from coverage under all of the insurance policies maintained by the Seller or any of its Affiliates that, prior to the Closing Date, afforded coverage to the Seller or its Affiliates with respect to the Business or Assets (the "Historical Insurance Policies"), and (ii) regardless of whether coverage remains available after the Closing Date to the Seller or any of its Affiliates under the Historical Insurance Policies for acts or omissions that occurred or are alleged to have occurred prior to the Closing Date, neither the Purchaser nor any of its Affiliates will have any right to make or pursue or, except as otherwise provided in Section 6.7(b), cause the Seller or any of its Affiliates to make or pursue any claim for insurance coverage under any of the Historical Insurance Policies. The Purchaser will be responsible for obtaining any and all insurance coverage for itself and its Affiliates that the Purchaser desires to obtain with respect to its and their ownership and operation of the Assets and Business and satisfaction of the Assumed Obligations. Schedule 6.7 sets forth a list of the Historical Insurance Policies that are general and products liability policies and that have been in force at any time after 1960 (it being understood that the Seller is making no representation or covenant regarding the amount of coverage, if any, that currently remains available or may in the future be available under any of such policies).

             (b)     If, following the Closing Date, (i) the Seller is obligated under Article 12 to indemnify a Purchaser Indemnified Party for any Loss, (ii) any of the Historical Insurance Policies identified in Schedule 6.7 would provide coverage in respect of such Loss (a "Covered Loss") and (iii) the Seller has not performed its obligations under Article 12 with respect to indemnification in respect of such Covered Loss in accordance with and within the time periods contemplated by Article 12, the Seller shall, at the Purchaser's request, make or pursue claims in respect of the Covered Loss (the "Required Claims") under such Historical Insurance Policies on behalf of the Purchaser (and any applicable Purchaser Designee); provided, however, that the Seller shall not be required to make or pursue any such claims on behalf of the Purchaser if, and to the extent that, (i) such Required Claims are covered by insurance policies provided by the Purchaser or any of its Subsidiaries, or (ii) such Covered Loss has been included in the calculation of the Adjustment Amount or the Post -Closing Adjustment. The Seller agrees to take all commercially reasonable actions as may be required to make Required Claims and obtain amounts payable on behalf of the Purchaser and the applicable Purchaser Designee under such Historical Insurance Policies with respect to such Required Claims, including preserving (from and after the date on which the Seller is notified of the Covered Loss) all documents and physical evidence in the possession, custody or control of the Seller that are reasonably necessary for the prosecution of any such Required Claims by the Seller, and shall remit all proceeds (net of any deductible) received from insurers in respect of such claims to the Purchaser. The Seller shall have the sole right and authority to provide notices and claims to the applicable insurance carrier with respect to Required Claims and otherwise to communicate and negotiate with such carrier, provided a reasonable opportunity to participate in such communications and negotiations, and copies of all communications, is furnished to the Purchaser, and further provided that the

Purchaser's consent shall be required for any settlement of a Covered Loss with any such insurance carrier, such consent not to be unreasonably withheld. The Purchaser shall reimburse the Seller for any out -of -pocket expenses (not including employee compensation and benefits costs) that the Seller incurs in connection with such prosecution and document preservation.

     6.8     Confidentiality.

             (a)     The Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the obligations under the Confidentiality Agreement to keep information confidential shall terminate with respect to information to the extent relating to the Business, the Assets or the Assumed Obligations (other than information to the extent relating to the Retained Obligations or the Excluded Assets, which shall remain subject to the Confidentiality Agreement after the Closing). The Purchaser acknowledges that, other than as provided in the previous sentence, the Confidentiality Agreement shall survive the Closing and that any and all other information provided to it prior to the Closing by the Seller or any of its Affiliates or representatives shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

             (b)     Subsequent to the Closing, each of the Seller and the Purchaser will (and will cause its respective Subsidiaries to) hold, and will use commercially reasonable efforts to cause its respective Representatives to hold, in strict confidence from any Person (other than any such Representative) all non -public documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Subsidiaries or Representatives, or to which such party otherwise has obtained access, in connection with this Agreement or the transactions contemplated hereby, including non -public information associated with the Business, the Purchased Assets, the Assumed Liabilities, the Other Crompton Businesses, the Retained Obligations or the Excluded Assets or contained in Intellectual Property and other technical and business proprietary non -public information ("Confidential Information"), except to the extent that such documents or information can be shown to have been (A) previously known by the party receiving such documents or information (excluding, with respect to the Seller and its Subsidiaries, information relating to the Business that is being transferred to the Purchaser or a Purchaser Designee pursuant to this Agreement), (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (C) later lawfully acquired by the receiving party from another source if the receiving party does not have actual knowledge that such source is under an obligation to another party hereto to keep such documents and information confidential; provided, however, that the foregoing restrictions will not apply to the Purchaser's and its Affiliates' use of documents and information concerning the Business, the Assets or the Assumed Obligations. Each of the Seller and the Purchaser shall (and shall cause its respective Subsidiaries to) use at least the same degree of care to safeguard and to prevent the disclosure, publication, dissemination, destruction, loss or alteration of the Confidential Information as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss or alteration of its own information of a similar nature, but in no case less than reasonable care. In the event that a party is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other party, such party shall (x) provide the other party with prompt written notice so that such other party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.8(b) and (y) cooperate with such other party in any effort such other party undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or such other party waives compliance with the provisions of this Section 6.8(b), such party shall disclose to the Person compelling disclosure only that portion of the Confidential Information that such party is advised by written opinion of counsel is legally required and shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Confidential Information so disclosed.

     6.9    Guarantees.

             (a)     The Purchaser will cooperate with the Seller in obtaining, and use commercially reasonable efforts to obtain, at or prior to the Closing, a full and unconditional release of all Crompton Guarantees, to the extent the Crompton Guarantees secure performance on or after the Closing Date, including by agreeing to enter into a replacement therefor in favor of any third party who is a beneficiary of such Crompton Guarantee. If any Crompton Guarantee cannot be replaced or released at or prior to the Closing, then on the Closing Date, the Purchaser or the applicable Purchaser Designee shall deliver to Crompton a back -to -back guarantee bond or letter of credit in an amount equal to such Crompton Guarantee. From and after the Closing Date, the Purchaser or the applicable Purchaser Designee (to the extent of its Specified Obligations with respect thereto) shall indemnify the Seller Indemnified Parties against, and hold them harmless from, any and all Losses incurred as a result of maintaining any Crompton Guarantee after the Closing. Any release, letter of credit or back -to -back guarantee delivered pursuant to this Section 6.9 shall be in form and substance reasonably satisfactory to the Seller.

             (b)     The Seller shall maintain the outstanding letters of credit, or other financial assurance allowed by Environmental Laws, related to the closed landfills at the Petrolia Facility and maintained by it so long as (i) the Petrolia Facility is owned by the Purchaser or any Purchaser Designee and (ii) such maintenance is required by Environmental Law or a Governmental Authority. The Purchaser shall pay for or promptly reimburse the Seller for the interest costs relating to the Seller's maintenance of the letters of credit, or costs of other financial assurance allowed by Environmental Laws, related to such closed landfills set forth in Schedule 2.5(i). The Seller shall be obligated to provide additional collateral to the extent that it is required for any letter of credit related to the closed landfills maintained by that Seller. The Seller shall retain the right to communicate with Governmental Authorities regarding modification or termination of financial assurance for the closed landfills at the Petrolia Facility, including replacement of the letters of credit with a different type of financial assurance.

             (c)     From the date hereof until the third anniversary of the Closing Date, the Seller shall (and shall cause its Subsidiaries to) maintain the letters of credit set forth in Part 1 (Crompton B.V. Outstanding Bank Guarantees with ABN Amro Bank) of Schedule 1.1B (the "Dutch Guarantees") maintained by it prior to the date hereof. In the event that any Dutch Guarantee is terminated or canceled during such three -year period, the Seller shall be obligated to (and shall cause its applicable Subsidiary to) renew or replace such Dutch Guarantee with a letter of credit of the same amount issued by a financial institution reasonably acceptable to the

Purchaser. The Seller shall be obligated to (and shall cause its applicable Subsidiary to) provide additional collateral to the extent that it is required for any Dutch Guarantee maintained by the Seller or its Subsidiaries. During such three -year period, the Purchaser shall pay to the Seller a fee for maintaining the Dutch Guarantees maintained by it (the "Dutch Guarantee Fee") equal to the applicable Dutch Guarantee Rate of the average daily outstanding amount of such Dutch Guarantees (including drawn and undrawn amounts) maintained by the Seller or its Subsidiaries during each fiscal quarter of the Purchaser. The Dutch Guarantee Fee shall be payable in arrears in quarterly installments on the last Business Day of each fiscal quarter of the Purchaser until the third anniversary of the Closing Date. Other than payment of the Dutch Guarantee Fee, the Purchaser and its Affiliates shall not be responsible for any costs, expenses or fees relating to the maintenance of the Dutch Guarantees. "Dutch Guarantee Rate" shall mean, with respect to any fiscal quarter, (a) the rate of interest announced publicly by the British Bankers Association as its three (3) month LIBOR rate for U.S. dollars on the day which is two (2) Business Days prior to the first day of such fiscal quarter, plus (b) three percent (3%); provided, however, that for the fiscal quarter during which the Closing occurs, the "Dutch Guarantee Rate" shall mean (a) the rate of interest announced publicly by the British Bankers Association as its three (3) month LIBOR rate for U.S. dollars on the Business Day immediately prior to the Closing Date, plus (b) three percent (3%).

     6.10    Taxes.

             (a)     Cooperation. After the Closing, the Seller and the Purchaser shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires providing necessary information, records and documents relating to (i) the Assets or (ii) the Business. The Seller and the Purchaser shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to Taxes.

             (b)     Property Taxes. All real estate, personal property, and similar ad valorem Taxes (including onroerende zaakbelasting) relating to the Assets that are imposed on such Assets with respect to periods beginning before the Closing Date and ending after the Closing Date shall be prorated based on the number of days in such period that occur on or before the Closing Date, on the one hand, and the number of days in such period that occur after the Closing Date, on the other hand, with the amount of such Taxes allocable to the portion of the period ending on the Closing Date being the responsibility of the Seller, on the one hand, and the remainder being the responsibility of the Purchaser and any applicable Purchaser Designee, on the other hand. In the event any real estate, personal property, and similar ad valorem Tax (including onroerende zaakbelasting) is imposed on an Asset and another asset not being purchased hereunder together and it is otherwise unclear what portion of such Tax is attributable to each asset, such Tax shall be prorated based on the respective fair market values of the Asset and the other asset not being purchased hereunder, with only the amount of such Tax allocable to the Asset being taken into account in the allocation of Taxes pursuant to the first sentence of this Section 6.10(b). Neither the Seller, on the one hand, nor the Purchaser and any applicable Purchaser Designee, on the other hand, shall be required to pay an amount under this Section 6.10(b) to the other in respect of a Tax prior to ten (10) Business Days before the due date for such Tax.

             (c)     Taxes Related to Transaction. All sales, use, transfer, real property transfer, value added, recording, registration, stamp, stamp duty or similar Taxes and fees ("Transfer Taxes"), and all recording costs, arising out of the transfer of the Assets pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Assets (including any such Transfer Taxes, costs and expenses arising out of (i) a sale/leaseback transaction with the municipality of Amsterdam or (ii) the transfer of property from Camphina to Jonk B.V. as contemplated by Section 6.26, to the extent such Transfer Taxes, costs and expenses reduce the amount of Transfer Taxes, costs and expenses incurred in connection with the transfer of such property from Jonk B.V. to Purchaser or a Purchase Designee) shall be apportioned fifty percent (50%) to the Seller and fifty percent (50%) to the Purchaser (and any applicable Purchaser Designee), except as otherwise provided in Section 3.5. The Tax Returns relating to such Transfer Taxes shall be timely prepared by the party legally obligated to make such filing, and such Transfer Taxes will be timely paid. At the time of Closing, the parties shall agree to an estimate of the amount of Transfer Taxes that the Seller, on the one hand, and the Purchaser (and any applicable Purchaser Designees), on the other hand, shall be obligated to pay to any taxing authority under this Section 6.10(c). To the extent either of the Seller, on the one hand, and the Purchaser (and the applicable Purchaser Designees), on the other hand, is estimated to be obligated to pay more than the other, the party (the Seller or the Purchaser) estimated to be obligated to pay the lower amount shall pay the other party 50% of the difference at Closing. To the extent the actual amount of any particular Transfer Tax is later determined to be different from the amount estimated, appropriate reimbursement shall be promptly paid to the party who, as a result, has borne more than 50% of the Transfer Taxes. The parties agree to reasonably cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

             (d)     Foreign Employees. After Closing, neither Crompton B.V. nor any Affiliate of Crompton B.V. incorporated under the laws of the Netherlands will recover any Taxes from Foreign Employees transferred to Purchaser.

             (e)     FIRPTA. At the Closing, the Seller shall deliver to Purchaser (i) a properly executed and completed certification of non -foreign status under Treasury Regulation section 1.1445 -2(b) or (ii) a properly executed and completed certification to the effect that the Seller is not transferring any United States real property interest to the Purchaser or any of its assignees.

     6.11     Agreement Not to Compete.

             (a)     For a period of four (4) years following the Closing Date (the "Restricted Period"), the Seller agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly:

                     (i)     (A) manufacture, market or distribute any of the following: naphthenic or paraffinic white oils; petrolatums (other than oxidized petrolatums); microcrystalline waxes; cheese waxes; petroleum -based waxes for the manufacture of hot melt pressure sensitive adhesives; petroleum -based oils for the manufacture of hot melt pressure sensitive adhesives; grain dedusters; telecommunications cable filling compounds; telecommunications cable flooding compounds; release agents applied by spray or brush in baking or candy making; petroleum -based waxes for use in waterproofing for (i) corrugated containers, (ii) paper food containers or (iii) paper cups; petroleum -based oils for use in waterproofing for (x) corrugated containers, (y) paper food containers or (z) paper cups; crayons; wax -based components for polishes; petroleum oil -based components for polishes; oils for printing ink; solvents for printing ink; lubricants for hyper -compressors used in the manufacture of low -density polyethylene; or oils for HCFC compressors (collectively, the "Prohibited Products") (any business of manufacturing, marketing or distributing any Prohibited Product shall be referred to herein as a "Competing Business"); or (B) have a financial interest in (including as a shareholder, member, partner, owner, lender, creditor or in any similar capacity) any Person engaged in any Competing Business;

                     (ii)     disparage the Business, the Purchaser or any of the Purchaser's Affiliates with respect to their operation of the Business or any products or services of the Business to any customer or supplier or prospective customer or supplier of the Purchaser, any such Affiliate or the Business;

                     (iii)     acquire all or any part of any of the businesses identified on Schedule 6.11, regardless of whether any such business is owned by the same Person that owned such business as of the Closing;

                     (iv)     solicit or encourage any Transferred Employee, whose base salary at the date hereof is in excess of $70,000, to leave the employment of the Purchaser or any of its Affiliates engaged in the Business, except for a person who responds to a public advertisement which is not solely aimed at such employee or Transferred Employees or who is first approached when no longer an employee of the Purchaser or any of its Affiliates.

             (b)     Notwithstanding the terms of Section 6.11(a), nothing in Section 6.11(a) shall prohibit or otherwise restrict the Seller or its Affiliates from:

                     (i)     maintaining or continuing the operations of the Seller and its Affiliates that are not being transferred to the Purchaser and its Affiliates hereunder, including the manufacture, marketing and distribution of all products produced by the Seller and its Affiliates as of the Closing Date that are not included within the Business;

                     (ii)     engaging in the sale, marketing and distribution of blends that include white mineral oils;

                     (iii)     acquiring the whole or any part of a Person that carries on all or a portion of a Competing Business or the whole or any part of a business that includes the carrying on of all or a portion of a Competing Business if (A) the primary business of such Person does not comprise a Competing Business and (B) the average annual revenues of such Person or business attributable to the Competing Business did not exceed $37.5 million during the three (3) year period ending on the date of acquisition of such Competing Business and would not reasonably be expected to exceed $37.5 million during the Restricted Period; provided, however, that the Seller or any of its Affiliates may acquire a Person or business that does not fall below the threshold in clause (B) above if the Seller or Affiliate sells, transfers or otherwise disposes of (including by terminating all operations comprising the Competing Business or diverting those operations to a business other than a Competing Business) all assets of such Person or business to the extent used to engage in a Competing Business prohibited hereunder within eighteen (18) months of such acquisition;

                     (iv)     acquiring Great Lakes Chemical Corporation and maintaining or continuing the operations of Great Lakes Chemical Corporation and its Affiliates as such operations exist as of the closing date of such acquisition;

                     (v)     manufacturing, marketing or selling any product (a "Downstream Product") that includes as an ingredient or component any Prohibited Product, provided that (A) such Prohibited Products represent in the aggregate less than 20% of the ingredients or components by weight or volume of such Downstream Product and (B) to the extent the Seller's and its Affiliates' annual production of any individual Downstream Product incorporates a volume of Prohibited Products with a dollar value in excess of $20,000; provided that the Purchaser (or its applicable Purchaser Designee) shall have a right of first refusal to supply such Prohibited Products to the Seller and its Affiliates for use in such Downstream Product subject to the Purchaser (or its applicable Purchaser Designee) agreeing to meet the cost, specifications and delivery time set forth in a bona fide written offer received in good faith from a third party supplier from whom the Seller proposes to purchase such Prohibited Products (provided, however, that the foregoing clause (B) shall not apply to the supply of any Prohibited Product that is the subject of the White Mineral Oil Supply Agreement); or

                     (vi)     owning (A) less than an aggregate of ten percent (10%) of any class of stock of a Person engaged, directly or indirectly, in all or a portion of a Competing Business; or (B) less than ten percent (10%) in value of the indebtedness of a Person engaged, directly or indirectly, in all or a portion of a Competing Business.

             (c)     Notwithstanding anything herein to the contrary, Section 6.11(a) shall not apply to any third party which (i) acquires a majority equity interest in Crompton Corporation or in any of the Affiliates of Crompton Corporation or (ii) acquires all or a portion of the business or assets of Crompton Corporation or any of the Affiliates of Crompton Corporation, regardless of the form of such transaction, and Section 6.11(a) shall not apply to any of the Affiliates of such third party (other than the entity Crompton Corporation and the entities which were Affiliates of Crompton Corporation prior to such acquisition).

             (d)     The Seller recognizes and acknowledges that by reason of its involvement with the Business, it has had access to trade secrets relating to the Business. The Seller acknowledges that such trade secrets are a valuable and unique asset to the Business and covenants that it will not allow the disclosure of any such trade secrets to any Person for any reason whatsoever or at any time whatsoever, unless such information is in the public domain through no wrongful act of the Seller or its Affiliates or such disclosure is required by applicable Law.

             (e)     Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article 12 and other remedies at law may be inadequate in the case of any breach of the covenants contained in Section 6.11(a). Accordingly, if the Seller breaches any provisions of this Section 6.11(a), the Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

             (f)     If any court determines that this Section 6.11, or any part thereof, is invalid or unenforceable, the remainder of this Section 6.11 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that this Section 6.11, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

             (g)     The Seller acknowledges that the Purchaser would not have entered into this Agreement absent the provisions of this Section 6.11.

     6.12    Cooperation.

             (a)     In addition to the access to be provided by the Purchaser and the Purchaser Designees to the Seller pursuant to Sections 6.6 and 12.9(e)(ii), the Purchaser and each Purchaser Designee shall allow the Seller reasonable access to the Transferred Owned Real Property conveyed to it and other properties and facilities conveyed to the Purchaser or such Purchaser Designee pursuant to this Agreement from and after the Closing Date during normal business hours, upon reasonable notice and without unreasonable interference to the Purchaser's or its Affiliates' business operations to the extent necessary or useful in connection with claims or litigation relating to the operation of the Business prior to the Closing Date. In addition to allowing reasonable access, the Purchaser and each Purchaser Designee (to the extent of its Specified Responsibilities with respect thereto) shall use commercially reasonable efforts to work cooperatively with the Seller in connection with any other reasonable request of the Seller in connection with this Section 6.12. Notwithstanding anything to the contrary herein, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records related to such litigation in accordance with Section 6.6, 6.12 or 12.9(e)(ii) shall be subject to applicable rules relating to discovery.

             (b)     In the event and for so long as any party hereto is prosecuting, participating in, contesting or defending against any charge, complaint, Proceeding, hearing, investigation, claim or demand, whenever filed or made, in connection with (i) any transaction contemplated under this Agreement or (ii) the ownership of the Assets or the operation of the Business prior to the Closing (including the Proceedings set forth on Schedule 2.6(d)), each other party hereto shall (A) cooperate with it and its counsel in, and assist it and its counsel with, the contest or defense, (B) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses), and (C) provide such information, testimony and access to its books and records, during normal business hours and upon reasonable notice, in each case as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the prosecuting, participating, contesting or defending party (unless such party is entitled to indemnification therefor under Article 12); provided, however, that any such assistance shall not unreasonably interfere with the conduct of the business of the other party or parties or the performance of any employee's duties. For the avoidance of doubt, this Section 6.12(b) shall not apply with respect to disputes between the parties hereto, except that the parties shall nevertheless be required to make available to each other, pursuant to clause (C) above, all documents relating to the operating condition of the Facilities, the Petrolia Response Actions, the Petrolia Response Action Costs, the Netherlands Response Actions and the Netherlands Response Action Costs. The covenants in this Section 6.12(b) shall not be deemed to limit the access and cooperation to be provided to the Seller by the Purchaser pursuant to Sections 6.6 and 12.9(e).

     6.13    Additional Covenants of the Purchaser.

             (a)     Except as otherwise provided in this Agreement or unless specifically requested or agreed to by the Seller, including pursuant to Section 6.14, or required by applicable Law, each of the Purchaser and each Purchaser Designee agrees that it shall not, and it shall cause its Affiliates not to, contact, or independently engage in any discussions or negotiations with, any Governmental Authority regarding the Petrolia Response Actions or the Environmental Condition at issue therein; provided, however, this Section 6.13(a) shall in no way affect the Purchaser's and any applicable Purchaser Designee's right or ability to engage in communications with respect to ongoing permitting and compliance issues that are not otherwise within the scope of the Petrolia Response Actions. From and after the Closing Date, each of the Purchaser and each Purchaser Designee shall (and shall cause its Affiliates to) notify the Seller promptly upon receipt by any of them of any request for information issued by any Governmental Authority relating to site conditions at the Petrolia Facility or to compliance with Environmental Law in the conduct of the operations of the Business at the Petrolia Facility prior to the Closing Date.

             (b)     The Purchaser and any applicable Purchaser Designee shall cooperate with the Seller in order to facilitate the imposition of such reasonable deed restrictions or other similar land use restrictions on the Petrolia Facility as required by PADEP or as consistent with Environmental Laws and the Commercially Reasonable standard defined in Section 12.9(e)(i), which deed restrictions shall run with the land and be binding upon subsequent owners and users.

             (c)     If the currently contemplated installation of a water line to the Petrolia Facility has not been completed by the Closing, the Purchaser and any applicable Purchaser Designee shall, following the Closing, (i) provide reasonable access to the Petrolia Facility as necessary in order to permit the installation and maintenance of the water line during normal business hours, upon reasonable notice and without unreasonable interference to the Purchaser's (or the Purchaser Designee's) business operations and (ii) record the related easement with the applicable Governmental Authority. At the Seller's option and upon written notice to the Purchaser, the Seller shall be entitled to record such easement with the applicable Governmental Authority following the Closing.

     6.14    Addition of the Purchaser to Pennsylvania Consent Order. Each of the Seller, the Purchaser and the U.S. Purchaser Designee shall use their respective commercially reasonable efforts to work cooperatively with the Pennsylvania Department of Environmental Protection to enter into, as soon as reasonably practicable after the date hereof, a mutually agreeable amended and restated Pennsylvania Consent Order and/or other agreements, which shall, among other things, acknowledge the transfer of the Petrolia Facility from the Seller to the Purchaser (or the U.S. Purchaser Designee) and acknowledge the Purchaser's (or the U.S. Purchaser Designee's) obligation thereunder to provide access to the Petrolia Facility and grant contribution protection to the Purchaser (and the U.S. Purchaser Designee). For purposes of this Section 6.14, "commercially reasonable efforts" shall not include any requirement to initiate litigation.

     6.15    No Solicitation. From and after the date hereof until the Closing or the earlier termination of this Agreement, without the prior written consent of the Purchaser, the Seller agrees that it will not, and will not authorize or permit any of its representatives to, directly or indirectly, solicit, initiate, or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiation relating thereto or accept any Acquisition Proposal. If the Seller receives any such inquiries, offers, or proposals it shall (a) notify the Purchaser orally and in writing of any such inquiries, offers, or proposals (including the terms and conditions of any such inquiry, offer, or proposal and the identity of the Person making it) within twenty -four (24) hours of the receipt thereof, (b) and immediately notify the Person making such proposal that the Seller is precluded from engaging in any discussions or negotiations or accepting any Acquisition Proposal.

     6.16    Covenant Not to Sue. The Seller, on behalf of itself and its Affiliates, hereby covenants in perpetuity not to sue the Purchaser (or the Purchaser Designees) for infringement of intellectual property constituting an Excluded Asset that is necessary to operate the Business as it is currently conducted; provided, however, that the foregoing covenant shall not in any way limit the Seller's right to sue for infringement of any Crompton Name. The foregoing covenant not to sue shall run with the Excluded Assets and inure to the benefit of each of the Purchaser and each Purchaser Designee and its successors in interest.

     6.17    Customer Returns and Warranty Support Services. The Purchaser and each Purchaser Designee (to the extent of its Specified Responsibilities with respect thereto) shall perform or pay for the performance of warranty services or other similar obligations with respect to products of the Business delivered prior to the Closing Date (including replacement or refund obligations) under the warranty terms contained in the applicable Contracts (the "Warranty Obligations"), and the Seller shall reimburse the Purchaser (or the applicable Purchaser Designee) for its actual costs to perform or pay for the performance of such Warranty Obligations ("Warranty Costs"). Upon the receipt by the Seller of a written report from the Purchaser, including supporting documentation, setting forth the details of any Warranty Obligations performed or paid for by the Purchaser (or the applicable Purchaser Designee) for which the Purchaser (or the applicable Purchaser Designee) has not been reimbursed by the Seller, the Seller shall promptly, but in no event later than ten (10) Business Days after receipt of any such written report, reimburse the Purchaser (or the applicable Purchaser Designee) for its Warranty Costs in respect of such Warranty Obligations. The Seller reserves the right to make reasonable audits of the Purchaser's invoices with respect to requests for reimbursement under this Section 6.17, and the Purchaser and any applicable Purchaser Designees shall provide to the Seller such reasonable information and reasonable access to the Purchaser's records necessary to complete any such audit.

     6.18    Customer Accounts Receivable. The Seller, the Purchaser and each applicable Purchaser Designee shall cooperate in good faith in order to ensure that the Seller receives payment of the customer accounts receivable arising from products delivered through the close of business on the day immediately preceding the Closing Date and that the Purchaser (or any applicable Purchaser Designee) receives payment of accounts receivable arising from products delivered on or after the Closing Date. To the extent that either the Purchaser (or any applicable Purchaser Designee), on the one hand, or the Seller, on the other hand, receives payment of accounts receivable owned by the other, the receiving party agrees to promptly (and in any event within ten (10) Business Days) remit the proceeds to the designated bank account of the owner. The Seller may direct all trade debtors to make payment on such accounts receivable arising from products delivered through the close of business on the day immediately preceding the Closing Date to a specified address and/or account.

     6.19    Financial Information. Between the date hereof and the Closing Date, the Seller shall furnish to the Purchaser not later than the 25th day following the end of any fiscal month ending prior to the Closing Date an unaudited statement of revenues and expenses of the Business for the period ended on the last day of the prior fiscal month.

     6.20    Petro -Canada Insurance Recovery. The Purchaser acknowledges (for itself and the Purchaser Designees) that certain events occurring prior to the date hereof, including the August 2003 fire affecting Petro -Canada's Missisauga, Ontario facility (the "Petro -Canada Fire"), may result in the payment of refunds under the Petro -Canada Agreement with respect to periods prior to the Closing, including an anticipated refund relating to increases in the cost of products shipped to the Seller under the Petro -Canada Agreement of approximately $3.3 million arising from the Petro -Canada Fire (all such refunds, the "Petro -Canada Refunds"). Following the Closing, all Petro -Canada Refunds shall (to the extent assignable) be separately assigned by the Purchaser (or any applicable Purchaser Designee) to the Seller. To the extent not so assignable, the Purchaser (and any applicable Purchaser Designee) shall remit to the Seller all Petro -Canada Refunds received by the Purchaser or its Affiliates. In the event that any Petro -Canada Refund is paid in the form of a reduction in prices charged to the Purchaser (or the applicable Purchaser Designee) under the Petro -Canada Agreement, the Purchaser (or the applicable Purchaser Designee) shall remit to the Seller on a quarterly basis the full amount of such price reduction.

     6.21    Customer Rebates. In the event the Purchaser (or any Purchaser Designee) pays (including by offset of accounts receivable) any rebate to any customer of the Business resulting from deliveries of products by the Business on or prior to the Closing Date under any rebate or similar terms of customer Contracts assumed by the Purchaser (or any Purchaser Designee) hereunder, the Seller shall reimburse the Purchaser (or the applicable Purchaser Designee) for the payment of such rebate (the "Rebate Costs"). Any rebates paid by the Purchaser (or a Purchaser Designee) with respect to products delivered by the Business on or prior to the Closing Date and after the Closing Date shall be allocated between the Seller and the Purchaser (and Purchaser Designees) pro rata based on the amount of products delivered on or before the Closing Date, on the one hand, and after the Closing Date, on the other hand. Upon the receipt by the Seller of a written report from the Purchaser, including supporting documentation, setting forth the details of any Rebate Costs incurred by the Purchaser (or a Purchaser Designee) for which the Purchaser (or a Purchaser Designee) has not been reimbursed by the Seller, the Seller shall promptly, but in no event later than ten (10) Business Days after receipt of any such written report, reimburse the Purchaser (or the Purchaser Designee) for its Rebate Costs. The Seller reserves the right to make reasonable audits of the Purchaser's (and the Purchaser Designees') invoices with respect to any request for reimbursement pursuant to this Section 6.21, and the Purchaser (and each applicable Purchaser Designee) shall provide to the Seller such reasonable information and reasonable access to the Purchaser's (and the Purchaser Designees') records necessary to complete any such audit.

     6.22    Collections of Accounts Receivable and Payment of Accounts Payable. On and after the Closing Date, (a) the Seller agrees that it shall not (and shall cause its Subsidiaries not to) collect any accounts or notes receivable related to the Business in a manner other than in the ordinary course and consistent with the past practices of the Business and (b) the Seller agrees that it shall (and shall cause its Subsidiaries to) pay when due all Liabilities with respect to accounts payable of the Business (other than the Petro -Canada Payable). If any such Liabilities (other than Liabilities that are disputed by the Seller or that are subject to a right of offset or other claims) are not so paid, and the Purchaser reasonably determines that failure to pay such Liabilities will impair the Purchaser's use or enjoyment of the Purchased Assets or operation of the Business, the Purchaser may, at any time after the Closing Date, elect to make such payments directly (but shall have no obligation to do so) and the Seller shall (and shall cause its Subsidiaries to) reimburse the Purchaser for any such payment within five (5) Business Days of receipt of written notice, including supporting documentation, setting forth the details of such payment.

     6.23    Purchaser Designees. No later than five (5) Business Days prior to the Closing Date, the Purchaser shall provide the Seller written notice setting forth those Subsidiaries of Purchaser, if any, that the Purchaser desires to have acquire rights or assets hereunder at Closing and become Purchaser Designees, which notice shall specify in reasonable detail those assets and rights to be acquired by each Purchaser Designee. Notwithstanding the foregoing, the Purchaser shall be entitled to designate no more than one (1) Purchaser Designee to purchase the U.S. Business and the U.S. Assets and assume the U.S. Assumed Obligations and one (1) Purchaser Designee to purchase the Dutch Business and the Dutch Assets and assume the Dutch Assumed Obligations. At or prior to Closing, the Purchaser shall cause each Purchaser Designee to execute and deliver to the Seller an agreement in form and substance reasonably acceptable to the Seller pursuant to which such Purchaser Designee (i) becomes a party to this Agreement, and (ii) assumes its Specified Obligations under this Agreement. Notwithstanding anything to the contrary contained herein, following the designation of any Purchaser Designees, the Purchaser shall nevertheless remain liable for all of its obligations under this Agreement until such time as the Purchaser completes the sale, whether by sale of stock, assets, merger or other form of transaction, of (A) all or substantially all of the U.S. Business, at which time the Purchaser shall be released from its obligations under this Agreement and the Purchaser Indemnity Agreement (in each case solely to the extent relating to the U.S. Business, the U.S. Assumed Liabilities or any Related Agreement to the extent related to the U.S. -based portion of the business of the Purchaser and the Purchaser Designees) or (B) all or substantially all of the Dutch Business, at which time the Purchaser shall be released from its obligations under this Agreement and the Purchaser Indemnity Agreement (in each case solely to the extent relating to the Dutch Business, the Dutch Assumed Liabilities or any Related Agreement to the extent related to the Dutch -based portion of the business of the Purchaser and the Purchaser Designees).

     6.24    Updates to Schedules.

             (a)     Following the date of this Agreement, the Seller and the Purchaser (and their respective Representatives) shall cooperate in good faith in reviewing the list of Retained Production Assets listed on Schedule 2.4(n) and shall, at the request of the Purchaser, conduct a "walk -through" of the Amsterdam Facility to physically identify such Retained Production Assets. If either party notifies the other party of any asset that it believes should be added to or deleted from Schedule 2.4(n), consistent with the description of Retained Production Assets set forth in Section 2.4(n), the parties shall use commercially reasonable efforts to agree, prior to the Closing, upon a final Schedule 2.4(n), which shall replace and supersede the version of Schedule 2.4(n) delivered to the Purchaser as of the date hereof. To the extent any addition or deletion to Schedule 2.4(n) as contemplated hereby has any impact on the Financial Statements, the parties hereby agree that such impact on the Financial Statements shall not constitute the basis for any claim of a breach of any representation, warranty, covenant or agreement of the Seller herein or the basis for any claim that the Purchaser (or any Purchaser Designee) is entitled to an adjustment to the Purchase Price in respect thereof.

             (b)     On the Closing Date, the Seller shall provide the Purchaser with an updated version of Schedule 4.15 listing places where material inventories of the Seller and its Subsidiaries with respect to the Business are located as of a date no less than five (5) Business Days prior to the Closing Date.

     6.25    Employment Offers to Certain Foreign Employees. The Purchaser shall (or shall cause an applicable Purchaser Designee to) make offers of employment to each Foreign Employee, other than those Foreign Employees whose offers of employment are within the scope of Exhibit Netherlands, which offers of employment shall be made in all respects in accordance with the applicable requirements of local Law.

     6.26    Camphina Property. The Seller shall take such actions as are necessary to reinstate Camphina to good standing such that it shall have the ability to transfer the parcel of land known as Koog aan de Zaan, Section B, number 2334, including the buildings and works erected or located thereon, to Jonk B.V., allowing Jonk B.V. to transfer such property to Purchaser or a Purchaser Designee hereunder.

     6.27    Withheld Contracts.

             (a)     If the Seller is unable to disclose any Withheld Contract to Purchaser within two (2) weeks prior to the Closing Date because it has not obtained the requisite Consent, the Purchaser shall, in good faith, give the Seller the reasonable opportunity to provide the Purchaser with information necessary to allow the Purchaser to determine whether the transfer of such Withheld Contract as contemplated hereby (or, with respect to Withheld Contracts that are Shared Contracts, the transfer of the rights under such Contracts that relate primarily to the conduct of the Business) would be desirable from the Purchaser's point of view. If the Purchaser determines, in its reasonable discretion, that the transfer of such Withheld Contract (or the rights under such Contract that relate primarily to the conduct of the Business) as part of the Assets would be desirable, the Purchaser's receipt and review thereof shall remain a condition to Closing as contemplated by Section 7.17. If the Purchaser determines, in its reasonable discretion, that transfer of such Withheld Contract (or the rights thereunder that relate primarily to the conduct of the Business) as part of the Assets is not necessary from the Purchaser's point of view, the Seller shall (at its sole cost, expertise and liability) retain or terminate such Withheld Contract and such Withheld Contract and any liability thereunder shall be a Retained Obligation, in which event the Purchaser's receipt and review thereof shall not be a condition to Closing and such Withheld Contract is not a Purchased Contract hereunder.

             (b)     If the Seller provides to the Purchaser a copy of any Withheld Contract following the date hereof but no later than two (2) weeks prior to the Closing Date, the Purchaser shall, within five (5) Business Days after its receipt of such Withheld Contract, notify the Seller if it is not satisfied with the terms and conditions thereof, in which case the Purchaser shall have the right to terminate this Agreement pursuant to Section 10.1(f); provided, however, that the Seller shall, during such five (5) Business Day period, make available to the Purchaser, on a reasonable basis, appropriate employees and members of management (including management of the Business) for assistance in the Purchaser's review and evaluation of such Withheld Contract. If the Purchaser fails to so notify the Seller in writing within such five (5) Business Day period, the Purchaser's satisfaction with the terms and conditions of such Withheld Contract shall not be a condition to Closing under Section 7.17.

     6.28    Sale of Transferred Owned Real Property in Amsterdam. The Seller and the Purchaser or the Dutch Purchaser Designee will use commercially reasonable efforts to negotiate in good faith with the municipality of Amsterdam and agree upon the terms of the sale of the Transferred Owned Real Property relating to the Amsterdam Facility to the municipality of Amsterdam, the subsequent lease or ground lease of the Amsterdam Facility to the Purchaser or the Purchaser Designee and the subsequent grant of a right of superficies with respect to the Retained Units to Crompton B.V. (the "Amsterdam Sale") substantially on the terms set forth in the Port Authority Letter, as amended in accordance with the letters of the Purchaser to the municipality of Amsterdam dated March 10, 2005 and March 16, 2005, and otherwise on commercially reasonable terms. If the parties and the municipality of Amsterdam reach agreement on the terms of the Amsterdam Sale, the parties shall make appropriate modifications to this Agreement as necessary to reflect the terms of such agreement (including, if applicable, the provisions relating to (i) the transfer of the Transferred Owned Real Property relating to the Amsterdam Facility by Crompton B.V. to the municipality of Amsterdam rather than the Purchaser or a Purchaser Designee and (ii) the grant of a right of superficies to the Retained Units to Crompton B.V. by the municipality of Amsterdam rather than by the Purchaser or a Purchaser Designee).

     6.29    The Wells. As soon as practicable after the date of this Agreement, the Seller shall (i) provide the Purchaser with all information in the Seller's possession and control with respect to the Wells and (ii) provide reasonable access to its properties, books and records as contemplated by Section 6.1 so that the Purchaser is able to conduct a due diligence review and investigation of the Wells. The Purchaser shall use commercially reasonable efforts to complete such review and investigation of the Wells as soon as practicable after the date hereof (subject to the Seller's compliance with the first sentence hereof). If the Purchaser determines, in its reasonable discretion, that the transfer of the Wells as part of the Assets would not be desirable, the Purchaser shall be entitled to either (a) terminate this Agreement pursuant to Section 10.1(g) (which the Purchaser agrees to do promptly after completion of such due diligence review and investigation and its determination to exercise its rights under Section 10.1(g)), or (b) otherwise proceed with the transactions contemplated hereby (on the terms and subject to the conditions set forth herein) with the Wells not constituting a part of the Assets. If the Purchaser determines, in its reasonable discretion, that the transfer of the Wells as part of the Assets would be desirable, the parties shall negotiate in good faith appropriate modifications to this Agreement as necessary to reflect the inclusion of the Wells as part of the Assets and the Seller making appropriate representations and warranties regarding the Wells as of the Closing.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

     The obligations of the Purchaser (and the Purchaser Designees) to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Purchaser of the following conditions precedent on or before the Closing Date:

     7.1     Representations and Warranties True. The representations and warranties of the Seller contained herein shall have been accurate, true and correct in all material respects on and as of the date hereof (except with respect to representations and warranties that are qualified by materiality, Business Material Adverse Effect or Seller Material Adverse Effect, which representations and warranties shall have been accurate, true and correct in all respects), and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, the representations and warranties of the Seller contained herein and of the Seller in the Related Agreements shall also be accurate, true and correct in all material respects on and as of the Closing Date (except with respect to representations and warranties that are qualified by materiality, Business Material Adverse Effect or Seller Material Adverse Effect, which representations and warranties shall be accurate, true and correct in all respects); and there shall have been delivered to the Purchaser a certificate to such effect, dated the Closing Date, signed on behalf of the Seller by the President or any Vice President of the Seller. Notwithstanding any of the foregoing, if one or more of any such representations or warranties contained herein (other than the Title and Authorization Warranties) are not accurate, true and correct in all material respects (or in all respects, as applicable) on and as of the date hereof, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, on and as of the Closing Date, the conditions precedent in this Section 7.1 shall nevertheless be deemed satisfied unless the inaccuracy, falsity or incorrectness of such representations or warranties has had or could reasonably be expected to have a Business Material Adverse Effect or a Seller Material Adverse Effect; provided, however, that if one or more of the Seller's Title and Authorization Warranties are not accurate, true and correct in all material respects (or in all respects, as applicable) on and as of the date hereof, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, on and as of the Closing Date, the conditions precedent in this Section 7.1 shall not be deemed satisfied; provided, further, that, if pursuant to this sentence the conditions precedent in this Section 7.1 shall be deemed satisfied despite the inaccuracy, falsity or incorrectness of a representation or warranty (other than as a result of a waiver by the Purchaser of the conditions precedent in this Section 7.1 pursuant to Section 12.13), the satisfaction of such condition shall not adversely affect the right to indemnification, payment on Losses, or other remedy based on such representations and warranties.

     7.2     Compliance with Agreements and Covenants. The Seller shall have in all material respects performed and complied with all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

     7.3     Certificate of Compliance. The Seller shall have delivered to the Purchaser a certificate of the Seller dated as of the Closing Date, executed by a duly authorized officer of the Seller, certifying as to the satisfaction of the conditions set forth in Section 7.1 and Section 7.2.

     7.4     Governmental Consents. Any consents, approvals and filings under any Foreign Competition Laws, to the extent required, shall have been made or obtained.

     7.5     No Injunctions or Other Legal Restraints. No injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Closing shall be in effect.

     7.6     Related Agreements. The form and substance of each Related Agreement shall have been mutually agreed upon by the Purchaser and the Seller Parties, and the Purchaser shall have received from each of the Seller Parties a duly executed copy of each Related Agreement to which such Person is a party.

     7.7     Release of Liens. The Liens on the Assets, other than Permitted Liens, shall have been terminated and released.

     7.8     Required Consent. The Contractual Consents set forth on Schedule 7.8 shall have been obtained, (b) shall be in form and substance reasonably satisfactory to the Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.

     7.9     Material Adverse Effect. Except as set forth on Schedule 4.5, since September 30, 2004, there shall not have been any fact, circumstance, or occurrence that has had or could reasonably be expected to have a Business Material Adverse Effect or a Seller Material Adverse Effect.

     7.10    Works Council Clearance The Works Council Clearance shall have been obtained.

     7.11    Dutch Pension Plan Amendmen. The Dutch Pension Plan (as defined in Exhibit Netherlands) shall have been amended with the approval of the Works Council and no more than 5% of the Dutch Employees shall have dissented upon a request for consent thereto in the form of a negative option, materially in accordance with the request for approval as attached to Exhibit Netherlands as Exhibit A.

     7.12    Dutch Early Retirement Plan Amendment. The Dutch Early Retirement Plan (as defined in Exhibit Netherlands) included in the CBA (as defined in Exhibit Netherlands) shall have been amended with the approval of the relevant unions, materially in accordance with the letters addressed to the unions as attached to Exhibit Netherlands as Exhibit B.

     7.13    Estimated Closing Amount. The parties shall have agreed to the Estimated Closing Amount.

     7.14    Information Technology and Software The SAP 3.1 information technology, software and related hardware obtained by the Purchaser prior to the Closing (the "Purchaser's SAP System") shall be operational in all material respects and satisfactory for the operation of the Business as it is currently being conducted, consistent in all material respects with the operation of such similar hardware and related software as it is currently being operated by the Seller and its Subsidiaries. For the avoidance of doubt, (i) a decision support system for sales reporting and (ii) complete and final securitization of Crompton legacy data shall not be required for Purchaser's SAP System to be deemed sufficient for purposes of this Section 7.14. In addition, the Purchaser shall have the information software and hardware necessary to generate auditable financial statements as well as other reports the details of which will be included in the Transition Services Agreement.

     7.15    Procter & Gamble Right to Lease. The right to lease or sublease a portion of the facilities of the Business pursuant to the Memorandum of Agreement between Procter & Gamble International Operations, SA and the Seller, effective as of March 1, 2003, as amended, restated or otherwise modified, (a) shall have been waived and such waiver shall be in form and substance reasonably satisfactory to the Purchaser, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect, or (b) shall have expired or been superseded and be of no further force or effect.

     7.16    Co -Generation Joint Venture. The joint venture of Witco Warmtekracht B.V. in respect of the existing co -generation plant located at the Amsterdam Facility shall have been terminated to the reasonable satisfaction of the Purchaser or the joint venture partner of Witco Warmtekracht B.V. with respect to such joint venture shall have waived all of its rights in respect of the co -generation plant under the joint venture agreement to the reasonable satisfaction of the Purchaser.

     7.17    Withheld Contracts. The Purchaser shall have received a true and complete copy of each Withheld Contract and shall be satisfied in its sole discretion with the terms and conditions thereof, subject to Section 6.27.

     7.18    Oral or Missing Contracts. To the extent that the Seller shall have updated the description of any Oral or Missing Contract set forth on Schedule 4.13(a) as permitted by Section 4.13(a), the Purchaser shall be satisfied in its sole discretion with the terms and conditions thereof following such update, subject to Section 4.13(b).

     7.19    Amsterdam Sale. Either: (A) the municipality of Amsterdam (and any other Governmental Authority with acquisition rights thereunder) shall have waived its right of first refusal and any similar right with respect to the Transferred Owned Real Property related to the Amsterdam Facility and such waiver shall be in form and substance reasonably satisfactory to the Purchaser (or the Purchaser shall otherwise have received reasonably satisfactory evidence that such right of first refusal and any similar right is no longer in full force and effect); or (B) the Purchaser (or the Dutch Purchaser Designee) shall have entered into an agreement with the municipality of Amsterdam relating to the Amsterdam Sale and (i) the municipality of Amsterdam shall have paid the Purchaser the purchase price for the sale of the Transferred Owned Real Property relating to the Amsterdam Facility on the terms set forth in the Port Authority Letter, as amended in accordance with the letters of the Purchaser to the municipality of Amsterdam dated March 10, 2005 and March 16, 2005, and (ii) the Purchaser (or the Dutch Purchaser Designee) shall have entered into a lease or ground lease of the Amsterdam Facility and, in case of a ground lease, the relevant notarial deed shall have been executed and such lease and deed, if any, (x) shall not materially interfere with the use and transferability of the Purchaser's (or the Dutch Purchaser Designee's) ownership interest in the Amsterdam Facility and (y) shall be otherwise in form and substance reasonably satisfactory to the Purchaser.

     7.20    The Wells. The Purchaser shall have completed, in its reasonable judgment, its due diligence review and investigation of the Wells as contemplated by Section 6.29.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Seller of the following conditions precedent on or before the Closing Date:

     8.1     Representations and Warranties True. The representations and warranties of the Purchaser contained herein shall have been accurate, true and correct in all material respects on and as of the date hereof and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, the representations and warranties of the Purchaser contained herein and of the Purchaser and the Purchaser Designees contained in the Related Agreements shall also be accurate, true and correct in all material respects on and as of the Closing Date; and there shall have been delivered to the Seller a certificate to such effect, dated the Closing Date, signed on behalf of the Purchaser by the President or any Vice President of the Purchaser.

     8.2     Compliance with Agreements and Covenants. The Purchaser shall have in all material respects performed and complied with all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

     8.3     Certificate of Compliance. The Purchaser shall have delivered to the Seller a certificate of the Purchaser dated as of the Closing Date, executed by the Purchaser, certifying as to the satisfaction of the conditions set forth in Sections 8.1 and 8.2.

     8.4     Governmental Consents. Any consents, approvals and filings under any Foreign Competition Laws, to the extent required, shall have been made or obtained.

     8.5     No Injunctions or Other Legal Restraints. No injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Closing shall be in effect.

     8.6     Related Agreements. The form and substance of each Related Agreement shall have been mutually agreed upon by the Purchaser and the Seller, and the Seller shall have received from the Purchaser and each applicable Purchaser Designee a duly executed copy of each Related Agreement to which such Person is a party.

     8.7     Purchase Price. The Seller (for itself and as agent for Crompton B.V., Crompton Corporation S.A. de C.V., Crompton Co./Cie, Crompton Ltda., Witco Warmtekracht B.V. and Jonk B.V., also in its capacity as contemplated owner of the parcel of land, known as Koog aan de Zaan B 2334, near Wezelstraat 2, Koog aan de Zaan, the Netherlands pursuant to the (re -opening of the) liquidation of Camphina) shall have received from the Purchaser the Purchase Price payable at Closing as provided in Section 3.1(a).

     8.8     Works Council Clearance. The Works Council Clearance shall have been obtained.

     8.9     Dutch Pension Plan Amendment. The Dutch Pension Plan (as defined in Exhibit Netherlands) shall have been amended with the approval of the Works Council and no more than 5% of the Dutch Employees shall have dissented upon a request for consent thereto in the form of a negative option, materially in accordance with the request for approval as attached to Exhibit Netherlands as Exhibit A.

     8.10    Dutch Early Retirement Plan Amendment. The Dutch Early Retirement Plan (as defined in Exhibit Netherlands) included in the CBA (as defined in Exhibit Netherlands) shall have been amended with the approval of the relevant unions, materially in accordance with the letters addressed to the unions as attached to Exhibit Netherlands as Exhibit B.

     8.11    Estimated Closing Amount. The parties shall have agreed to the Estimated Closing Amount.

     8.12    Amsterdam Sale. Either: (A) the municipality of Amsterdam (and any other Governmental Authority with acquisition rights thereunder) shall have waived its right of first refusal and any similar right with respect to the Transferred Owned Real Property related to the Amsterdam Facility and such waiver shall be in form and substance reasonably satisfactory to the Seller (or the Seller shall otherwise have received reasonably satisfactory evidence that such right of first refusal and any similar right is no longer in full force and effect); or (B) the Seller or Crompton B.V. shall have entered into an agreement with the municipality of Amsterdam relating to the Amsterdam Sale that shall (i) provide for the grant to Crompton B.V. of a right of superficies, with easements, with respect to the Retained Units allowing Crompton B.V. to continue the uninterrupted use and ownership of the Retained Units from and after the Closing, (ii) not materially interfere with the use and transferability of Crompton B.V.'s ownership interest in the Retained Units and (iii) otherwise be in form and substance reasonably satisfactory to the Seller. The transfer of the Transferred Owned Real Property relating to the Amsterdam Facility as contemplated hereby or by the Amsterdam Sale shall not cause the Seller or any of its Affiliates to breach any of the deeds for the Transferred Owned Real Property relating to the Amsterdam Facility.

ARTICLE 9
CLOSING

     9.1     Closing. Subject to Articles 7 and 8, the Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, New York 10019, at 10:00 a.m. (eastern time) on the second Business Day after all the conditions set forth in Articles 7 and 8 (other than conditions to be satisfied only by the delivery of certificates, opinions or other documents at the Closing, which shall be satisfied or waived at the Closing) have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof); provided, however, that, at the Seller's election, the Closing shall be deferred until the last day of the month in which the Closing would otherwise occur. Once the Closing occurs, the Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (eastern standard time) on the Closing Date.

     9.2     Deliveries by the Seller. At the Closing, the Seller shall deliver to the Purchaser the following:

             (a)     a Bill of Sale duly executed by the Seller and each of the applicable Seller Parties;

             (b)     an Assumption Agreement duly executed by the Seller and each of the applicable Seller Parties;

             (c)     the Right of Superficies duly executed by Crompton B.V.;

             (d)     the Special Warranty Deeds duly executed by the Seller or the applicable Seller Parties, as the case may be, for each Transferred Owned Real Property;

             (e)     a Patent Assignment duly executed by the Seller and the applicable Seller Parties;

             (f)     a Trademark Assignment duly executed by the Seller and the applicable Seller Parties;

             (g)     the Transition Services Agreement duly executed by the Seller;

             (h)     the Supply Agreements duly executed by the Seller or Crompton B.V. and Crompton Europe B.V., as the case may be;

             (i)     the Production Agreement duly executed by Crompton B.V. and Crompton Europe B.V.;

             (j)     the Closing Proration Amount, if payable by the Seller pursuant to Section 2.7;

             (k)     the certificate contemplated by Section 7.1, duly executed by the President or any Vice President of the Seller;

             (l)     executed real property transfer tax forms and returns in connection with Section 6.10(c), if applicable;

             (m)     such affidavits, indemnities and information as the Purchaser's title insurance company shall reasonably require in order to insure the Purchaser's or any Purchaser Designee's title to the Transferred Owned Real Property in accordance with this Agreement (including an affidavit that the Transferred Owned Real Property is not subject to leases, occupancy agreements, possessory rights, options or rights of first refusal);

             (n)     a certificate of the secretary or an assistant secretary or other appropriate officer of the Seller, certifying resolutions of the board of directors of the Seller, approving and authorizing the execution, delivery and performance by the Seller of this Agreement and its Related Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Seller); and

             (o)     such other documents as are reasonably necessary to vest in the Purchaser and the Purchaser Designees title to the Purchased Assets or as may be reasonably requested by the Purchaser in connection with the Closing.

     9.3     Deliveries by the Purchaser. At the Closing, the Purchaser and each of the Purchaser Designees (as to its Specified Responsibilities with respect thereto) shall deliver to the Seller the following:

             (a)     Assumption Agreements duly executed by the Purchaser or the Purchaser Designees;

             (b)     the Right of Superficies duly executed by the Purchaser (or the Dutch Purchaser Designee);

             (c)     the Transition Services Agreement duly executed by the Purchaser and the applicable Purchaser Designees;

             (d)     the Supply Agreements duly executed by the Purchaser (or any applicable Purchaser Designee);

             (e)     the Production Agreement duly executed by the Purchaser (or any applicable Purchaser Designee);

             (f)     the Purchaser Indemnity Agreement duly executed by the Purchaser;

             (g)     the Closing Proration Amount, if payable by the Purchaser pursuant to Section 2.7;

             (h)     the certificate contemplated by Section 8.1, duly executed by the President or any Vice President of the Purchaser;

             (i)     a certificate of the secretary or an assistant secretary of the Purchaser and each Purchaser Designee certifying resolutions of the board of directors (or similar governing body) of the Purchaser and each Purchaser Designee approving and authorizing the execution, delivery and performance by the Purchaser and each Purchaser Designee of this Agreement and its Related Agreements and the consummation by the Purchaser and each Purchaser Designee of the transactions contemplated hereby and thereby (together with an incumbency and signature certificates regarding the officer(s) signing on behalf of the Purchaser and each Purchaser Designee);

             (j)     the Closing Payment in accordance with Sections 3.1 and 13.4; and

             (k)     such other documents as may be reasonably requested by the Seller in connection with the Closing.

ARTICLE 10
TERMINATION

     10.1    Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time prior to the Closing:

             (a)     with the mutual written consent of the Seller and the Purchaser;

             (b)     by the Seller or the Purchaser, if the Closing shall not have taken place on or prior to May 31, 2005; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) the Seller if the failure of the Seller to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or prior to such date or (ii) the Purchaser if the failure of the Purchaser to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or prior to such date;

             (c)     by the Purchaser, if (i) on the date hereof, there shall have been a breach of any representation or warranty of the Seller hereunder and the breach of such representation or warranty would reasonably be expected to have a Business Material Adverse Effect or a Seller Material Adverse Effect, or (ii) after the date hereof there shall have been a material breach of any covenant or obligation of the Seller hereunder, and such breach is incapable of being remedied or, if capable of being remedied, shall not have been remedied within thirty (30) days after receipt by the Seller of a notice in writing from the Purchaser specifying the breach and requesting such breach be remedied;

             (d)     by the Seller, if there shall have been a breach of any representation or warranty of the Purchaser hereunder made on the date hereof and the breach of such representation or warranty would reasonably be expected to have a Purchaser Material Adverse Effect, or a material breach of any covenant or obligation of the Purchaser or any Purchaser Designee hereunder, and such breach is incapable of being remedied or, if capable of being remedied, shall not have been remedied within thirty (30) days after receipt by the Purchaser of notice in writing from the Seller specifying the breach and requesting such breach be remedied;

             (e)     by the Purchaser, if the Seller discloses, or the Purchaser otherwise discovers, the existence of a Business Material Adverse Effect or a Seller Material Adverse Effect that has occurred since the date hereof, other than matters set forth on Schedule 4.5, provided, however, that if the Seller's breach of any covenant or obligation under this Agreement shall have caused such Business Material Adverse Effect or Seller Material Adverse Effect, then the Purchaser shall have the right to terminate this Agreement pursuant to Section 10.1(c) (subject to the limitations set forth therein);

             (f)     by the Purchaser, following the Purchaser's receipt of (i) any update relating to an Oral or Missing Contract pursuant to Section 4.13(b) or (ii) any Withheld Contract pursuant to Section 6.27, in each case if the Purchaser is not satisfied in its sole discretion with the terms and conditions of such Oral or Missing Contract or such Withheld Contract; or

             (g)     by the Purchaser pursuant to Section 6.29.

In the event of termination by the Seller or the Purchaser pursuant to this Section 10.1 (other than Section 10.1(a)), written notice thereof shall be given to the other party hereto.

     10.2    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 6.5 (Brokers), 6.8 (Confidentiality), 13.1 (Expenses) and 13.8 (Publicity), each of which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior intentional breach of this Agreement; provided, however, that (a) in the event the Seller terminates this Agreement pursuant to Section 10.1(d), the Purchaser shall be obligated to pay to the Seller, within five (5) Business Days of such termination, the aggregate amount of $5,000,000, which shall constitute the Seller's sole remedy for (and such amount shall constitute liquidated damages in respect of) any breach by the Purchaser (or the Purchaser Designees) of any of their representations, warranties, covenants or agreements set forth in this Agreement and (b) in the event the Purchaser terminates this Agreement pursuant to Section 10.1(c), the Seller shall be obligated to pay to the Purchaser, within five (5) Business Days of such termination, the aggregate amount of $5,000,000, which shall constitute the Purchaser's (and the Purchaser Designees') sole remedy for (and such amount shall constitute liquidated damages in respect of) any breach by the Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement.

  1
  EMPLOYEES AND EMPLOYEE BENEFITS

       11.1    Scope of Article 11. This Article 11 applies only to Business Employees other than Foreign Employees and, unless otherwise specified, references to "Employee" as used in this Article 11 shall refer only to employees of the Seller who, immediately prior to the Closing Date, work primarily in connection with (a) the Business or (b) the Seller's sodium sulfonate or barium sulfonate businesses conducted at the Petrolia Facility, including any employee on a leave of absence or who is not otherwise actively at work. Matters relating to Foreign Employees are addressed in Exhibit Netherlands and in Section 6.25 and references in this Article 11 shall in no way be interpreted to address matters relating to Foreign Employees.

       11.2    Offers of Employment. (a) Following the Seller's delivery of the list of Business Employees as contemplated by Section 4.17(a) and within a reasonable period of time prior to the Closing, the Purchaser or the U.S. Purchaser Designee shall make offers of employment, effective as of the Closing, to each Business Employee, which offers of employment shall be for base salary, bonuses, incentive compensation, wages, shift differential and other elements of compensation that are substantially comparable in the aggregate to the compensation terms as in effect for each Business Employee immediately prior to the Closing, and which offers of employment shall further provide such other terms and conditions, including employee benefit plans, programs, policies and arrangements, except for benefits provided pursuant to Excluded Seller Benefit Plans, that are substantially comparable in the aggregate to those terms and conditions in effect for each Business Employee immediately prior to the Closing Date. The Purchaser or the U.S. Purchaser Designee will provide the Seller with a copy of written material, if any, provided to any Business Employee(s) or any Transferred Employee(s) on or before the Closing Date in connection with the offers of employment contemplated by this Section 11.2(a) and will also provide the Seller, on or before the Closing Date or Subsequent Transfer Date, as applicable, the name of each Business Employee to whom an offer of employment is made and the name of each Transferred Employee. For any Employee who is not a Business Employee solely because such Employee is not an Active Employee as of the Closing, the Purchaser or the U.S. Purchaser Designee shall make a similar offer of employment to any such Employee who, and at such time, again becomes an Active Employee, which offer of employment shall be effective as of the first day such individual again becomes an Active Employee (which date shall be referred to as the "Subsequent Transfer Date"). All such offers shall be for a comparable position of employment with substantially similar duties and title. If the Purchaser or the U.S. Purchaser Designee acquires or leases the Business Employee's place of employment, the offer shall be at the Business Employee's original place of employment. Otherwise, the offer of employment shall be within twenty five (25) miles of the Business Employee's original place of employment. Each Business Employee who accepts the Purchaser's or the U.S. Purchaser Designee's offer of employment shall become an employee of the Purchaser or the U.S. Purchaser Designee as of the Closing or the Subsequent Transfer Date, as applicable, and shall be referred to herein as a "Transferred Employee." Notwithstanding any other provision of this Agreement to the contrary, all terms and conditions of employment applicable to any Business Employee, including Inactive Business Employees and Transferred Employees, who is covered by a Union Contract shall be governed by the terms of the applicable collective bargaining agreement. Nothing herein shall restrict the Purchaser or the U.S. Purchaser Designee from changing the duties or titles of any Business Employees or the location of any Business Employee's workplace, in each case, as determined immediately prior to the Closing Date, at any time after the first anniversary of the Closing Date.

               (b)     The Purchaser shall (or shall cause the U.S. Purchaser Designee to) take all reasonable actions to ensure that the terms and conditions of all offers of employment made pursuant to this Section 11.2 satisfy all requirements of applicable Law. The Seller shall take reasonable actions to cooperate and assist the Purchaser or the U.S. Purchaser Designee in hiring Business Employees and shall not offer employment (or arrange to have a Subsidiary or Affiliate offer employment) to any such Business Employee without the prior written consent of the Purchaser.

               (c)     Except as otherwise provided in this Article 11, the Seller shall be solely responsible for any and all Liabilities which have arisen or may arise in any way from the employment, compensation or benefits of any of its or its Subsidiary's Employees or former Employees, including but not limited to the Transferred Employees, or the termination thereof up to the Closing (or, if applicable with respect to an Employee, after the Subsequent Transfer Date).

               (d)     Effective as of the Closing (or, if applicable with respect to an Employee, the Subsequent Transfer Date), the Seller shall take all reasonable actions to (i) cause all Transferred Employees to cease to participate in all Seller Benefit Plans, and (ii) fully vest all Transferred Employees in their accrued benefits and account balances under all Seller Benefit Plans that are "employee pension benefit plans" (as defined in section 3(2) of ERISA), other than any multiemployer plan or any Seller Benefit Plan (or benefit provided thereunder) maintained pursuant to a Union Contract.

       11.3    Liabilities for Seller Benefit Plans and Purchaser Benefit Plans. Except as provided herein, following the Closing Date, the Seller or one or more of its Affiliates shall retain all, and the Purchaser (and the Purchaser Designees) shall not assume and shall not be deemed to have assumed any, liability or responsibility for Liabilities under, with respect to or arising in connection with any Seller Benefit Plan, except to the extent provided by any Union Contract, and the Purchaser (and the U.S. Purchaser Designee) shall have all, and the Seller and its Affiliates shall not assume and shall not be deemed to have assumed any, liability or responsibility for Liabilities under, with respect to or arising in connection with any Purchaser Benefit Plan. The Seller and its Affiliates shall pay to the Transferred Employees all compensation earned or accrued by Transferred Employees through the Closing (or, if applicable with respect to an Employee, the Subsequent Transfer Date), including bonuses and incentive payments earned by the Transferred Employees through the Closing (or, if later with respect to an Employee, the Subsequent Transfer Date) under the terms and conditions of the Seller Benefit Plans. As of the Closing (or, if later with respect to an Employee, the Subsequent Transfer Date), the Purchaser (and the U.S. Purchaser Designee) will assume liability for and will provide to each such Transferred Employee entitlement to accrued but unpaid vacation and sick days equal to that earned but unused through employment with the Seller prior to Closing (or, if later with respect to an Employee, the Subsequent Transfer Date).

       11.4    Purchaser Plans.

               (a)     Transferred Employees shall cease to participate in each of the Seller Benefit Plans for periods after the Closing (or, if applicable with respect to an Employee, the Subsequent Transfer Date). For periods after the Closing (or, if applicable with respect to an Employee, the Subsequent Transfer Date), each Transferred Employee shall be eligible, subject to the provisions of this Article 11, to participate in the Purchaser Benefit Plans which, for the period from the Closing Date until December 31, 2005, shall provide benefits which are substantially comparable in the aggregate to the benefits provided under the corresponding Seller Benefit Plans as in effect immediately prior to the Closing; provided, however, that neither Purchaser nor any Purchaser Designee shall be under any obligation to provide benefits that are comparable or similar to those benefits provided to Transferred Employees through any Excluded Seller Plans prior to the Closing (or, if applicable, the Subsequent Transfer Date). Without limiting the generality of the foregoing, to the extent applicable, Transferred Employees (and their eligible dependents) shall be given credit for their service with the Seller and its Affiliates for all purposes (other than benefit accrual under a defined benefit pension plan) to the extent such service was taken into account under a corresponding Seller Benefit Plan and for purposes of satisfying any waiting periods and evidence of insurability requirements, shall be covered under any Purchaser Benefit Plan which is a welfare benefit plan without application of pre -existing condition limitations and shall be given credit for amounts paid under a corresponding Seller Benefit Plan during the same period for purposes of applying deductibles, copayments and out -of -pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the corresponding Purchaser Benefit Plan. Notwithstanding the foregoing provisions of this Section 11.4, service and other amounts shall not be credited to Transferred Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in duplication of benefits.

               (b)     Effective as of the Closing Date (or, to the extent applicable to an Employee, effective as of the Subsequent Transfer Date) or as soon as practicable thereafter, and subject to the other provisions of this Article 11, the Purchaser shall (or cause the U.S. Purchaser Designee to) establish or designate a defined contribution plan (as defined in section 3(34) of ERISA) ("Purchaser's 401(k) Plan") for the benefit of Transferred Employees who, as of the Closing Date (or, if applicable, the Subsequent Transfer Date), had account balances under the Seller's 401(k) Plan or the Seller's ESOP. On or as soon as practicable after the Closing Date (or, if applicable to an Employee, the Subsequent Transfer Date), the assets of the Seller's 401(k) Plan and the Seller's ESOP attributable to the accrued benefits of Transferred Employees shall be transferred in cash and promissory notes evidencing outstanding loans to Transferred Employees to the trustee of the Purchaser's 401(k) Plan. The Seller shall use reasonable efforts to prevent any outstanding loans to Transferred Employees under the Seller's 401(k) Plan from defaulting as a result of the transactions contemplated by this Agreement and resulting in taxable income to Transferred Employees. The transfer of assets and liabilities from the Seller's 401(k) Plan and the Seller's ESOP to the Purchaser's (or the U.S. Purchaser Designee's) 401(k) Plan shall conform in all respects with sections 411(d)(6) and 414(l) of the Code. Notwithstanding the foregoing provisions of this Section 11.4(b), no transfer of assets and liabilities from the Seller's 401(k) Plan and the Seller's ESOP to the Purchaser's (or the U.S. Purchaser Designee's) 401(k) Plan shall occur until the Seller receives evidence, reasonably satisfactory to it, that the Purchaser's (or the U.S. Purchaser Designee's) 401(k) Plan satisfies the requirements of section 401(a) of the Code.

               (c)     Without limiting the generality of Section 11.4(a), any Seller Benefit Plans which are employee welfare benefit plans (the "Seller's Welfare Plans") shall only be required to pay claims of Transferred Employees or their dependents or beneficiaries required to be paid under the terms of the Seller's Welfare Plans and incurred prior to the Closing (or, if applicable with respect to an individual, the Subsequent Transfer Date) provided that for the purposes of this Section 11.4(c), a claim shall be deemed incurred in accordance with the following:

                       (i)     a medical, dental, or flexible spending account (including medical, dental and dependent care flexible spending accounts) claim is incurred on the date the service is rendered or the product is purchased;

                       (ii)     a life insurance claim is incurred on the date of the individual's death; and

                       (iii)     a long term disability claim is incurred on the date the individual becomes disabled under the terms of the relevant plan or program, provided that if the individual returns to employment after the Closing for a period of time that would require a new elimination period to be satisfied, any subsequent claim shall not be deemed to have been incurred prior to the Closing.

               (d)     Effective as of the Closing Date, the Purchaser shall (or shall cause the U.S. Purchaser Designee to) establish cafeteria plans (as defined in section 125 of the Code) (the "Purchaser's Cafeteria Plans") for the benefit of Transferred Employees. Further, the Purchaser shall (or shall cause the U.S. Purchaser Designee to) assume all Liabilities arising for the Coverage Period with respect to Transferred Employees under the Seller Benefit Plans which are cafeteria plans (the "Seller's Cafeteria Plans") to reimburse such Transferred Employees for qualifying health care and dependent care expenses through a flexible spending arrangement (as determined in accordance with section 125 of the Code) ("Qualifying Expenses"). On or as soon as practicable following the Closing Date, the Seller shall transfer to the Purchaser, in cash, an amount equal to the difference (for the Seller's Cafeteria Plan) between (i) the amount contributed to the Seller's Cafeteria Plan by Transferred Employees (through payroll deductions or otherwise) in contemplation of reimbursement for Qualifying Expenses for the period beginning on January 1, 2005 and ending on the day prior to the Closing Date (the "Coverage Period"), and (ii) the total reimbursements paid to Transferred Employees from the applicable Seller's Cafeteria Plan for the Coverage Period (determined as of the Closing Date) for Qualifying Expenses. Prior to the Closing, the Seller shall provide notice to each Transferred Employee who participates in the Seller's Cafeteria Plans that all claims under such plans for the Coverage Period will be the responsibility of the Purchaser's Cafeteria Plans after the Closing and that, on and after the Closing Date, Transferred Employees will participate in the Purchaser's Cafeteria Plans on substantially the same terms as applied under the Seller's Cafeteria Plans immediately prior to the Closing Date.

               (e)     The Purchaser shall (or shall cause the U.S. Purchaser Designee to) assume all obligations of the Seller and its Affiliates under section 4980B of the Code and sections 601 et. seq. of ERISA with respect to Transferred Employees and their eligible dependents to the extent the obligations thereunder arise as a result of qualifying events (as defined in section 4980B of the Code and section 603 of ERISA) occurring after the Closing and after Transferred Employees commence employment with the Purchaser or the U.S. Purchaser Designee.

       11.5    No Third Party Beneficiaries. No provision of this Article 11 shall create any third party beneficiary or other rights in any Person (including any Transferred Employee or any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with either the Purchaser or any of its Affiliates and no provision of this Article 11 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Seller Benefit Plan or any Purchaser Benefit Plan.

       11.6    WARN Act. In the event that there is a mass layoff or plant closing occurring prior to the Closing Date, the Seller shall be responsible for any liability under the WARN Act. In the event that there is a mass layoff or plant closing on or after the Closing Date or as a result of the Purchaser's (or any Purchaser Designee's) failure to comply with the provisions of this Article 11, the Purchaser (and the applicable Purchaser Designee, to the extent of its Specified Responsibilities with respect thereto) shall be responsible for any liabilities under the WARN Act.

  ARTICLE 12
  INDEMNIFICATION

       12.1    Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of eighteen (18) months after the Closing, except that (a) Tax Warranties shall survive the Closing until the Tax Statute of Limitations Date, (b) the representations and warranties contained in Section 4.16 shall survive until thirty (30) days after the expiration of the statute of limitations applicable to the matters covered thereby (including any extensions thereof) and (c) Title and Authorization Warranties shall survive indefinitely. The covenants and agreements contained in this Agreement shall survive indefinitely, unless any such covenant or agreement terminates on an earlier date by its terms. Neither the Purchaser, the Seller nor any other party hereto shall have any liability with respect to claims first asserted in connection with any representation, warranty, covenant or agreement after the survival period specified therefor in this Section 12.1. In the event written notice of any claim for indemnification hereunder shall have been given within the applicable survival period, the representations, warranties, covenants or agreements that are the subject of such indemnification claim shall survive (solely with respect to the subject matter of such indemnification claim) until such time as such claim is finally resolved in accordance with the terms hereof. If more than one survival period applies to a particular claim, the longest of such survival periods shall be the controlling survival period for such claim.

       12.2    Indemnification by the Seller. Subject to Section 12.4, the Seller agrees to indemnify the Purchaser and its Representatives (each, a "Purchaser Indemnified Party") against, and agrees to defend and hold the Purchaser Indemnified Parties harmless from, against and in respect of, any and all Losses incurred or suffered by any Purchaser Indemnified Party to the extent arising out of or relating to any of the following:

               (a)     any breach of or any inaccuracy in any representation or warranty made by the Seller in this Agreement, in any Conveyance Document or in any certificate delivered by the Seller at the Closing;

               (b)     any breach of or failure by the Seller to perform any covenant or obligation of the Seller set out in this Agreement, in any Conveyance Document or in any certificate delivered by the Seller at the Closing;

               (c)     any Excluded Asset;

               (d)     any Retained Obligation; or

               (e)     any claims (which claims are referred to as "Dutch Employee Claims") of any Business Employee who is employed by Crompton B.V. or any Affiliate of Crompton B.V. in the Netherlands and who transfers to employment with the Purchaser or one of its Affiliates in connection with the transactions contemplated hereby (the "Dutch Transferred Employees") if, and only to the extent that, (A) such claims relate to written objections by such Dutch Transferred Employee to changes to the Dutch Pension Plan (as defined in Exhibit Netherlands) as approved by the Works Council as provided in this Agreement, (B) such claims are for increases in benefits related to years of service prior to the Closing as a result of the objection of such Dutch Transferred Employees (determined by comparing the cash value of the benefits that would have been accrued under the original Dutch Pension Plan and the cash value of the contribution (including any yield thereon) the Purchaser or its Affiliates made or would have made under the amended Dutch Pension Plan as approved by the Works Council prior to the Closing), and (C) such claims are made by such Dutch Transferred Employee prior to the second anniversary of the Closing Date.

       12.3    Indemnification by the Purchaser. The Purchaser and each of the Purchaser Designees agrees to indemnify the Seller and its Representatives (each, a "Seller Indemnified Party") against, and agrees to defend and hold the Seller Indemnified Parties harmless from, against and in respect of, any and all Losses incurred or suffered by any Seller Indemnified Party to the extent arising out of any of the following (it being understood that, in the case of any Purchaser Designee, such Purchaser Designee shall have no obligation under this Section 12.3 with respect to any Loss except to the extent such Loss arises out of or relates to a Specified Obligation of such Purchaser Designee, any Asset held by such Purchaser Designee or any Liability of such Purchaser Designee that is an Assumed Obligation.):

               (a)     any breach of or any inaccuracy in any representation or warranty made by the Purchaser or any Purchaser Designee in this Agreement, in any Conveyance Document or in any certificate delivered by the Purchaser or any Purchaser Designee at the Closing;

               (b)     any breach of or failure by the Purchaser or any Purchaser Designee to perform any covenant or obligation of such party set out in this Agreement, in any Conveyance Document or in any certificate delivered by such party at the Closing;

               (c)     any Assumed Obligation; or

               (d)     unless otherwise provided in Section 12.9, the ownership or operation of the Business or the Assets subsequent to the Closing.

  Subject to Section 6.23 but notwithstanding any other provision to the contrary contained herein, the parties acknowledge and agree that (i) the Purchaser shall be liable under this Section 12.3 jointly with the Purchaser Designees and (ii) each Purchaser Designee shall be liable under this Section 12.3 jointly with the Purchaser and severally and not jointly with each other.

       12.4    Limitations on Liability. Notwithstanding any other provision of this Agreement or any right or remedy available under any Law:

               (a)     The Purchaser Indemnified Parties shall have the right to payment by the Seller under Section 12.2(a) only if, and only to the extent that the Purchaser Indemnified Parties shall have incurred (i) as to all claims under Section 12.2(a) indemnifiable Losses in excess of $750,000 (in determining whether this aggregate threshold has been satisfied, only Losses exceeding the per claim threshold set forth in clause (ii) shall be included), and (ii) as to any particular claim or series of related or substantially similar claims under Section 12.2(a), indemnifiable Losses in excess of $5,000; provided, however, that the limitations contained in this Section 12.4(a) shall not apply with respect to breaches of Title and Authorization Warranties.

               (b)     The Seller shall have no liability to make payments under Section 12.2(a) in excess of $15,000,000 (the "Warranty Cap"); provided, however, with respect to claims based on a breach of any of the Title and Authorization Warranties, the Warranty Cap shall be the Base Purchase Price in the aggregate; provided, further, that in no event shall the Seller's aggregate liability for indemnification under Section 12.2(a) exceed the Base Purchase Price in the aggregate.

               (c)     If the final Inventory Adjustment Amount is positive and exceeds $4,000,000 (the amount in excess of $4,000,000 referred to as the "Excess Inventory Amount"), then the Purchaser Indemnified Parties shall have the right to payment by the Seller under Section 12.2(a) arising from a breach of Section 4.15 only if, and only to the extent that, (i) the Purchaser Indemnified Parties shall have incurred indemnifiable Losses arising from breaches of Section 4.15 in excess of the Excess Inventory Amount and (ii) the limitations set forth in Section 12.4(a) are otherwise satisfied

               (d)     For purposes of determining the amount of Losses sustained or incurred with respect to the breach of any representation or warranty (but not whether there has been a breach or inaccuracy of any such representation or warranty), each representation and warranty made hereunder shall be interpreted without giving effect to the words "material", "materiality", "Business Material Adverse Effect", "Seller Material Adverse Effect" or words of similar effect.

               (e)     The Seller Indemnified Parties shall have the right to payment by the Purchaser under Section 12.3(a) only if, and only to the extent that the Seller Indemnified Parties shall have incurred (i) as to all claims under Section 12.3(a) indemnifiable Losses in excess of $750,000 (in determining whether this aggregate threshold has been satisfied, only Losses exceeding the per claim threshold set forth in clause (ii) shall be included), and (ii) as to any particular claim or series of related or substantially similar claims under Section 12.3(a), indemnifiable Losses in excess of $5,000; provided, however, that the limitations contained in this Section 12.4(e) shall not apply with respect to breaches of Title and Authorization Warranties.

               (f)     The Purchaser and the Purchaser Designees shall have no obligation to make payments under Section 12.3(a) in excess of the Warranty Cap; provided, however, with respect to claims based on a breach of any of the Title and Authorization Warranties, the Warranty Cap shall be the Base Purchase Price in the aggregate; provided, further, that in no event shall the Purchaser's and the Purchaser Designees' aggregate liability for indemnification under Section 12.3(a) exceed the Base Purchase Price in the aggregate.

               (g)     Except for any (i) claims seeking equitable relief in connection with the failure of any party to perform its covenants hereunder, (ii) claims arising from fraud or willful misconduct or (iii) claims a party may have against any other party under the express terms of any Related Agreement (other than Conveyance Document), from and after the Closing, the provisions of Article 3 and the indemnification provisions set forth in this Article 12 and in Section 6.5 and Section 6.9 shall be the exclusive remedies of the parties hereto and their respective Representatives with respect to any and all claims in respect of this Agreement or the transactions contemplated hereby (including for any breach of or inaccuracy in any representation or warranty or any non -compliance with or breach of or default in the performance of any of the covenants or agreements contained in this Agreement) and the parties shall not be entitled to any further indemnification, contribution, recovery or other rights or claims of any nature whatsoever in respect thereof (whether under this Agreement or under any common law theory or any statute or other Law, including any Environmental Law, or otherwise), all of which the parties hereto hereby waive.

               (h)     Neither the Seller nor any of its Affiliates shall have any liability under or otherwise in connection with this Agreement or the transactions contemplated hereby for any Loss to the extent arising from a change in Law that becomes effective after the Closing, except as a change in Law may affect the Seller's obligations or liability with respect to the Petrolia Response Actions or the Netherlands Response Actions, and except as contemplated by Section 12.9(d); provided, however, that no such change in Law shall negate the limitations on the Seller's obligations and liabilities under Section 12.9, including limitations as to amount or duration.

               (i)     The Seller shall have no liability to make payments under Section 12.2(e) in excess of $2,000,000 in the aggregate.

               (j)     Other than as set forth in Article 4, the Seller is selling the Assets that are tangible assets on an "as is, where is" basis and disclaim all warranties, representations and guarantees relating to the adequacy of such Assets, whether express or implied. Notwithstanding anything to the contrary, including but not limited to the provisions of Sections 2.6(d) and 4.20, the Seller's Liabilities hereunder in respect of pre -Closing non -compliance with Environmental Laws, to the extent related to the tangible personal property, buildings or fixtures of the Seller or any of its Subsidiaries (the "Tangible Assets"), shall be limited to the cost of any required replacement of Tangible Assets or the purchase of new equipment not in use as of the Closing, and shall not include the cost of testing, cleaning, emptying, repairing or upgrading or taking any similar action with respect to the Tangible Assets; provided that (i) the requirement to replace such Tangible Assets or purchase such new equipment not in use as of the Closing shall be the result of written notice of violation from, an order issued by, or an enforcement action brought by, a Governmental Authority, without solicitation by Purchaser or any Purchaser Designee, of which the Seller receives notice within thirty -six (36) months after the Closing Date, (ii) the cost thereof shall be the lowest cost alternative on a present value basis sufficient to achieve compliance with Environmental Laws (from the perspective of a reasonable business person acting without regard to indemnity herein) taking into account the Purchaser's or applicable Purchaser's Designee's reasonable industrial use of the property and (iii) the Seller's Liabilities hereunder in respect of pre -Closing non -compliance with Environmental Laws, to the extent related to the Tangible Assets, shall not exceed $2 million in the aggregate.

       12.5    Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, or the commencement of any Proceeding, of the type described in Section 12.6, but in any event no later than thirty (30) Business Days after first becoming aware of such claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 12.4 have been satisfied or do not apply; provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article 12 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

       12.6    Notice of Third Party Claims; Assumption of Defense.

               (a)     The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than ten (10) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any Proceeding, by any Person not a party hereto (a "Third Party Claim") in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 12.4 have been satisfied or do not apply); provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article 12 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such Third Party Claim and (b) upon notice to the Indemnified Person, at any time during the course of any such Third Party Claim, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to clause (a) in the proviso in Section 12.7, to settle or compromise such Third Party Claim. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

               (b)     Notwithstanding the foregoing, the Purchaser shall not be entitled to assume or maintain control of the defense of an Other Claim that is attributable or alleged to be attributable to both the Seller's pre -Closing operation of the Business or the Assets and to the Purchaser's post -Closing operation of the Business or the Assets (but shall nevertheless be entitled to participate, at its expense, in the defense of such claim), if the Seller, in its sole discretion, elects to assume control of the defense of such claim; provided, however, that in any such case the Purchaser shall pay its ratable portion (in relation to the comparative responsibility of the parties with respect to the underlying claim) of the fees and expenses of counsel retained by the Seller in connection with such claim.

               (c)     Except as provided in Section 12.6(b), all fees and expenses of counsel incurred in connection with Other Claims shall be the responsibility of the party incurring such fees or expenses, and no Indemnified Party shall be entitled to indemnification for Losses arising from any such claim to the extent such Losses consist of fees and expenses of counsel, regardless of whether the Indemnifying Party has an indemnification obligation for other Losses resulting from such claim.

               (d)     Notwithstanding anything to the contrary contained herein, the procedures contained in this Section 12.6 shall not be applicable to claims for payment of Petrolia Response Action Costs or Netherlands Response Action Costs under Section 12.9.

       12.7    Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (a) of Section 12.6) or the Indemnifying Person, as the case may be, of any such claim or Proceeding of the kind referred to in Section 12.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that (a) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent and (b) the Indemnified Person will not compromise or settle any claim or Proceeding without the prior written consent of the Indemnifying Person.

       12.8    Time Limits. Any right to indemnification or other recovery under this Article 12 shall only apply to Losses arising from breaches of representations, warranties, covenants, agreements and obligations with respect to which the Indemnified Person shall have notified the Indemnifying Person in writing within the applicable time period set forth in Section 12.1.

       12.9    Environmental Indemnification. The provisions of this Section 12.9 set forth the exclusive indemnification obligations of the Seller, the Purchaser and the Purchaser Designees for (i) any costs or expenses incurred by the Seller and the Purchaser in performing the Petrolia Response Actions, the Netherlands Response Actions and the Sulfur Trioxide Costs and (ii) any Losses arising from the other matters addressed in this Section 12.9 (collectively, the "Environmental Indemnification"). Notwithstanding any other provision of this Agreement or any right or remedy available under any Law, and expressly waiving any statutory and common law claims for indemnification or contribution (including, but not limited to, any claims that may arise under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state legislation), the Seller, the Purchaser and the Purchaser Designees agree that the sole remedy of each of them as to any claim with respect to the matters addressed in this Section 12.9, which shall not include Other Claims, shall be as follows:

               (a)     The Seller shall conduct the Petrolia Response Actions, as set forth herein. Except as otherwise provided in this Section 12.9(a), the Seller shall be responsible for and shall indemnify the Purchaser Indemnified Parties against, and hold them harmless from, all Petrolia Response Action Costs.

                       (i)     Each of the Purchaser and the U.S. Purchaser Designee agrees to be responsible for and shall indemnify the Seller Indemnified Parties against, and hold them harmless from, all Losses incurred by the Seller Indemnified Parties in connection with Petrolia Response Actions that are caused by the Release of Hazardous Substances after the Closing.

                       (ii)     Each of the Purchaser and the U.S. Purchaser Designee agrees to be responsible for and shall indemnify the Seller Indemnified Parties against, and hold them harmless from, all Losses incurred by the Seller Indemnified Parties in connection with the Petrolia Response Actions that are expressly excluded from the definition of Petrolia Response

  Action Costs hereunder, except for internal personnel costs for overseeing the Petrolia Response Actions.

                       (iii)     Each of the Purchaser and the U.S. Purchaser Designee agrees to be responsible for and shall indemnify the Seller Indemnified Parties against, and hold them harmless from, all Losses incurred by the Seller Indemnified Parties in connection with the Petrolia Response Actions that arise out of (A) the Purchaser's (or the U.S. Purchaser Designee's) failure to maintain in good condition, or to reestablish to the extent removed, any barrier (including, for example, building foundations and concrete or asphalt floors or other surfaces) or institutional control that has the intent of, effect of or is or may be approved by a Governmental Authority to, contain or restrict access to or mitigate the migration of Hazardous Substances or (B) any change in the use of the Petrolia Facility after the Closing to a use other than industrial use.

                       (iv)     Each of the Purchaser and the U.S. Purchaser Designee (to the extent of its Specified Responsibilities with respect thereto) agrees to be responsible for and shall indemnify the Seller Indemnified Parties against, and hold them harmless from, all Losses incurred by the Seller Indemnified Parties in connection with the Petrolia Response Actions arising out of the performance of any Environmental Tests, except as provided for herein.

                       (v)     Each of the Purchaser and the U.S. Purchaser Designee shall be responsible for, and shall indemnify the Seller Indemnified Parties against, and hold them harmless from, the Purchaser's share, as shown in the chart below, of all Petrolia Response Action Costs (excluding costs referenced in clauses (i) through (iv) above, for which the Purchaser and the U.S. Purchaser Designee shall be solely responsible) incurred by the Seller Indemnified Parties in undertaking the Petrolia Response Actions:

Total Petrolia Response Action Cost	Seller's Share	Purchaser's Share
$0 - $3,900,000	100%	0%
$3,900,000 - $11,500,000	75%	25%
$11,500,000+	0%	100%

  It is further agreed that the Seller's indemnification obligations pursuant to this Section 12.9(a) shall survive the Closing until the Seller has submitted a final report pursuant to the Pennsylvania Consent Order that has been approved or deemed approved under 35 P.S.§ § 6026.302(e)(3), 6026.303(h)(3) and/or 6026.304(n)(2) or has obtained a similar approval if those statutory provisions are modified, at which time any obligation (except for any outstanding unpaid obligations) owed by the Seller pursuant to this Section 12.9(a) (and regardless of the proportion of liability it bears with respect thereto) shall terminate. The Seller shall at all times (and regardless of the proportion of liability it bears with respect thereto) have the right but not the obligation to control and direct the performance of the Petrolia Response Actions or any portion thereof. If and to the extent that the Seller does not exercise its right to control and direct all or a portion of the performance of the Petrolia Response Actions or if the Seller willfully fails to diligently perform the Petrolia Response Actions, upon written notice to the Seller and reasonable period to cure, and with such assistance from the Seller as may reasonably be required to effect any necessary amendment to the Pennsylvania Consent Order, the Purchaser shall control and direct the performance of the Petrolia Response Actions or such portion thereof. To the extent that any Petrolia Response Actions are performed by third party contractors ("Contractors"), the Directing Party shall cause the Contractor to send copies of all invoices to the Other Party. The Other Party shall have fifteen (15) days from receipt of any such invoice to notify the Directing Party of any objections to the costs on such invoice and shall have thirty (30) days from receipt of such invoice to reimburse the Directing Party for the Other Party's share, according to this Agreement, of costs to which no objection is made. The parties shall cooperate to resolve any objections regarding Contractor invoices with the Contractor, and the Other Party shall reimburse the Directing Party for the Other Party's share of any costs related to such resolution within thirty (30) days of such resolution.

               (b)     The Purchaser shall conduct the Netherlands Response Actions, as set forth herein. Except as otherwise provided in this Section 12.9(b), the Seller shall be responsible for and shall indemnify the Purchaser Indemnified Parties against, and hold them harmless from, all Netherlands Response Action Costs.

                       (i)     Each of the Purchaser and the Dutch Purchaser Designee agrees to be responsible for and shall indemnify the Seller Indemnified Parties against, and hold them harmless from, all Losses incurred by the Seller Indemnified Parties in connection with the Netherlands Response Actions that are caused by the Release of Hazardous Substances after the Closing.

                       (ii)     Each of the Purchaser and the Dutch Purchaser Designee agrees to be responsible for and shall indemnify the Seller Indemnified Parties against, and hold them harmless from, all Losses incurred by the Seller Indemnified Parties that arise out of (A) the Purchaser's (or the Dutch Purchaser Designee's) failure to maintain in good condition, or to reestablish to the extent removed, any barrier (including, for example, building foundations and concrete or asphalt floors or other surfaces) or institutional control that has the intent of, effect of or is or may be approved by a Governmental Authority to, contain or restrict access to or mitigate the migration of Hazardous Substances or (B) any change in the use of any Netherlands Facility after the Closing to a use other than industrial use.

                       (iii)     Each of the Purchaser and the Dutch Purchaser Designee agrees to be responsible for and shall indemnify the Seller Indemnified Parties against, and hold them harmless from, all Losses incurred by the Seller Indemnified Parties in connection with the Netherlands Response Actions arising out of the performance of any Environmental Tests, except as provided for herein.

                       (iv)     Each of the Purchaser and the Dutch Purchaser Designee shall be responsible for, and shall indemnify the Seller Indemnified Parties against, and hold them harmless from, the Purchaser's share, as shown in the chart below, of all Netherlands Response Action Costs (excluding costs referenced in clauses (i) through (iii) above, for which the Purchaser and the Dutch Purchaser Designee shall be solely responsible) incurred by the Seller Indemnified Parties in undertaking the Netherlands Response Actions:

Dollars Spent as Netherlands Response Action Cost	Seller's Share	Purchaser's Share
$0 - $2,500,000	100%	0%
$2,500,000 - $11,500,000	75%	25%
$11,500,000+	0%	100%

  It is further agreed that the Seller's indemnification obligations pursuant to this Section 12.9(b) shall survive the Closing for a period of seven (7) years following the Closing, at which time any obligation (except for any outstanding unpaid obligations) owed by the Seller pursuant to this Section 12.9(b) (and regardless of the proportion of liability it bears with respect thereto) shall terminate. The Purchaser shall at all times control and direct the performance of the Netherlands Response Actions. To the extent that any Netherlands Response Actions are performed by Contractors, the Directing Party shall cause the Contractor to send copies of all invoices to the Other Party. The Other Party shall have fifteen (15) days from receipt of any such invoice to notify the Directing Party of any objections to the costs on such invoice and shall have thirty (30) days from receipt of such invoice to reimburse the Directing Party for the Other Party's share, according to this Agreement, of costs to which no objection is made. The parties shall cooperate to resolve any objections regarding Contractor invoices with the Contractor, and the Other Party shall reimburse the Directing Party for the Other Party's share of any costs related to such resolution within thirty (30) days of such resolution.

               (c)      [Intentionally Omitted]

                (d)     The Seller agrees to be responsible for and hold the Purchaser Indemnified Parties harmless from, against and in respect of, fifty percent (50%) of the Sulfur Trioxide Costs. This Section 12.9(d) shall survive until the seven (7) year anniversary of the Closing Date.

               (e)     The following procedures shall apply to all claims for indemnification under this Section 12.9:

                       (i)     The party (the Seller or the Purchaser) directing the performance of any Petrolia Response Action or Netherlands Response Action is referred to as the "Directing Party" and the other party is referred to as the "Other Party." Any Petrolia Response Action or Netherlands Response Action performed by a Directing Party or its representative pursuant to this Section 12.9 for which Environmental Indemnification is sought shall be conducted in a Commercially Reasonable Manner. Notwithstanding the foregoing, the Seller may, in its sole discretion, choose to conduct any of the Petrolia Response Actions in a manner exceeding the standards otherwise required by this Section 12.9(e)(i), with any incremental costs to be borne by the Seller. For purposes of this Section 12.9(e)(i), "Commercially Reasonable Manner" shall mean methods reasonably estimated to have the lowest cost on a present value basis (from the perspective of a reasonable business person acting without regard to the availability of indemnification hereunder) for performing a particular Response Action, taking into account the Purchaser's reasonable industrial uses of any real property, to achieve compliance with (and in a manner consistent with) Environmental Law or an order by a Governmental Authority or judgment in connection with a Proceeding brought by an unaffiliated third party, including any

  Governmental Authority; it being understood that such Commercially Reasonable Manner shall include methods to obtain a covenant not to sue or a no further action letter or other release from a Governmental Authority from an asserted violation of or liability under Environmental Laws or release by an unaffiliated third -party claimant under law or contract; it being further understood that such Commercially Reasonable Manner shall include, where appropriate, risk -based remedies or remedial standards, institutional or engineering controls or deed restrictions on real property. In connection with the performance of any such Response Action, the Directing Party or, as applicable, its representative shall (A) use commercially reasonable efforts to consult with the Other Party in good faith prior to conducting any Response Action, (B) provide copies of material, non -privileged documents to the Other Party and a reasonable opportunity for the Other Party to comment on such documents, (C) keep the Other Party reasonably informed relating to the progress of the Response Action, (D) allow the Other Party to observe, at the Other Party's expense, any communications, meetings or proceedings involving a Governmental Authority or any third party, (E) permit the Other Party and its representatives, at their own expense, to observe any Response Action, and (F) select counsel, contractors, consultants and other representatives of recognized standing and competence.

                       (ii)     As a condition of this Environmental Indemnification, the Purchaser (and the Purchaser Designees) shall reasonably and in good faith cooperate with the Seller in connection with the performance by the Seller or any of its representatives of the Petrolia Response Actions. Such cooperation shall include providing the Seller and its representatives with access, upon reasonable notice and without unreasonable interference with the Purchaser's (and the Purchaser Designees') operations, to whatever facilities, personnel, non -privileged documents and records of the Purchaser (and the Purchaser Designee) as may be reasonably necessary to the Seller or its representatives in connection with the performance of the Petrolia Response Actions. For the avoidance of doubt, such cooperation shall include the following specific matters: (A) access to site utilities at the same rate charged by the Purchaser (and the Purchaser Designees) to internal users (including electricity, steam, air, nitrogen, phone, process water and drinking water) needed to carry out the Petrolia Response Actions; (B) adequate space, to be provided at no cost to the Seller, to install and operate remediation equipment and other facilities for the purpose of carrying out the Petrolia Response Actions; (C) suitable and adequate office space, to be provided at a commercially reasonable cost to the Seller; (D) use of the on -site wastewater treatment facility, including the wastewater collection and discharge appurtenances, at a commercially reasonable cost to the Seller if separately metered (provided that the Seller's use of the wastewater treatment facility shall not exceed five percent (5%) of such facility's design capacity); (E) assistance in the procurement of outside services, at rates received by the Purchaser (and the Purchaser Designees), relating to the Petrolia Response Actions; and (F) the provision by the Purchaser (and the Purchaser Designees), at a commercially reasonable cost to the Seller, of personnel necessary to provide fire watch, safety permit clearance and on -site security. For the avoidance of doubt, the cost of any services provided to the Seller by the Purchaser (and the Purchaser Designees) pursuant to the preceding sentence shall be applied in calculating the total Petrolia Response Action Costs in accordance with the schedule set forth in Section 12.9(a)(v). The Purchaser (for itself and the Purchaser Designees) acknowledges and agrees that the performance by the Seller or its representatives of the Petrolia Response Actions may result in lost business for the Purchaser (and the Purchaser Designee), not to exceed $100,000 in any 12 -month period. The Purchaser (and the U.S. Purchaser Designee shall be responsible for, and shall indemnify the Seller for, any increase in the Petrolia Response Action Costs or Losses, including Losses incurred by the Seller due to a loss of contribution protection under the Pennsylvania Consent Order, caused by the Purchaser's (or any Purchaser Designee's) failure to cooperate in accordance with this Section 12.9. The Seller and its representatives shall use commercially reasonable efforts to minimize any such business interruptions. The covenants in this Section 12.9(e)(ii) shall not be deemed to limit the access and cooperation to be provided pursuant to Sections 6.6 and 6.12. The Purchaser expressly acknowledges that the Seller shall not have any monetary or other obligation to investigate or remediate the existence of Environmental Conditions at any Facility, except with respect to Crompton's Petrolia Obligation, Crompton's Netherlands Obligation and the closed landfills at the Petrolia Facility.

                       (iii)     The Purchaser (and each Purchaser Designee, to the extent of its Specified Responsibilities with respect thereto) shall not perform or allow, with respect to any Facility, any physically invasive tests of soil, groundwater or other environmental media ("Environmental Tests"), and the Seller shall not have any obligation to satisfy a claim for Environmental Indemnification or to indemnify the Purchaser (or any Purchaser Designee's) for any other claim if such claim for indemnification results from any Environmental Tests performed or allowed by the Purchaser (or any Purchaser Designee's) or any subsequent purchaser of any Facility; provided, however, that any such test that is part of the Netherlands Response Actions, that is required by any lender providing financing with respect to any Facility or that is required by Environmental Law, a Governmental Authority or a judgment in connection with a Proceeding brought by an unaffiliated third party, including any Governmental Authority, shall not be deemed to be an Environmental Test (it being understood and agreed that neither the Purchaser nor any Purchaser Designee shall take any affirmative action to solicit from any Governmental Authority any request, order, directive or other mandate to conduct any such tests). To the extent that any such tests are required pursuant to the proviso of the first sentence of this Section 12.9(e)(iii), the Purchaser and the applicable Purchaser Designee shall notify the Seller in advance of the taking of any physical samples from any Facility by or on behalf of the Purchaser and will permit the Seller, at the Seller's cost and expense, to take or obtain split or duplicate samples.

                       (iv)     If the Purchaser or any Purchaser Designee wishes to transfer all or any part of or any interest in the Transferred Owned Real Property to a third party (a "Proposed Purchaser"), it shall require, as a condition of any such transfer, that the Proposed Purchaser assume and agree to be bound, by execution of an assumption agreement in form and substance reasonably satisfactory to the Seller, by all of the Purchaser's or the applicable Purchaser Designee's obligations contained in Sections 6.6, 6.12, 6.13, 6.14 and 12.9, as they relate to the interests in the Transferred Owned Real Property transferred by the Purchaser or any Purchaser Designee, including the obligation to ensure that a further successor to the Proposed Purchaser assume and agree to be bound by such obligations; provided that no such transfer shall relieve the Purchaser of any of its obligations under this Agreement.

               (f)     The Seller shall have no Liability under this Section 12.9 to the extent that the aggregate of the Petrolia Response Action Costs, the Netherlands Response Action Costs, 75% of the Sulfur Trioxide Costs and the Decommissioning Costs exceed $11.5 million.

       12.10    Net Losses and Subrogation.

               (a)     Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Person arising out of a breach of a representation or warranty made in this Agreement by an Indemnifying Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) any Tax benefit actually realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses, calculated after taking into account the effect of any payment made under Article 12 with respect to such Losses and applying any Tax benefit arising from such Losses on a last -used basis after consideration of all other deductions, credits, carryovers or carrybacks), or, if less, an amount that would leave the Indemnified Person (or its Affiliates) in the same after Tax position as if such Tax benefit had not been realized, and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall promptly pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment).

               (b)     Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

       12.11    Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 12.2 or Section 12.3 shall be treated by the Purchaser, Purchaser Designees and the Seller as an adjustment to the Purchase Price.

       12.12    Effect of Investigation and Knowledge.

               (a)     Any claim by the Purchaser for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Purchaser or its Representatives, nor shall such a claim be adversely affected by the Purchaser's knowledge on or before the Closing Date of any breach of the type specified in Section 12.2 or of any state of facts that may give rise to such breach; any such claim shall survive Closing for the applicable survival period set forth in Section 12.1.

               (b)     Subject to Section 12.13, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants, or obligations.

       12.13    Waiver of Indemnity. If, at least two (2) Business Days prior to the Closing, the Seller notifies the Purchaser in writing (a) of any breach of any representations or warranties of the Seller hereunder occurring after the date hereof that would have, or would reasonably be expected to have, a Business Material Adverse Effect and (b) that as a result of such breach, the Purchaser has the right not to consummate the Closing, then consummation of the Closing shall be deemed a waiver by the Purchaser (for itself and any Purchaser Designee) of a breach of any such representation or warranty and of the Purchaser's (and the Purchaser Designees') rights and remedies with respect thereto.

  MISCELLANEOUS

       13.1    Expenses. Except as contemplated by Sections 3.3(c) and 6.10(c), each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby; provided, however, that the Seller and the Purchaser shall share equally all filing fees associated with the filings required by Sections 6.3(d) and 6.3(e).

       13.2    Amendment. Except as provided in Section 13.17, this Agreement may be amended, modified or supplemented only in a writing signed by the Purchaser and the Seller.

       13.3    Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

          If to the Purchaser, addressed as follows:

RP Products, LLC
c/o Sun Capital Partners, Inc.
5200 Town Center Circle
Suite 470
Boca Raton, FL 33486
Attention: Marc J. Leder, Rodger R. Krouse, and C. Deryl Couch
Facsimile: (561) 394 -0540

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: David A. Gerson and Steven A. Navarro
Facsimile: (212) 309 -6001

(ii) If to the Seller, addressed as follows:

Crompton Corporation

Benson Road
Middlebury, CT 06749
Attention: Lynn A. Schefsky
Senior Vice President and General Counsel
Facsimile: (203) 573 -4301

with a copy to:

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, IL 60603
Attention: Scott J. Davis, Jodi A. Simala
and Jennifer L. Keating
Facsimile: (312) 701 -7711

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     13.4    Payments in Dollars. Except as otherwise provided herein or in a Conveyance Document, all payments pursuant hereto shall be made by wire transfer in Dollars in same day or immediately available funds without any set -off, deduction or counterclaim whatsoever.

     13.5    Waivers. Except as otherwise provided in Article 12, the failure of a party hereto at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     13.6    Assignment. Except as otherwise contemplated by Section 6.23, no party shall assign this Agreement or any right, benefit, or obligation hereunder, except that the Purchaser (or any Purchaser Designee) may assign its rights hereunder to (a) any Affiliate of the Purchaser, (b) any financial institution, lender, or investor providing to the Purchaser debt or equity financing in connection with the transaction contemplated by this Agreement (a "Financing Party"), or (c) any Person that acquires, by purchase of stock, purchase of assets, merger, or other form of transaction, (i) all or substantially all of either the U.S. Business or the Dutch Business or (ii) all or substantially all of the assets of the Purchaser and its Subsidiaries; provided, however, that, (A) in the case of an assignment pursuant to clause (a) or (b) above, the Purchaser (or Purchaser

Designee, as applicable) shall remain liable for all of its obligations under this Agreement and (B) in the case of an assignment pursuant to clause (a), (b) or (c) above, such assignee shall expressly assume the obligations of the Purchaser (or Purchaser Designee, as applicable) under this Agreement by execution of an assumption agreement in form and substance reasonably satisfactory to the Seller; provided, further, that in the case of a proposed assignment pursuant to clause (b) above in which the proposed assignee does not wish to assume the obligations of the Purchaser (or the applicable Purchaser Designee) under this Agreement, the Purchaser (or the applicable Purchaser Designee) may, in lieu of such assignment, grant a security interest in its rights under this Agreement to such Financing Party.

     13.7    No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent expressly provided herein, their respective Affiliates, and no provision of this Agreement shall be deemed to confer upon any third party any remedy, claim, liability, reimbursement, cause of action or other right.

     13.8    Publicity. Prior to the Closing Date, except as required by Law, no public announcement or other publicity regarding the existence of this Agreement or any of the Related Agreements or their contents or the transactions contemplated hereby or thereby shall be made by the Purchaser, the Seller or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of the Purchaser and the Seller, in any case, as to form, content, timing and manner of distribution or publication.

     13.9    Further Assurances. Upon the reasonable request of the Purchaser, on and after the Closing Date, the Seller shall execute and deliver to the Purchaser or applicable Purchaser Designee such deeds, assignments and other instruments as may be reasonably requested by the Purchaser or applicable Purchaser Designee and as are required to effectuate completely the transfer and assignment to the Purchaser or applicable Purchaser Designee of the right, title and interest of the Seller and its Subsidiaries in and to the Assets, and to otherwise carry out the purposes of this Agreement.

     13.10    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     13.11    Entire Understanding. This Agreement, the Related Agreements and the Confidentiality Agreement set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

     13.12    Language. The parties agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against the Seller, the Purchaser or any Purchaser Designee. Each of the parties and its respective counsel have reviewed and negotiated the terms of this Agreement.

     13.13    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

     13.14    Remittances. All remittances, payments, mail and other communications relating to the Assets or the Assumed Obligations received by the Seller at any time on or after the Closing Date shall be promptly turned over to the Purchaser by the Seller. All remittances, payments, mail and other communications relating to the Excluded Assets or the Retained Obligations received by the Purchaser or any Purchaser Designee at any time on or after the Closing Date shall be promptly turned over to the Seller by the Purchaser or the Purchaser Designee.

     13.15    Bulk Sales. Subject to the Seller's indemnification obligations in Section 12.2, the Purchaser (for itself and the Purchaser Designees) hereby waives compliance by the Seller with the provisions of the Laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transfer of the Assets.

     13.16    Jurisdiction of Disputes; Waiver of Jury Trial. Each party to this Agreement hereby (a) agrees that any Proceeding in connection with or relating to this Agreement, any Related Agreement or any matters contemplated hereby or thereby, shall be brought by any party solely in a court of competent jurisdiction located within the County of New York, in the State of New York, whether a state or federal court; (b) agrees that in connection with any Proceeding, it will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 13.16 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum; (d) designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in any such Proceeding in the County of New York, in the State of New York; (e) agrees to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the County of New York, in the State of New York to serve in place of such agent and deliver to the other parties written evidence of such substitute agent's acceptance of such designation; (f) agrees as an alternative method of service to service of process in any such Proceeding by mailing of copies thereof to it at its address set forth in Section 13.3; (g) agrees that any service made as provided herein shall be effective and binding service in every respect; and (h) agrees that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

     13.17    Schedules.

             (a)     Any information disclosed pursuant to any Schedule hereto shall be deemed to be disclosed to the Purchaser for all purposes of this Agreement and the Related Agreements to the extent the relationship of such matter to such other Schedule is reasonably apparent on its face to a reader without independent knowledge of the matter disclosed. Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement or any Related Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not material for purposes of this Agreement or any Related Agreement. Neither the specification of any item or matter in any provision of this Agreement or any Related Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Related Agreement.

             (b)     The Seller shall between the date hereof and the Closing Date promptly notify the Purchaser of any event or circumstance arising after the date hereof of which the Seller has knowledge that (i) is material to the Business and (ii) would have been required to be included in the Schedules if such event or circumstance had occurred prior to the date hereof. In the event the Seller delivers to the Purchaser any notifications pursuant to this Section 13.17(b), such notification shall not have the effect of curing any breach or default as of the date hereof or as of the Closing of any representation or warranty contained herein and shall not affect the Purchaser's rights under Section 7.1 or Article 12 with respect thereto.

     13.18    Disclaimer of Warranties. The Seller makes no representations or warranties with respect to any projections, forecasts or forward -looking statements made available to the Purchaser. There is no assurance that any projected or forecasted results will be achieved. Except as expressly provided in Article 4, the Seller makes no representations or warranties as to merchantability or fitness for any particular purpose and no implied representations or warranties, and disclaim all such representations and warranties. Without limiting the foregoing, and except as expressly set forth in Article 4, the Seller disclaims any warranty of title or non -infringement and any warranty arising by industry custom or course of dealing. The Purchaser understands and acknowledges (for itself and the Purchaser Designees) that neither the Seller nor any of its Representatives has made any representation or warranty, express or implied, as to accuracy or completeness of any memoranda, charts, summaries, schedules or other information, written or oral, heretofore made available to the Purchaser or its Representatives by or on behalf of the Seller (the "Evaluation Material"), except as set forth in the representations and warranties set forth in this Agreement. The Purchaser agrees that neither the Seller nor any of its Representatives shall have any liability to the Purchaser or any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom, except for any liability resulting from the breach of the representations, warranties, covenants and agreements set forth in this Agreement. The Purchaser also (for itself and Purchaser Designees) agrees that, except as set forth in the representations and warranties set forth in this Agreement, it has not relied on the accuracy or completeness of any Evaluation Material and acknowledges that, in entering into this Agreement and the Related Agreements, it has relied solely on its own investigation of the Seller and the Business and the representations or warranties contained in this Agreement, subject to such limitations and restrictions as may be specified herein.

     13.19    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

CROMPTON CORPORATION

By /s/ Gregory E. McDaniel
Name: Gregory E. McDaniel
Title: Senior Vice President

RP PRODUCTS, LLC

By /s/ Michael Fieldstone
Name: Michael Fieldstone
Title: President